EXHIBIT 10.1

FIFTH AMENDMENT TO LOAN AGREEMENT AND

FORBEARANCE AGREEMENT

This FIFTH AMENDMENT TO LOAN AGREEMENT AND FORBEARANCE AGREEMENT this "Agreement"), with an effective date as of November 22, 2019, is entered into on December 2, 2019 by and among SCHOOL SPECIALTY, INC., a Delaware corporation ("Borrower"), each Guarantor (as defined in the Loan Agreement) party hereto, the Lenders identified on the signature pages hereof and TCW ASSET MANAGEMENT COMPANY LLC, as agent for the Lenders ("Agent").

R E C I T A L S:

WHEREAS, Borrower, the Guarantors from time to time party thereto, Agent, and the Lenders from time to time party thereto are parties to that certain Loan Agreement dated as of April 7, 2017 (as amended, restated, modified or supplemented from time to time, the "Loan Agreement");

WHEREAS, as of the date hereof, multiple Events of Default under the Loan Agreement and the other Loan Documents have occurred and are continuing;

WHEREAS, Obligors have requested that, subject to the terms and conditions of this Agreement, Agent and Lenders agree to amend the Loan Agreement in certain respects and forbear from exercising their rights as a result of such Events of Default, which are continuing; and

WHEREAS, Agent and Lenders are willing to agree to amend the Loan Agreement in certain respects and forbear from exercising certain of their rights and remedies, solely for the period and on the terms and conditions specified herein.

NOW, THEREFORE, in consideration of the foregoing, and the respective agreements, warranties and covenants contained herein, the parties hereto agree as follows:

Section 1.DEFINITIONS

1.1.Interpretation.  All capitalized terms used herein (including the recitals hereto) will have the respective meanings ascribed thereto in the Loan Agreement (as amended hereby) unless otherwise defined herein.  The foregoing recitals, together with all exhibits attached hereto, are incorporated by this reference and made a part of this Agreement.  Unless otherwise provided herein, all section and exhibit references herein are to the corresponding sections and exhibits of this Agreement.

1.2.Additional Definitions.  As used herein, the following terms will have the respective meanings given to them below:

(a)"Anticipated Defaults" means, collectively, the Events of Default identified as Anticipated Defaults on Exhibit A hereto.

(b)"Existing Defaults" means, collectively, the Events of Default identified as Existing Defaults on Exhibit A hereto.

(c)"Forbearance Period" means the period commencing on the date hereof and ending on the date which is the earliest of (i) the Outside Date; (ii) at the election of Agent and upon written notice , the occurrence or existence of any Event of Default, other than the Specified Defaults; (iii) the expiration or termination of the "Forbearance Period" under and as defined in the Revolving Loan Forbearance Agreement (defined below) or (iv) the occurrence of any Termination Event.

(d)"Specified Defaults" means, collectively, the Existing Defaults and the Anticipated Defaults.

(e)"Termination Event" means (i) the initiation of any action by Borrower, any Guarantor, any Obligor or any Releasing Party (as defined herein) to invalidate or limit the enforceability of any of the acknowledgments set forth in Section 2, the release set forth in Section 7.6 or the covenant not to sue set forth in Section 7.7 or (ii) the occurrence of an Event of Default under Section 11.1(j) of the Loan Agreement

Section 2.ACKNOWLEDGMENTS

2.1.Acknowledgment of Obligations.  Each Obligor hereby acknowledges, confirms and agrees that, (i) as of the close of business on November 21, 2019, Borrower was indebted to Lenders in respect of the Loans in an aggregate principal amount of $107,357,483.32 (inclusive of all PIK Interest paid in kind and added to the principal balance of the Term Loan prior to such date) and (ii) as of the close of business on November 22, 2019, after giving effect to the payment in kind of the Third Amendment Fee (as defined in the Fee Letter) and the Fifth Amendment Restructuring Fee (as defined in the Fifth Amendment Fee Letter) on the date hereof pursuant to the terms of this Agreement and the Fifth Amendment Fee Letter, Borrower will be indebted to Lenders in respect of the Loans in an aggregate principal amount of $110,826,436.70.  Each Obligor hereby acknowledges, confirms and agrees that all such Loans, together with interest accrued and accruing thereon, and all fees, costs, expenses, charges and other Obligations now or hereafter payable by any Obligor to the Secured Parties, are unconditionally owing by Obligors to the Secured Parties, without offset, defense or counterclaim of any kind, nature or description whatsoever.

2.2.Acknowledgment of Security Interests.  Each Obligor hereby acknowledges, confirms and agrees that Agent has, and will continue to have, valid, enforceable and perfected first-priority continuing liens upon and security interests in the Collateral heretofore granted to Agent, for the benefit of the Secured Parties, pursuant to the Loan Agreement and the Loan Documents or otherwise granted to or held by Agent, for the benefit of Secured Parties, subject only to the Intercreditor Agreement and Permitted Liens that are expressly allowed to have priority over Agent's Liens.

2.3.Binding Effect of Documents.  Each Obligor hereby acknowledges, confirms and agrees that: (a) this Agreement constitutes a Loan Document, (b) each of the Loan Agreement and the other Loan Documents to which it is a party has been duly executed and delivered to Agent by such Obligor, and each is and will remain in full force and effect as of the date hereof except as modified pursuant hereto, (c) the agreements and obligations of such Obligor contained in such documents and in this Agreement constitute the legal, valid and binding Obligations of such Obligor, enforceable against it in accordance with their respective terms, and such Obligor has no valid defense to the enforcement of such Obligations, (d) Agent and Lenders are and will be entitled to the rights, remedies and benefits provided for under the Loan Agreement and the other Loan Documents and applicable law and (e) each Obligor shall comply with all limitations, restrictions or prohibitions that would otherwise be effective or applicable under the Loan Agreement or any of the other Loan Documents during the continuance of any Event of Default, and except to the extent expressly provided otherwise in this Agreement, any right or action of any Obligor set forth in the Loan Agreement or the other Loan Documents that is conditioned on the absence of any Event of Default may not be exercised or taken as a result of the Existing Defaults.

2.4.Acknowledgment of Interest and Fees.  Each Obligor hereby acknowledges, confirms and agrees that, (a) as a result of the existence of the Existing Defaults, pursuant to Section 3.1.3 of the Loan Agreement, Required Lenders have elected to implement the Default Rate with respect to the Loans and other Obligations, (b) notwithstanding the Forbearance Period, from and after the date hereof, the Loans and other Obligations shall bear interest at the Default Rate (as defined in the Loan Agreement after giving effect to the amendments set forth in Section 4 hereof), (c) as a result of the existence of the Existing Defaults, pursuant to Section 3.1.3 of the Loan Agreement, Required Lenders have elected that the LIBOR Rate Loans will be converted into Prime Rate Loans and the LIBOR election will not be available to Borrower, (d) notwithstanding the Forbearance Period, from and after the date hereof, (x) as the Interest Periods for LIBOR Loans in effect as of the date hereof expire, such Loans will be converted into Prime Rate Loans and (y) the LIBOR election will not be available to Borrower, (e) the Third Amendment Fee (as defined in the Fee Letter) in the amount of $2,218,998.38 was fully earned on the Third Amendment Effective Date and notwithstanding anything to the contrary set forth in the Fee Letter or any other Loan Document, is due and payable in kind on the date hereof, (f) such Third Amendment Fee will be paid in kind and added to the outstanding principal balance of the Term Loan on the date hereof and, from and after such payment in kind, will be treated as the principal amount of the Term Loan for all purposes of the Loan Agreement and the other Loan Documents and (g) all fees and other consideration payable to Agent and Lenders under this Agreement, the Loan Agreement, the Fee Letter, the Fifth Amendment Fee Letter and the other Loan Documents are fair and reasonable under the circumstances and have been agreed to by Borrower in exchange for reasonably equivalent value in the form of the amendments and forbearance agreed to by Agent and Lenders pursuant to the terms of this Agreement.

Section 3.FORBEARANCE IN RESPECT OF SPECIFIED DEFAULTs

3.1.Acknowledgment of Default.  Each Obligor hereby acknowledges and agrees that the Existing Defaults have occurred and are continuing, each of which constitutes an Event of Default and entitles Agent and Lenders to exercise their rights and remedies under the Loan Agreement and the other Loan Documents, applicable law or otherwise.  Each Obligor represents and warrants that as of the date hereof, no Events of Default exist other than the Existing Defaults.  Each Obligor hereby acknowledges and agrees that Agent and Lenders have the exercisable right to declare the Obligations to be immediately due and payable under the terms of the Loan Agreement and the other Loan Documents.  Each Obligor hereby acknowledges and agrees that the Specified Defaults shall be deemed to exist at all times during the period commencing on the date that such Specified Default first occurred (or occurs) to the date on which such Specified Default is expressly waived in writing pursuant to the Loan Agreement; and a Specified Default shall "continue" or be "continuing" until such Specified Default has been expressly waived in writing by the requisite Lenders under and in accordance with the terms of the Loan Agreement.

3.2.Forbearance.

(a)In reliance upon the representations, warranties and covenants of Obligors contained in this Agreement, and subject to the terms and conditions of this Agreement and any documents or instruments executed in connection herewith, Agent and Lenders agree to forbear during the Forbearance Period from exercising their rights and remedies described in Section 11.2 of the Loan Agreement or Section 13 of the Guaranty and Collateral Agreement in respect of the Specified Defaults; provided, however, notwithstanding the foregoing, any limitations, restrictions or prohibitions on the rights of Agent or Lenders set forth in any other section of the Loan Agreement that are conditioned on the absence of an Event of Default will continue to not be applicable to Agent and the Lenders as a result of the Specified Defaults.

(b)Upon the expiration or termination of the Forbearance Period, the agreement of Agent and Lenders to forbear will automatically and without further action terminate and be of no force and effect, it being expressly agreed that the effect of such termination will be to permit Agent and Lenders to exercise immediately all rights and remedies under the Loan Agreement and the other Loan Documents and applicable law, including, but not limited to, accelerating all of the Obligations under the Loan Agreement and the other Loan Documents, in all events, without any further notice to any Obligor, passage of time or forbearance of any kind.

3.3.No Waivers; Reservation of Rights.

(a)Agent and Lenders have not waived, are not by this Agreement waiving, and have no intention of waiving, any Events of Default which may be continuing on the date hereof or any Events of Default which may occur after the date hereof (whether the same or similar to the Specified Defaults or otherwise), and Agent and Lenders have not agreed to forbear with respect to any of their rights or remedies concerning any Events of Default (other than, during the Forbearance Period, the Specified Defaults to the extent expressly set forth herein) occurring at any time.

(b)Subject to Section 3.2 above (solely with respect to the Specified Defaults), Agent and Lenders reserve the right, in their discretion, to exercise any or all of their rights and remedies under the Loan Agreement and the other Loan Documents as a result of any other Events of Default occurring at any time.  Agent and Lenders have not waived any of such rights or remedies, and nothing in this Agreement, and no delay on their part in exercising any such rights or remedies, may or will be construed as a waiver of any such rights or remedies.

3.4.Additional Events of Default.  The parties hereto acknowledge, confirm and agree that any misrepresentation by any Obligor, or any failure of any Obligor to comply with the covenants, conditions and agreements contained in this Agreement, the Loan Agreement or any other Loan Document or in any other agreement, document or instrument at any time executed or delivered by any Obligor with, to or in favor of Agent or any Lenders will constitute an immediate Event of Default under this Agreement, the Loan Agreement and the other Loan Documents.  In the event that any Person, other than Agent or Lenders, will at any time exercises for any reason (including, without limitation, by reason of any Specified Default, any other present or future Event of Default, or otherwise) any of its rights or remedies against any Obligor or any obligor providing credit support for any Obligor's obligations to such other Person, or against any Obligor's or such obligor's properties or assets, such event will constitute an immediate Event of Default hereunder and an Event of Default under the Loan Agreement and the other Loan Documents (without any notice or grace or cure period).

Section 4.AMENDMENTS TO LOAN AGREEMENT

In reliance upon the representations and warranties of Obligors set forth in Section 5 below and subject to the conditions to effectiveness set forth in Section 6 below, the Loan Agreement is hereby amended as follows:

4.1.The Loan Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: <~~stricken text~~>) and to add the underlined text (indicated textually in the same manner as the following example: underlined text) as reflected in the modifications identified in the document attached hereto as Exhibit B.

4.2.Exhibit C to the Loan Agreement is hereby amended and restated in its entirety with Exhibit C attached hereto.

4.3.The Exhibits to the Loan Agreement are hereby amended to insert Exhibit H, Exhibit I and Exhibit J attached hereto as Exhibit D after Exhibit G to the Loan Agreement.

Section 5.REPRESENTATIONS AND WARRANTIES

Each Obligor hereby represents, warrants and covenants as follows:

5.1.Representations in the Loan Agreement and the Other Loan Documents.  Each of the representations and warranties made by or on behalf of each Obligor to Agent or any Lender in the Loan Agreement or any of the other Loan Documents was true and correct when made, and is, except for the Specified Defaults, true and correct on and as of the date of this Agreement with the same full force and effect as if each of such representations and warranties had been made by each Obligor on the date hereof and in this Agreement.

5.2.Binding Effect of Documents.  This Agreement has been duly authorized, executed and delivered to Agent and Lenders by each Obligor, is enforceable in accordance with its terms and is in full force and effect.

5.3.No Conflict.  The execution, delivery and performance of this Agreement by each Obligor will not violate any requirement of law or contractual obligation of any Obligor and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues.

Section 6.CONDITIONS TO EFFECTIVENESS OF CERTAIN PROVISIONS OF THIS AGREEMENT

The effectiveness of the terms and provisions of this Agreement (other than the terms and provisions of Sections 2 and 7, which will be effective immediately upon the execution of this Agreement) is subject to the following conditions precedent:

(a)Agent shall have received this Agreement, duly authorized, executed and delivered by each Obligor and each Lender;

(b)Agent shall have received a certificate in form and substance satisfactory to Agent, dated as of the Fifth Amendment Effective Date and executed by a duly authorized officer of Borrower, (i) attaching a true and correct copy of an amendment to the Revolving Loan Agreement and forbearance agreement conforming to this Agreement, in form and substance satisfactory to Agent (the "Revolving Loan Forbearance Agreement") and (ii) certifying that such Revolving Loan Forbearance Agreement is effective as of the Fifth Amendment Effective Date;

(c)Agent shall have received a fully executed copy, in form and substance satisfactory to Agent, of the Fifth Amendment Fee Letter;

(d)Agent shall have received a fully executed copy, in form and substance satisfactory to Agent, of that certain Consent and Amendment No. 2 to Intercreditor Agreement by and between Agent and the Revolving Loan Agent;

(e)Agent shall have received, in form and substance satisfactory to Agent, copies of resolutions of the board of directors (or other equivalent governing body or member) of Borrower and each Obligor authorizing the execution, delivery and performance of this Agreement and the Fifth Amendment Fee Letter;

(f)Agent shall have received a fully executed copy, in form and substance satisfactory to Agent, of an amendment to the Guarantee and Collateral Agreement;

(g)Agent shall have received a fully executed copy, in form and substance satisfactory to Agent, of a Copyright Security Agreement;

(h)Agent shall have received an initial Budget for the upcoming thirteen week period, in form and substance satisfactory to Agent;

(i)Agent shall have received payment of all fees payable to Agent and Lenders pursuant to the terms of this Agreement and the Fifth Amendment Fee Letter, and all other fees, charges and disbursements of Agent and its counsel required to be paid pursuant to the Loan Agreement in connection with the preparation, execution and delivery of this Agreement and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith;

(j)All proceedings taken in connection with the transactions contemplated by this Agreement and all documents, instruments and other legal matters incident thereto shall be satisfactory to Agent and its legal counsel; and

(k)Except the Existing Defaults, no Default or Event of Default shall have occurred and be continuing.

Section 7.MISCELLANEOUS

7.1.Continuing Effect of Loan Agreement.  Except as modified pursuant hereto, no other changes or modifications to the Loan Agreement or any other Loan Document are intended or implied by this Agreement and in all other respects the Loan Agreement and the other Loan Documents hereby are ratified and reaffirmed by all parties hereto as of the date hereof.  To the extent of any conflict between the terms of this Agreement, the Loan Agreement and the other Loan Documents, the terms of this Agreement will govern and control.  The Loan Agreement and this Agreement will be read and construed as one agreement.

7.2.Costs and Expenses.  In addition to, and without in any way limiting, the obligations of Borrower set forth in Section 3.11 of the Loan Agreement, each Obligor absolutely and unconditionally agrees to pay to Agent, promptly (and in any event within 2 Business Days) upon request by Agent at any time, whether or not all or any of the transactions contemplated by this Agreement are consummated:  all fees, costs and expenses incurred by Agent and any of its directors, officers, employees or agents (including, without limitation, fees, costs and expenses incurred of any counsel, advisor or consultant to Agent), regardless of whether Agent or any such other Person is a prevailing party, in connection with (a) the preparation, negotiation, execution, delivery or enforcement of this Agreement, the Loan Agreement, the other Loan Documents and any agreements, documents or instruments contemplated hereby and thereby, and (b) any investigation, litigation or proceeding related to this Agreement, the Loan Agreement or any other Loan Document or any act, omission, event or circumstance in any matter related to any of the foregoing.

7.3.Further Assurances.  At Borrower's expense, the parties hereto will execute and deliver such additional documents and take such further action as may be necessary or desirable to effectuate the provisions and purposes of this Agreement.

7.4.Successors and Assigns; No Third-Party Beneficiaries.  This Agreement will be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.  No Person other than the parties hereto and, in the case of Sections 7.6 and 7.7 hereof, the Releasees, shall have any rights hereunder or be entitled to rely on this Agreement and all third-party beneficiary rights (other than the rights of the Releasees under Sections 7.6 and 7.7 hereof) are hereby expressly disclaimed.

7.5.Survival of Representations, Warranties and Covenants.  All representations, warranties, covenants and releases of each Obligor made in this Agreement or any other document furnished in connection with this Agreement will survive the execution and delivery of this Agreement and the Forbearance Period, and no investigation by Agent or any Lender, or any closing, will affect the representations and warranties or the right of Agent and Lenders to rely upon them.

7.6.Release.

(a)In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and each Obligor, on behalf of itself and its successors and assigns, and its present and former members, managers, shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives and other representatives (Borrower, each Obligor  and all such other Persons being hereinafter referred to collectively as the "Releasing Parties" and individually as a "Releasing Party"), hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent, each Lender, and each of their respective successors and assigns, and their respective present and former shareholders, members, managers, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives and other representatives (Agent, Lenders and all such other Persons being hereinafter referred to collectively as the "Releasees" and individually as a "Releasee"), of and from any and all demands, actions, causes of action, suits, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a "Claim" and collectively, "Claims") of every kind and nature, known or unknown, suspected or unsuspected, at law or in equity, which any Releasing Party or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the date of this Agreement, including, without limitation, for or on account of, or in relation to, or in any way in connection with this Agreement, the Loan Agreement,  any of the other Loan Documents or any of the transactions hereunder or thereunder.  Releasing Parties hereby represent to the Releasees that they have not assigned or transferred any interest in any Claims against any Releasee prior to the date hereof.

(b)Borrower and each Obligor understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense to any Claim and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c)Borrower and each Obligor agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered will affect in any manner the final, absolute and unconditional nature of the release set forth above.

7.7.Covenant Not to Sue.  Each Releasing Party hereby absolutely, unconditionally and irrevocably covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by any Releasing Party pursuant to Section 7.6 above.  If any Releasing Party violates the foregoing covenant, each Borrower, for itself and its successors and assigns, and its present and former members, managers, shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives and other representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys' fees and costs incurred by any Releasee as a result of such violation.

7.8.Severability.  Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable will not impair or invalidate the remainder of this Agreement.

7.9.Reviewed by Attorneys.  Each Obligor represents and warrants to Agent and Lenders that it (a) understands fully the terms of this Agreement and the consequences of the execution and delivery of this Agreement, (b) has been afforded an opportunity to discuss this Agreement with, and have this Agreement reviewed by, such attorneys and other persons as such Obligor may wish, and (c) has entered into this Agreement and executed and delivered all documents in connection herewith of its own free will and accord and without threat, duress or other coercion of any kind by any Person.  The parties hereto acknowledge and agree that neither this Agreement nor the other documents executed pursuant hereto will be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation and preparation of this Agreement and the other documents executed pursuant hereto or in connection herewith.

7.10.Disgorgement.  If Agent or any Lender is, for any reason, compelled by a court or other tribunal of competent jurisdiction to surrender or disgorge any payment, interest or other consideration described hereunder to any person because the same is determined to be void or voidable as a preference, fraudulent conveyance, impermissible set-off or for any other reason, such indebtedness or part thereof intended to be satisfied by virtue of such payment, interest or other consideration will be revived and continue as if such payment, interest or other consideration had not been received by Agent or such Lender, and Obligors will be liable to, and will indemnify, defend and hold Agent or such Lender harmless for, the amount of such payment or interest surrendered or disgorged.  The provisions of this Section will survive repayment of the Obligations or any termination of the Loan Agreement or any other Loan Document.

7.11.Tolling of Statute of Limitations.  Each and every statute of limitations or other applicable law, rule or regulation governing the time by which Agent must commence legal proceedings or otherwise take any action against Borrower or any Obligor with respect to any breach or default that exists on or prior to the expiration or termination of the Forbearance Period and arises under or in respect of the Loan Agreement or any other Loan Document shall be tolled during the Forbearance Period.  Borrower and each Obligor agrees, to the fullest extent permitted by law, not to include such period of time as a defense (whether equitable or legal) to any legal proceeding or other action by Agent in the exercise of its rights or remedies referred to in the immediately preceding sentence.

7.12.Relationship.  Each Obligor agrees that the relationship between Agent and such Obligor and between each Lender and Obligor is that of creditor and debtor and not that of partners or joint venturers.  This Agreement does not constitute a partnership agreement, or any other association between Agent and any Obligor or between any Lender and any Obligor.  Each Obligor acknowledges that Agent and each Lender has acted at all times only as a creditor to such Obligor within the normal and usual scope of the activities normally undertaken by a creditor and in no event has Agent or any Lender attempted to exercise any control over such Obligor or its business or affairs.  Each Obligor further acknowledges that Agent and each Lender has not taken or failed to take any action under or in connection with its respective rights under the Loan Agreement or any of the other Loan Documents that in any way or to any extent has interfered with or adversely affected such Obligor's ownership of Collateral.

7.13.Governing Law: Consent to Jurisdiction and Venue. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE LOAN AGREEMENT AND ANY OF THE OTHER LOAN DOCUMENTS, THIS AGREEMENT, THE LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER

AND THEREUNDER WILL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).  EACH OBLIGOR HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE STATE, COUNTY AND CITY OF NEW YORK WILL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OBLIGOR AND AGENT OR ANY LENDER PERTAINING TO THIS AGREEMENT OR THE LOAN AGREEMENT OR THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE LOAN AGREEMENT OR ANY OF THE LOAN DOCUMENTS; AND FURTHER PROVIDED, THAT NOTHING IN THIS AGREEMENT WILL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT.  EACH OBLIGOR EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH OBLIGOR HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.  EACH OBLIGOR HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH PROCESS MAY BE MADE IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1 OF THE LOAN AGREEMENT.

7.14.Waivers.

(a)Mutual Waiver of Jury Trial.  THE PARTIES HERETO WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN AGENT OR ANY LENDER AND ANY OBLIGOR ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR THE LOAN AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

(b)Waivers by Obligors.  Obligors hereby waive any rights any Obligor may have upon payment in full of the Obligations to require Agent to terminate its security interest in the Collateral, other collateral or in any other property of any Obligor until termination of the Loan Agreement in accordance with its terms and the execution by each Obligor of an agreement releasing and indemnifying, in the same manner as described in Section 7.6 of this Agreement, the Releasees from all claims arising on or before the date of such termination.  Obligors each acknowledge that the foregoing waiver is a material inducement to Agent in entering this Agreement and that Agent is relying upon the foregoing waiver in its future dealings with Obligors.

7.15.Counterparts.  This Agreement may be executed and delivered via facsimile or email (in .pdf format) transmission with the same force and effect as if an original were executed and may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement.

[signatures on following page]

IN WITNESS WHEREOF, this Agreement is executed and delivered as of the day and year first above written.

BORROWER: SCHOOL SPECIALTY, INC. By: /s/ Kevin L. Baehler Name: Kevin L. Baehler Title: Chief Financial Officer

GUARANTORS: CLASSROOMDIRECT.COM, LLC, a Delaware limited liability company By: /s/ Kevin L. Baehler Name: Kevin L. Baehler Title: Assistant Secretary

SPORTIME, LLC, a Delaware limited liability company By: /s/ Kevin L. Baehler Name: Kevin L. Baehler Title: Assistant Secretary

DELTA EDUCATION, LLC, a Delaware limited liability company By: /s/ Kevin L. Baehler Name: Kevin L. Baehler Title: Assistant Secretary

Signature Page to Fifth Amendment to Loan Agreement and Forbearance Agreement

PREMIER AGENDAS, LLC, a Delaware limited liability company By: /s/ Kevin L. Baehler Name: Kevin L. Baehler Title: Assistant Secretary

CHILDCRAFT EDUCATION, LLC, a Delaware limited liability company By: /s/ Kevin L. Baehler Name: Kevin L. Baehler Title: Assistant Secretary

BIRD-IN-HAND WOODWORKS, LLC, a Delaware limited liability company By: /s/ Kevin L. Baehler Name: Kevin L. Baehler Title: Assistant Secretary

CALIFONE INTERNATIONAL, LLC, a Delaware limited liability company By: /s/ Kevin L. Baehler Name: Kevin L. Baehler Title: Assistant Secretary

SSI GUARDIAN, LLC, a Delaware limited liability company By: /s/ Kevin L. Baehler Name: Kevin L. Baehler Title: Assistant Secretary

Signature Page to Fifth Amendment to Loan Agreement and Forbearance Agreement

AGENT: TCW ASSET MANAGEMENT COMPANY LLC, as Agent By: /s/ Suzanne Grosso Name: Suzanne Grosso Title: Managing Director

LENDERS: TCW DIRECT LENDING LLC, as a Lender By TCW Asset Management Company LLC Its Investment Advisor By: /s/ Suzanne Grosso Name: Suzanne Grosso Title: Managing Director

TCW DIRECT LENDING STRATEGIC VENTURES LLC, as a Lender By: /s/ Suzanne Grosso Name: Suzanne Grosso Title: Managing Director

WEST VIRGINIA DIRECT LENDING LLC, as a Lender By: TCW Asset Management Company LLC, its Investment Advisor By: /s/ Suzanne Grosso Name: Suzanne Grosso Title: Managing Director

Signature Page to Fifth Amendment to Loan Agreement and Forbearance Agreement

TCW BRAZOS FUND LLC, as a Lender By: TCW Asset Management Company LLC, its Investment Advisor By: /s/ Suzanne Grosso Name: Suzanne Grosso Title: Managing Director

TCW SKYLINE LENDING, L.P., as a Lender By: TCW Asset Management Company LLC, its Investment Advisor By: /s/ Suzanne Grosso Name: Suzanne Grosso Title: Managing Director

Signature Page to Fifth Amendment to Loan Agreement and Forbearance Agreement

CERBERUS AUS LEVERED HOLDINGS III LLC, as a Lender By: /s/ Daniel E. Wolf Name: Daniel E. Wolf Title: Vice President

CERBERUS AUS LEVERED II LP, as a Lender By: CAL I GP Holdings LLC Its: General Partner By: /s/ Daniel E. Wolf Name: Daniel E. Wolf Title: Senior Managing Director

CERBERUS ICQ OFFSHORE LEVERED LP, as a Lender By: Cerberus ICQ Offshore GP LLC Its: General Partner By: /s/ Daniel E. Wolf Name: Daniel E. Wolf Title: Senior Managing Director

CERBERUS LOAN FUNDING XXI, L.P., as a Lender By: Cerberus LFGP XXI, LLC Its: General Partner By: /s/ Daniel E. Wolf Name: Daniel E. Wolf Title: Senior Managing Director

CERBERUS LOAN FUNDING XXVI, L.P., as a Lender By: Cerberus LFGP XXVI, LLC Its: General Partner By: /s/ Daniel E. Wolf Name: Daniel E. Wolf Title: Senior Managing Director

Signature Page to Fifth Amendment to Loan Agreement and Forbearance Agreement

CERBERUS OFFSHORE LEVERED LOAN OPPORTUNITIES MASTER FUND III, L.P., as a Lender
By:  Cerberus Offshore Levered Opportunities III GP, LLC
Its:   General Partner

By:   /s/ Daniel E. Wolf
Name:  Daniel E. Wolf
Title:  Senior Managing Director

CERBERUS REDWOOD LEVERED A LLC, as a Lender By: /s/ Daniel E. Wolf Name: Daniel E. Wolf Title: Vice President

CERBERUS SWC LEVERED II LLC, as a Lender By: /s/ Daniel E. Wolf Name: Daniel E. Wolf Title: Vice President

CERBERUS SWC LEVERED LOAN OPPORTUNITIES MASTER FUND, L.P., as a Lender
By:  Cerberus SWC Levered Opportunities GP, LLC
Its:   General Partner

By:   /s/ Daniel E. Wolf
Name:  Daniel E. Wolf
Title:  Senior Managing Director

Signature Page to Fifth Amendment to Loan Agreement and Forbearance Agreement

EXHIBIT A
to
FIFTH AMENDMENT TO LOAN AGREEMENT AND
FORBEARANCE AGREEMENT

Existing Defaults

1.An Event of Default under Section 11.1(c) of the Loan Agreement as a result of Obligors' failure to maintain a Net Senior Leverage Ratio not greater than the ratio set forth in Section 10.3.2 of the Loan Agreement for the four (4) consecutive Fiscal Quarter period ending September 28, 2019; and

2.An Event of Default under Section 11.1(c) of the Loan Agreement as a result of Obligors' failure to maintain EBITDA in an amount not less than the applicable amount set forth in Section 10.3.3 of the Loan Agreement for the four (4) consecutive Fiscal Quarter period ending September 28, 2019.

Anticipated Defaults

1.An Event of Default under Section 11.1(c) of the Loan Agreement as a result of Obligors' failure to maintain a Fixed Charge Coverage Ratio not less than the ratio set forth in Section 10.3.1 of the Loan Agreement for the four (4) consecutive Fiscal Quarter period ending December 28, 2019; and

2.An Event of Default under Section 11.1(c) of the Loan Agreement as a result of Obligors' failure to maintain a Net Senior Leverage Ratio not greater than the ratio set forth in Section 10.3.2 of the Loan Agreement for the four (4) consecutive Fiscal Quarter period ending December 28, 2019.

EXHIBIT B
to
FIFTH AMENDMENT TO LOAN AGREEMENT AND
FORBEARANCE AGREEMENT

Amendments to Loan Agreement

[See attached.]

LOAN AGREEMENT

Dated as of April 7, 2017

SCHOOL SPECIALTY, INC.,

as Borrower,

CERTAIN OF ITS SUBSIDIARIES,

as Guarantors,

THE FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders

and

TCW ASSET MANAGEMENT COMPANY LLC,

as Agent

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TABLE OF CONTENTS

Page

SECTION 1.DEFINITIONS; RULES OF CONSTRUCTION1

1.1Definitions1

1.2Accounting Terms38

1.3Uniform Commercial Code~~<38>~~39

1.4Certain Matters of Construction~~<38>~~39

1.5Divisions40

SECTION 2.LOANS, PAYMENTS~~<39>~~40

2.1Term Loan.~~<39>~~40

2.2General Provisions Regarding Payment; Register.43

2.3Mandatory Prepayments; Voluntary Commitment Reductions and Prepayments.~~<43>~~44

2.4Allocation of Payments After Event of Default~~<46>~~45

2.5Use of Proceeds.46

SECTION 3.INTEREST AND FEES.47

3.1Interest.47

3.2LIBOR Provisions.47

3.3Non-Use Fee49

3.4Fee Letter and Fifth Amendment Fee Letter49

3.5Maximum Charges49

3.6Increased Costs49

3.7Basis for Determining Interest Rate Inadequate or Unfair50

3.8Capital Adequacy.~~<51>~~52

3.9Replacement of Lenders~~<52>~~53

3.10Designation of a Different Lending Office~~<52>~~53

3.11Reimbursement Obligations~~<52>~~54

SECTION 4.  [INTENTIONALLY OMITTED].~~<53>~~54

SECTION 5.  TAXES.~~<53>~~54

5.1Payments Free of Taxes; Obligation to Withhold; Tax Payment.~~<53>~~54

5.2Lender and Agent Tax Information.~~<55>~~56

5.3Nature and Extent of Borrower's Liabilities.~~<57>~~58

SECTION 6.  CONDITIONS PRECEDENT~~<58>~~59

6.1Conditions Precedent to Initial Loans~~<58>~~59

SECTION 7.  COLLATERAL~~<61>~~62

7.1Cash Collateral~~<61>~~62

7.2Real Estate Collateral~~<61>~~63

7.3Other Collateral.~~<62>~~63

7.4Limitations~~<62>~~63

7.5Further Assurances~~<62>~~63

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SECTION 8.COLLATERAL ADMINISTRATION~~<62>~~64

8.1Borrowing Base Certificates~~<62>~~64

8.2Administration of Accounts.~~<63>~~64

8.3Administration of Inventory~~<64>~~65

8.4Administration of Equipment.~~<64>~~65

8.5Administration of Deposit Accounts and Securities Accounts~~<64>~~65

8.6General Provisions.~~<65>~~66

8.7Power of Attorney~~<66>~~67

SECTION 9.REPRESENTATIONS AND WARRANTIES~~<66>~~68

9.1General Representations and Warranties~~<66>~~68

9.2Accuracy of Information, Etc~~<72>~~73

SECTION 10.COVENANTS AND CONTINUING AGREEMENTS~~<72>~~73

10.1Affirmative Covenants~~<72>~~73

10.2Negative Covenants~~<77>~~84

10.3Financial Covenants~~<.><84>~~91

SECTION 11.EVENTS OF DEFAULT; REMEDIES ON DEFAULT~~<86>~~93

11.1Events of Default~~<86>~~93

11.2Remedies upon Default~~<87>~~95

11.3License~~<88>~~95

11.4Setoff~~<88>~~96

11.5Remedies Cumulative; No Waiver.~~<89>~~96

SECTION 12.AGENT~~<89>~~97

12.1Appointment, Authority and Duties of Agent.~~<89>~~97

12.2Agreements Regarding Collateral and Borrower Materials.~~<90>~~98

12.3Reliance By Agent~~<91>~~99

12.4Action Upon Default~~<91>~~99

12.5Ratable Sharing~~<91>~~99

12.6Indemnification~~<92>~~99

12.7Limitation on Responsibilities of Agent~~<92>~~100

12.8Successor Agent and Co-Agents.~~<92>~~100

12.9Due Diligence and Non-Reliance~~<93>~~101

12.10Remittance of Payments and Collections.~~<93>~~101

12.11Individual Capacities~~<94>~~102

12.12No Third Party Beneficiaries~~<94>~~102

12.13Intercreditor ~~<Agreement 94>~~and Subordination Agreements102

SECTION 13.BENEFIT OF AGREEMENT; ASSIGNMENTS~~<95>~~102

13.1Successors and Assigns~~<95>~~102

13.2Participations.~~<95>~~103

13.3Assignments.~~<96>~~103

SECTION 14.MISCELLANEOUS~~<97>~~105

14.1Consents, Amendments and Waivers.~~<97>~~105

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14.2Indemnity~~<98>~~105

14.3Notices and Communications.~~<98>~~106

14.4Performance of Borrower's Obligations~~<99>~~107

14.5Credit Inquiries~~<99>~~107

14.6Severability~~<100>~~107

14.7Cumulative Effect; Conflict of Terms~~<100>~~107

14.8Counterparts; Execution~~<100>~~108

14.9Entire Agreement~~<100>~~108

14.10Relationship with Lenders~~<100>~~108

14.11No Advisory or Fiduciary Responsibility~~<100>~~108

14.12Confidentiality~~<101>~~109

14.13GOVERNING LAW~~<101>~~109

14.14Consent to Forum; Bail-In of EEA Financial Institutions.~~<101>~~109

14.15Waivers by Borrower~~<102>~~110

14.16Patriot Act Notice~~<103>~~110

14.17NO ORAL AGREEMENT~~<103>~~111

14.18Intercreditor Agreement Governs~~<103>~~111

14.19Acknowledgment Regarding Any Supported QFCs111

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LIST OF EXHIBITS AND SCHEDULES

Exhibit AAssignment and Acceptance

Exhibit BAssignment Notice

Exhibit CCompliance Certificate

Exhibit DAffiliate Subordination Agreement

Exhibit E-1Form of U.S. Tax Compliance Certificate

Exhibit E-2Form of U.S. Tax Compliance Certificate

Exhibit E-3Form of U.S. Tax Compliance Certificate

Exhibit E-4Form of U.S. Tax Compliance Certificate

Exhibit FForm of Notice of Borrowing

Exhibit GForm of Payment Notification

Exhibit HInitial Budget

Exhibit IBudget and Variance Certificate

Exhibit JCertain EBITDA Adjustments

Schedule AFiscal Months

Schedule 1.1(a)Commitments of Lenders

~~<Schedule 1.1(b)Excluded Subsidiaries>~~

~~<Schedule 1.1(c)Specified Asset Dispositions>~~

Schedule 1.1(d)Subsidiary Guarantors

Schedule 8.5Deposit Accounts and Securities Accounts

Schedule 8.6.1Business Locations

Schedule 9.1.4Names and Capital Structure

Schedule 9.1.11Patents, Trademarks, Copyrights and Licenses

Schedule 9.1.14Environmental Matters

Schedule 9.1.15Restrictive Agreements

Schedule 9.1.16Litigation

Schedule 9.1.18Pension Plans

Schedule 9.1.20Labor Contracts

Schedule 10.2.1Existing Indebtedness

Schedule 10.2.2Existing Liens

Schedule 10.2.5Existing Investments

Schedule 10.2.17Existing Affiliate Transactions

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LOAN AGREEMENT

THIS LOAN AGREEMENT is dated as of April 7, 2017, among SCHOOL SPECIALTY, INC., a Delaware corporation ("Borrower"), certain Subsidiaries of Borrower party hereto (collectively, "Guarantors" and each, a "Guarantor"), the financial institutions party to this Agreement from time to time as lenders (collectively, "Lenders"), and TCW ASSET MANAGEMENT COMPANY LLC, as agent for the Lenders ("Agent").

R E C I T A L S:

In addition to the Loans to be provided hereunder, on the Revolving Loan Agreement Closing Date, Borrower and certain of its Subsidiaries entered into the Revolving Loan Agreement, which is secured by a first priority security interest in the ABL Priority Collateral and a second priority security interest in the Term Priority Collateral.  The Obligations hereunder will be secured by a first priority security interest in the Term Priority Collateral and a second priority security interest in the ABL Priority Collateral.

Borrower has requested that Lenders provide a term loan credit facility to Borrower to finance the mutual and collective business enterprise of Borrower and Guarantors.  Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  DEFINITIONS; RULES OF CONSTRUCTION

1.1Definitions

.  As used herein, the following terms have the meanings set forth below:

AAG:Andrews Advisory Group, LLC.

ABL Priority Collateral:  any "ABL Priority Collateral" as defined in the Intercreditor Agreement.

Acceptable Commitment Letter:  shall have the meaning set forth in Section 10.1.19(b).

Acceptable Draft Sale Documentation:  shall have the meaning set forth in Section 10.1.19(b).

Acceptable IOI:  shall have the meaning set forth in Section 10.1.19(b).

Acceptable Term Sheet:  shall have the meaning set forth in Section 10.1.19(b).

Acceptable Transaction:  shall have the meaning set forth in Section 10.1.19(a).

Acquisition:  a transaction or series of transactions resulting in (a) acquisition of a business, division, or substantially all assets of a Person; (b) record or beneficial ownership of 50% or more of the Equity Interests of a Person; or (c) merger, consolidation or combination of Borrower or a Subsidiary with another Person.

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Affected Lender:  shall have the meaning set forth in Section 3.9 hereof.

Affiliate:  with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that, for purposes of Section 10.2.17 and Section 13.3.3, the term "Affiliate" shall also include any Person that directly or indirectly owns 5% or more of any class of Equity Interests of the Person specified or that is an officer or director of the Person specified. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have correlative meanings.

Affiliate Subordination Agreement:  an Affiliate Subordination Agreement in the form of Exhibit D pursuant to which intercompany obligations and advances owed by any Obligor to any Subsidiary that is not an Obligor are subordinated to the Obligations.

Agent:  as defined in the Preamble hereto.

Agent Consultant:  shall have the meaning set forth in Section 10.1.1(c) hereof.

Agent Indemnitees:  Agent and its officers, directors, employees, Affiliates, agents and attorneys.

Agent Professionals:  attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.

Anti-Terrorism Law:  any law relating to terrorism or money laundering, including the Patriot Act.

Applicable Law:  all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

~~<Applicable Margin:  the applicable rate per annum corresponding to the applicable Net Senior Leverage Ratio, all as set forth in the following table:>~~

~~Net Senior Leverage Ratio~~	~~Prime Rate Loans~~	~~LIBOR Rate Loans~~
~~> 3.75x~~	~~7.00%~~	~~8.00%~~
~~> 3.50x, but < 3.75x~~	~~6.00%~~	~~7.00%~~
~~>3.00x, but < 3.50x~~	~~5.25%~~	~~6.25%~~
~~<3.00x~~	~~5.00%~~	~~6.00%~~

~~<The >~~Applicable Margin~~< shall be adjusted quarterly, to the extent applicable, as of the first Business Day of the month following the date on which financial statements are required to be delivered pursuant to Section 10.1.2 hereof (including with respect to the last Fiscal Quarter of each Fiscal Year) after the end of each related Fiscal Quarter based on the Net Senior Leverage~~

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~~Ratio as of the last day of such Fiscal Quarter>~~:  with respect to Prime Rate Loans, 7.00% per annum and, with respect to LIBOR Rate Loans, 8.00% per annum.  Notwithstanding the foregoing, ~~<(a) >~~at all times after the Third Amendment Effective Date, the Applicable Margin shall be increased by an amount equal to the PIK Interest Rate, with 100% of such increase being paid in kind by adding such interest to the outstanding principal amount of the Term Loan ("Non-Default PIK Interest")~~<, (b) during the period commencing on the Third Amendment Effective Date and ending on the first Business Day of the month following the date on which financial statements for the Fiscal Quarter ending March 30, 2019 have been delivered in accordance with Section 10.1.2(b) hereof, the Applicable Margin shall be (i)  >with respect to Prime Rate Loans, <the sum of (x) 7.00% and (y) the PIK Interest Rate, and (ii) >respect to LIBOR Rate Loans, <the sum of (x) 8.00% and (y) the PIK Interest Rate, (c) if Borrower fails to deliver the financial statements required by Section 10.1.2 hereof, and the related Compliance Certificate required by Section 10.1.2 hereof, by the respective date required thereunder after the end of any related Fiscal Quarter, if requested in writing by Agent or Required Lenders, (i) the Applicable Margin shall be the rates corresponding to the Net Senior Leverage Ratio of > 3.75x in the foregoing table and (ii) the PIK Interest Rate shall be the rates corresponding to the Net Senior Leverage Ratio of > 5.00x in the table >set forth in the definition of <PIK Interest Rate>, in each case<, until such financial statements and Compliance Certificate are delivered (plus, if requested by Agent or Required Lenders, the Default Rate), and (d) no reduction to the Applicable Margin or PIK Interest Rate shall become effective at any time when an Event of Default has occurred and is continuing; provided, that such a reduction shall occur on the date all such Events of Default have been cured or waived in accordance with Section 14.1 hereof.>~~.

~~<If, as a result of any restatement of or other adjustment to the financial statements of Borrower and its Subsidiaries or for any other reason, Agent determines that (a) the Net Senior Leverage Ratio as calculated by Borrower as of any applicable date was inaccurate and (b) a proper calculation of the Net Senior Leverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Net Senior Leverage Ratio would have resulted in higher pricing for such period, Borrower shall automatically and retroactively be obligated to pay to Agent, for the benefit of the applicable Lenders, promptly on demand by Agent, an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period; and (ii) if the proper calculation of the Net Senior Leverage Ratio would have resulted in lower pricing for such period, neither Agent nor any Lender shall have any obligation to repay any interest or fees to Borrower; provided, that, if as a result of any restatement or other event a proper calculation of the Net Senior Leverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then (x) the amount payable by Borrower pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest that should have been paid for all applicable periods over the amount of interest paid for all such periods and (y) the amount credited to Borrower pursuant to clause (ii) above shall be based upon the excess, if any, of the amount of interest paid by Borrower for all applicable periods over the amount of interest that should have been paid for all such periods.>~~

Approved Fund:  any Person (other than a natural Person) engaged in making, purchasing, holding or otherwise investing in commercial loans in its ordinary course of activities.

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Asset Disposition:  a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease and any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division.

Assignment and Acceptance:  an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit A or otherwise satisfactory to Agent.

Availability:  shall have the meaning provided for in the Revolving Loan Agreement.

Bail-In Action:  the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

Bail-In Legislation:  with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

Bank of America:  Bank of America, N.A., a national banking association.

Bankruptcy Code:  Title 11 of the United States Code entitled "Bankruptcy" as now and hereafter in effect (or any similar or equivalent legislation as in effect in any applicable jurisdiction), or any successor statutes.

Bankruptcy Court:  the United States Bankruptcy Court for the District of Delaware.

Board of Governors:  the Board of Governors of the Federal Reserve System.

Borrowed Money:  with respect to any Obligor, without duplication, its (a) Indebtedness that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Indebtedness of the foregoing types owing by another Person.

Borrower:  as defined in the Preamble hereto.

Borrower Materials:  Compliance Certificates, the Budget, Budget and Variance Certificates, Variance Reports and other information, reports, financial statements and other materials delivered by Borrower hereunder, as well as other Reports and information provided by Agent to Lenders.

Borrowing:  a group of Loans that are made or converted together on the same day and have the same interest option and, if applicable, Interest Period.

Borrowing Base:  shall have the meaning provided for in the Revolving Loan Agreement.

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Borrowing Base Certificate:  shall have the meaning provided for in the Revolving Loan Agreement.

Budget: the initial budget (a copy of which is attached hereto as Exhibit H), in form and substance satisfactory to Agent, prepared by the Obligors' management and certified by the chief financial officer of Borrower, projecting the operations of Obligors and their Subsidiaries for the following 13-week period, including (i) the projected cash receipts for each week, (ii) the projected cash disbursements for each week (including separate line items for payroll & 401(k), rent, taxes, commissions, severance, inventory, freight and other disbursements), (iii) the projected net cash flow for each week, (iv) the projected bookings and billings for each week, (v) the projected professional fees, expenses and retainers to be incurred each week (including details for each professional and the type of work), (vi) the projected outstanding Revolving Loans and Specified Availability for each week and (vii) such other information as Agent may request from time to time (and which shall include a break-down of such amounts (to the extent applicable) between cash and Cash Equivalents located within the United States and cash and Cash Equivalents located outside the United States), which shall be updated on a weekly basis delivered on or prior to Wednesday of each week, for the upcoming 13-week period commencing on Monday of such week by adding a new 13th week, delivered to Agent in accordance with Section 10.1.2(l) of this Agreement, and upon acceptance in writing by Agent in its sole discretion, the prior Budget, as modified by such updated 13-week cash flow forecast, shall then constitute the Budget.  Notwithstanding the foregoing, in addition to the requirements set forth in this definition, the initial Budget shall include the following for the 3-week period ended immediately prior to the Fifth Amendment Effective Date: (a) the actual cash receipts for each week, (b) the actual cash disbursements for each week, (c) the actual net cash flow for each week, (d) the actual bookings and billings for each week, (e) the actual professional fees, expenses and retainers to be incurred each week and (f) the actual Specified Availability for each week.

Budget and Variance Certificate: a certificate substantially in the form of Exhibit I, delivered by the chief financial officer of Borrower.

Business Day:  any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, Chicago, IL or New York, NY, and if such day relates to a LIBOR Rate Loan, any such day on which dealings in Dollar deposits are conducted between banks in the London interbank Eurodollar market.

Capital Expenditures:  for any period, (a) the additions to property, plant and equipment, capitalized investment and development costs, and other capital expenditures of Borrower and its consolidated Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of Borrower for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by Borrower and its consolidated Subsidiaries during such period, but excluding in each case any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation.

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Capital Lease:  any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Capital Lease Obligation:  as to any Person shall mean the obligations of such Person to pay rent or other amounts under any Capital Lease.

Cash Collateral:  cash, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Obligations.

Cash Collateral Account:  a demand deposit, money market or other account established by Agent at such financial institution as Agent may select in its discretion, which account shall be subject to a Lien in favor of Agent.

Cash Collateralize:  the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to Agent's good faith estimate of the amount due or to become due, including fees, expenses and indemnification hereunder. "Cash Collateralization" has a correlative meaning.

Cash Dominion Trigger Period:  shall have the meaning provided for in the Revolving Loan Agreement.

Cash Equivalents:  (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's, (c) commercial paper maturing no more than two hundred seventy (270) days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's, (d) certificates of deposit, time deposits, overnight bank deposits or bankers' acceptances maturing within one (1) year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500,000,000, (e) deposit accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $500,000,000, having a term of not more than seven (7) days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six (6) months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

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CERCLA:  the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

Change in Law:  the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that "Change in Law" shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.

Change of Control:  (a) Borrower ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests in each Subsidiary Guarantor (unless 100% of the Equity Interests of such Subsidiary Guarantor is sold or otherwise disposed of in connection with an Asset Disposition otherwise permitted hereunder); (b)  other than with respect to ~~<any existing shareholder, as of the Third Amendment Effective Date, or any Affiliate of such existing shareholder, to the extent such ownership represents more than 50% directly a result of the Junior>~~Mill Road Capital ~~<Raise Satisfaction Event>~~II, L.P., any "person" or "group" (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the date hereof) shall own, directly or indirectly, beneficially or of record, shares representing more than ~~<50>~~35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Borrower; (c) ~~<other than occurring as a direct result of the Junior Capital Raise Satisfaction Event,>~~ a majority of the members of the board of directors of Borrower shall at any time not constitute Continuing Directors; or (d) any change in control (or similar event, however denominated) with respect to Borrower or any Subsidiary shall occur under and as defined in the Revolving Loan Documents or in any indenture or agreement in respect of the ~~<Specified Unsecured>~~Extended Prepetition Debt.

Claims:  all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys' fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) the Proposal Letter, the Fee Letter, any Loans, Loan Documents, Borrower Materials, or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Closing Date:  as defined in Section 6.1.

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Closing Date Revolving Loan Agreement Amendment:  that certain Third Amendment to Loan Agreement, dated as of the Closing Date, among Revolving Loan Agent, the issuing bank, the Revolving Loan Lenders party thereto and the Obligors.

Code:  the Internal Revenue Code of 1986, as amended.

Collateral:  all Property described in any Security Documents as security or collateral for any Obligations, and all other Property that now or hereafter, or under the terms hereof, or under the Security Documents, secures (or is intended to secure) any Obligations.

Commitment:  as to any Lender, such Lender's commitment to make the Term A Loan or Delayed Draw Term Loans under this Agreement.  The initial amount of each Lender's commitment to make the Term A Loan or Delayed Draw Term Loans, as applicable, is set forth in the Schedule 1.1(a) hereto.

Compliance Certificate:  a certificate, substantially in the form of Exhibit C, by which Borrower certifies compliance with Sections 10.2.3, 10.2.7 and 10.3.

Connection Income Taxes:  Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.

Consolidated Net Income:  with respect to Borrower and its Subsidiaries on a consolidated basis for any period, net income for such period but excluding net income (or loss) attributable to the equity method of accounting unless such net income has been distributed in cash to Borrower or any Subsidiary.

Consolidated Total Assets:  as of any date of determination, the total assets in each case reflected on the consolidated balance sheet of Borrower and its Subsidiaries as at the end of the most recently ended Fiscal Quarter of Borrower for which financial statements have been or are required to have been delivered pursuant to Section 10.1.2, determined on a consolidated basis in accordance with GAAP.

Contingent Obligation:  any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Indebtedness, lease, dividend or other obligation ("primary obligations") of another obligor ("primary obligor") in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof.  The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

~~<->~~8~~<->~~

Continuing Director: (a) any member of the board of directors of Borrower who was a director (or comparable manager) of Borrower on the Closing Date, and (b) any individual who becomes a member of the board of directors after the Closing Date if such individual was approved, appointed or nominated for election to the board of directors of Borrower by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Continuing Directors in an actual or publically threatened election contest relating to the election of the directors (or comparable managers) of Borrower and whose assumption of office resulted from such contest or the settlement thereof.

CWA:  the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Default:  an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default PIK Interest:  shall have the meaning set forth in the definition of Default Rate.

Default Rate:  for any Obligation (including, to the extent permitted by law, interest not paid when due), 2.00% plus the interest rate otherwise applicable thereto.  Notwithstanding the foregoing, at all times after the Fifth Amendment Effective Date, the Default Rate shall be increased by an amount equal to 1.00% per annum, with 100% of such increase being paid in kind by adding such interest to the outstanding principal amount of the Term Loan ("Default PIK Interest").

Defaulting Lender:  any Lender that (a) has failed to comply with its funding obligations hereunder, and such failure is not cured within two (2) Business Days; (b) has notified Agent or Borrower that such Lender does not intend to comply with its funding obligations hereunder or under any other credit facility, or has made a public statement to that effect; (c) has failed, within three (3) Business Days following request by Agent or Borrower, to confirm in a manner satisfactory to Agent and Borrower that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding (including reorganization, liquidation, or appointment of a receiver, custodian, administrator or similar Person by the Federal Deposit Insurance Corporation or any other regulatory authority) or Bail-In Action; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority's ownership of an equity interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate or otherwise to reject such Lender's agreements.

Delaware LLC: any limited liability company organized or formed under the laws of the State of Delaware.

Delaware Divided LLC: any Delaware LLC which has been formed upon consummation of a Delaware LLC Division.

Delaware LLC Division: the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

~~<->~~9~~<->~~

Deposit Account Control Agreement:  control agreement satisfactory to Agent executed by an institution maintaining a Deposit Account for an Obligor, to perfect Agent's Lien on such account.

Designated Jurisdiction:  any country or territory that is the subject of any Sanction.

Delayed Draw Funding Conditions:  with respect to any Delayed Draw Term Loan, the following:  (a) Borrower shall have given written notice to Agent of the proposed funding of such Delayed Draw Term Loan not later than 11:00 a.m. (Chicago time), at least ten (10) Business Days prior to the proposed Delayed Draw Term Loan Draw Date (or by such later time as Agent may agree, in its sole discretion), (b) immediately after giving effect to the funding of such Delayed Draw Term Loan and any Distribution, ~~<Permitted Acquisition>~~acquisition permitted hereunder or payment with respect to Indebtedness made with the proceeds thereof, Borrower shall be in compliance on a pro forma basis with the financial covenants set forth in Section 10.3 hereof, recomputed for the most recently ended month for which financial statements are required to be delivered pursuant to Section 10.1.2 hereof, (c) immediately after giving effect to the funding of such Delayed Draw Term Loan and any Distribution, ~~<Permitted >~~Acquisition permitted hereunder or payment with respect to Indebtedness made with the proceeds thereof, the Net Senior Leverage Ratio, on a pro forma basis for the twelve (12) consecutive Fiscal Months ending immediately prior to such funding, recomputed for the most recently ended month for which financial statements are required to be delivered pursuant to Section 10.1.2 hereof, shall be less than or equal to 3.50 to 1.00 (or, at any time after receipt of the financial statements delivered pursuant to clause (a) of Section 10.1.2 with respect to the Fiscal Year ending December 30, 2017, solely to the extent that EBITDA for the period of twelve (12) consecutive months most recently ended on or prior to the date of such funding is at least $50,000,000, 3.75 to 1.00), (d) Specified Availability on the date of the funding of such Delayed Draw Term Loan, before and after giving pro forma effect to such funding and any Distribution, ~~<Permitted >~~Acquisition permitted hereunder or payment with respect to Indebtedness made with the proceeds thereof, is greater than or equal to $18,750,000; (e) the average daily amount of Specified Availability for the 60-day period immediately preceding the date of the funding of such Delayed Draw Term Loan shall have been greater than or equal to $18,750,000, calculated on a pro forma basis assuming such funding and any Distribution, ~~<Permitted >~~Acquisition hereunder or payment with respect to Indebtedness made with the proceeds thereof occurred on the first day of such 60-day period, (f) immediately before and after giving effect to the funding of such Delayed Draw Term Loan, no Default or Event of Default shall have occurred and be continuing, (g) the representations and warranties of each Obligor in the Loan Documents shall be true and correct in all material respects (except to the extent already qualified by materiality, in which case it will be true and correct in all respects) on the date of, and upon giving effect to, such funding (except for representations and warranties that expressly relate to an earlier date), and (h) Borrower shall have delivered a certificate to Agent certifying as to clauses (a) through (g) above and setting forth projections prepared in good faith demonstrating that Specified Availability shall be greater than or equal to $18,750,000 at all times for the greater of (i) the 90-day period following the date of the funding of such Delayed Draw Term Loan and (ii) the period following the date of the funding of such Delayed Draw Term Loan up to and including August 31 of such year (or the following year if such funding occurs after August 31 of such year).

~~<->~~10~~<->~~

Delayed Draw Term Loan:  shall have the meaning set forth in Clause (b) of Section 2.1.1 hereof.

Delayed Draw Term Loan Amount:  $30,000,000.

Delayed Draw Term Loan Commitment:  as to any Lender, such Lender's commitment to make Delayed Draw Term Loans under this Agreement.  The initial amount of each Lender's commitment to make Delayed Draw Term Loans is set forth in the Schedule 1.1(a) hereto.

Delayed Draw Term Loan Commitment Percentage:  as to any Lender, the percentage set forth opposite such Lender's name on Schedule 1.1(a) hereto under the column "Delayed Draw Term Loan Commitment Percentage" (if such Lender's name is not so set forth thereon, then such percentage for such Lender shall be deemed to be zero) (or, in the case of any Lender that became party to this Agreement after the Closing Date, the Delayed Draw Term Loan Commitment Percentage of such Lender as set forth in the applicable Assignment and Acceptance).

Delayed Draw Term Loan Commitment Period:  the period commencing on the Closing Date and ending on the Delayed Draw Term Loan Commitment Termination Date.

Delayed Draw Term Loan Commitment Termination Date:  November 7, 2018.

Delayed Draw Term Loan Draw Date:  shall have the meaning set forth in Clause (b) of Section 2.1.1 hereof.

Disqualified Stock:  any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the Maturity Date; or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii)  any Equity Interest referred to in clause (a) above, in each case at any time prior to the first anniversary of the Maturity Date.

Distribution:  (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Borrower or any Subsidiary, (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the repurchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Borrower or any Subsidiary, or (iii) any other payment (whether in cash, securities or other property) with respect to any Equity Interests in Borrower or any Subsidiary, including but not limited to payments made on account of any stock appreciation rights or restricted stock units with respect to any such Equity Interests.

Dollars:  lawful money of the United States.

Domestic Subsidiary:  any Subsidiary organized under the laws of the United States of America, any state thereof or the District of Columbia.

~~<->~~11~~<->~~

Dominion Account:  an account of an Obligor at a bank reasonably acceptable to Agent, which is subject at all times to a Deposit Account Control Agreement or a Securities Account Control Agreement.

EBITDA:  with respect to Borrower and its Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of Borrower and its Subsidiaries for such period, plus

(a)the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (viii) of this clause (a) reduced such Consolidated Net Income (and were not excluded therefrom or added thereto) for the respective period for which EBITDA is being determined):

(i)provision for taxes based on income, profits or capital of Borrower and its Subsidiaries for such period, including, without limitation, state, franchise and similar taxes;

(ii)interest expense (and to the extent not included in interest expense, (x) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or disqualified stock and (y) costs of surety bonds in connection with financing activities) of Borrower and its Subsidiaries for such period;

(iii)depreciation and amortization expenses of Borrower and its Subsidiaries for such period including the amortization of intangible assets, deferred financing fees and capitalized software expenditures and amortization of unrecognized prior service costs;

(iv)~~<(A) >~~non-recurring, unusual or extraordinary charges ~~<for such period, (B) business optimization>~~and expenses ~~<and other restructuring charges or reserves (which>, for the avoidance of doubt, <shall include the effect of inventory optimization programs, facility closure, facility consolidations, duplicative facility costs, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges), and (C) cash expenses relating to earn outs and similar obligations; provided that the aggregate amount to be added back pursuant to this clause (iv) shall not exceed (1) $6,000,000 for the 2019 Fiscal Year, (2) 12.5% of EBITDA for the 2020 Fiscal Year and (3) 10% of EBITDA for any Fiscal Year thereafter;>~~to the extent, and during the periods, set forth on Exhibit J;

(v)any other non-cash charges; provided, that for purposes of this subclause (v) of this clause (a), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made (but excluding, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period);

(vi)any expenses or charges (other than depreciation or amortization expense as described in the preceding clause (iii)) related to any issuance of equity interests, investment, acquisition, disposition, recapitalization, attempted disposition, attempted recapitalization, proposed sale of the Borrower or any Subsidiary or the incurrence, modification or repayment of indebtedness permitted to be incurred under

~~<->~~12~~<->~~

this Agreement (including any refinancing thereof as long as each Refinancing Condition is satisfied) (whether or not successful), in each case, solely to the extent outside the ordinary course of business, including (x) such fees, expenses or charges related to the Revolving Loan Facility, the Obligations and the Specified Unsecured Prepetition Debt, and (y) any amendment or other modification of the Obligations or other Indebtedness; and

(vii)non-cash expenses in connection with expensing stock options or other equity compensation grants for such period; ~~<and>~~minus

~~(viii) <to the extent deducted from Consolidated Net Income for such period, cash >fees, costs, expenses, <commissions and other cash charges paid on or before April 7, 2017 in connection with >this Agreement and the other Loan Documents<, the Revolving Loan Facility Amendment and the transactions contemplated by the foregoing; provided that the aggregate amount to be added back pursuant to this clause (viii) for all such periods shall not exceed $4,000,000 (provided, that to the extent such charges associated with this Agreement and the other Loan Documents or the Revolving Loan Facility are capitalized and recognized over the life of the Loans and the Revolving Loans, respectively, then such amount shall be reduced to the extent of such capitalization); minus>~~

(b)the sum of (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) non-cash items increasing Consolidated Net Income of Borrower and its Subsidiaries for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period); minus

(c)non-recurring, unusual or extraordinary gains increasing Consolidated Net Income of Borrower and its subsidiaries for such period to the extent non-recurring, unusual or extraordinary losses could be added back for such period; and minus

(d)any cash payments made in respect of non-cash charges added back in a prior period~~<.>~~;

provided, that, notwithstanding anything to the contrary contained herein, for each of the calendar months set forth below, EBITDA shall be deemed to be the amount set forth below opposite such month:

Calendar Month	EBITDA
November 2018	($4,367,149)
December 2018	($2,530,301)
January 2019	($4,720,076)

~~<->~~13~~<->~~

February 2019	($6,289,818)
March 2019	($1,018,834)
April 2019	$418,939
May 2019	$4,085,705
June 2019	$7,793,016
July 2019	$13,961,603
August 2019	$16,107,843
September 2019	$7,027,633
October 2019	($185,340)

EEA Financial Institution: (a) any credit institution or investment firm established in an EEA Member Country that is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above; or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in the foregoing clauses and is subject to consolidated supervision with its parent.

EEA Member Country:  any of the member states of the European Union, Iceland, Liechtenstein and Norway.

EEA Resolution Authority:  any public administrative authority or any Person entrusted with public administrative authority of an EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Eligible Assignee:  a Person that is (a) a Lender, Affiliate of a Lender or Approved Fund; and (b) ~~<a financial institution that extends term loan credit facilities of this type in its ordinary course of business and is approved by Borrower (which approval shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made >within five (5) Business Days after <notice of the proposed assignment), and Agent; and (c) during an Event of Default, >~~any Person acceptable to Agent in its discretion~~<; provided Borrower's disapproval of an EEA Financial Institution as an Eligible Assignee will not be deemed unreasonable if Borrower has provided reasonable evidence that it is reasonably likely that such EEA Financial Institution may be subject to a Bail-In Action during the term of this Agreement.>~~.

Enforcement Action:  any action to enforce any Obligations or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Account Debtors, setoff or recoupment, credit bid, action in an Obligor's Insolvency Proceeding or otherwise).

~~<->~~14~~<->~~

Environmental Laws:  Applicable Laws (including programs, permits and guidance promulgated by regulators) relating to public health (other than occupational safety and health regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

Environmental Notice:  a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release:  a release as defined in CERCLA or under any other Environmental Law.

Equity Interest:  (a)(i) the interest of any shareholder in a corporation; partner in a partnership (whether general, limited, limited liability or joint venture); member in a limited liability company; or (ii) any other form of equity security or ownership interest in any Person, (b) all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities), and (c) any stock appreciation rights and restricted stock units.

ERISA:  the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate:  any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event:  (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the determination that any Pension Plan or Multiemployer Plan is considered an at risk plan under Section 430(i) of the Code or Section 303 of ERISA or a plan in critical or endangered status under Section 432(b) the Code or Section 305 of ERISA; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of application for a waiver of the minimum funding standard with respect to any Pension Plan; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate.

~~<->~~15~~<->~~

EU Bail-In Legislation Schedule:  the EU Bail-In Legislation Schedule published by the Loan Market Association, as in effect from time to time.

Event of Default:  as defined in Section 11.

Excess Cash Flow:  determined on a consolidated basis for Borrower and Subsidiaries, EBITDA, minus (a) cash interest expense and cash taxes paid; (b) Capital Expenditures (except those financed with Borrowed Money other than Revolving Loans); and (c) scheduled principal payments made on Borrowed Money ~~<(excluding payments made with respect >to the Specified Unsecured Prepetition Debt <made prior to the final maturity date thereof) >~~and Capital Leases.

Excess Cash Flow Due Date:  shall have the meaning set forth in Section 2.3.4 hereof.

Exchange Act:  the Securities Exchange Act of 1934, as amended.

Excluded Subsidiary:  any (a) Immaterial Subsidiary~~<;>~~ and (b) Foreign Subsidiary~~<; (c) Subsidiary that is prohibited by Applicable Law or by any contractual obligation (with respect to any such contractual obligations, only to the extent existing on the Closing Date or the date the applicable Person becomes a direct or indirect Subsidiary of Borrower) from guaranteeing the Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee (unless such consent, approval, license or authorization has been received); (d) Subsidiary that is not a Wholly-Owned Subsidiary; (e) any Subsidiary of a Foreign Subsidiary and (f) Domestic Subsidiary that owns no material assets other than Equity Interests in one or more Foreign Subsidiaries.  The Excluded Subsidiaries as of the Closing Date are listed on Schedule 1.1(b).>~~.

Excluded Taxes:  (a) Taxes imposed on or measured by a Recipient's net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) as a result of such Recipient being organized under the laws of, or having its principal office or applicable Lending Office located in, the jurisdiction imposing such Tax, or (ii) constituting Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to its interest in a Loan or Commitment pursuant to a law in effect when the Lender acquires such interest (except pursuant to an assignment request by Borrower under Section 3.9) or changes its Lending Office, unless the Taxes were payable to its assignor immediately prior to such assignment or to the Lender immediately prior to its change in Lending Office; (c) Taxes attributable to a Recipient's failure to comply with Section 5.2; and (d) U.S. federal withholding Taxes imposed pursuant to FATCA.

Existing Agent:  shall mean Credit Suisse AG and its permitted successors and assigns or any other Person designated as term loan agent pursuant to the Existing Credit Agreement.

Existing Credit Agreement:  the Credit Agreement, dated as of June 11, 2013, as heretofore amended, modified and supplemented, by and among Borrower, Existing Agent and Existing Lenders.

Existing Lenders:  the financial institutions which are parties to the Existing Credit Agreement as lenders.

~~<->~~16~~<->~~

Existing Loan Documents:  collectively, the Existing Credit Agreement and all of the other agreements, documents and instruments executed and delivered in connection therewith or related thereto.

Extended Prepetition Debt:  such portion of the Specified Unsecured Prepetition Debt that, pursuant to an agreement, supplement, agreement or other modification (in each case, in form and substance satisfactory to Agent), (i) does not have a final maturity on or before December 11, 2020, (ii) does not provide for and is not subject to scheduled amortization, redemption, sinking fund or similar payment other than the payments permitted under Section 10.2.8(b), (iii) accrues interest, payable solely in kind, at a rate per annum not to exceed a percentage reasonably satisfactory to Agent and the Required Lenders, (iv) is unsecured except to the extent permitted by Section 10.2.2(t) and (v) is evidenced by documentation that is in form and substance satisfactory to Agent and the Required Lenders (such documentation, the "Extended Prepetition Debt Letter Agreements").

Extended Prepetition Debt Letter Agreements"  as defined in the definition of Extended Prepetition Debt.

Extraordinary Expenses:  all costs (including all internally allocated costs of Agent in connection with field examinations and quality of earnings reports), expenses or fees, in each case, that Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent's Liens with respect to any Collateral), Loan Documents or Obligations, including any lender liability or other Claims; (c) the exercise of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; and (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations.  Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, expenses of one counsel for Agent (which counsel shall be designated by Agent) and to the extent necessary, one special or local counsel for Agent in each appropriate jurisdiction, appraisal fees, brokers' and auctioneers' fees and commissions, accountants' fees, environmental study fees, fees and expenses of Agent Consultant, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

Extraordinary Receipts:  shall mean the Net Proceeds received by any Obligor or any of its Subsidiaries not in the Ordinary Course of Business (and not consisting of proceeds from the sale of Inventory), including, without limitation, (a) proceeds under any insurance policy on account of damage or destruction of any assets or property of such Obligor or Subsidiary, (b) condemnation awards (and payments in lieu thereof), (c) indemnity payments, (d) foreign, United States, state or local tax refunds~~< in excess of $1,000,000 in any Fiscal Year>~~, (e) pension plan reversions and (f)

~~<->~~17~~<->~~

judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action.

FASB ASC: the Accounting Standards Codification of the Financial Accounting Standards Board.

FATCA:  Sections 1471 through 1474 of the Code (including any amended or successor version if substantively comparable and not materially more onerous to comply with), and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

Federal Funds Rate:  for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three major banks of recognized standing selected by it.

Fee Letter:  the fee letter agreement between Agent and Borrower dated as of the Closing Date, as amended, restated or otherwise modified from time to time, including as amended by the First Amendment to Fee Letter.

Fifth Amendment: that certain Fifth Amendment to Loan Agreement and Forbearance Agreement, with an effective date as of the Fifth Amendment Effective Date, among Borrower, the Guarantors party thereto, Agent and the Lenders party thereto.

Fifth Amendment Closing Date: December 2, 2019.

Fifth Amendment Effective Date: November 22, 2019.

Fifth Amendment Fee Letter: the fee letter agreement between Agent, the Lenders party thereto, Borrower and the other Obligors party thereto dated as of the Fifth Amendment Closing Date, as amended, restated or otherwise modified from time to time.

Fiscal Month: as defined in the attached Schedule A for the term of the Agreement.

Fiscal Quarter:  each fiscal quarter of Borrower and its Subsidiaries for accounting and tax purposes.

Fiscal Year:  the fiscal year of Borrower and Subsidiaries for accounting and tax purposes, ending on the last Saturday of each December.

Fixed Charge Coverage Ratio:  the ratio, determined on a consolidated basis for Borrower and its Subsidiaries for the most recent twelve (12) consecutive calendar months, of (a) EBITDA minus Capital Expenditures (except those financed with Borrowed Money other than Revolving Loans), to (b) Fixed Charges.

Fixed Charges:  the sum of (a) cash interest expense, plus (b) all principal payments in respect of Borrowed Money (other than (i) mandatory prepayments of the Loans (x) in connection

~~<->~~18~~<->~~

with asset sales pursuant to Section 2.3.1 or (y) arising from Excess Cash Flow pursuant to Section 2.3.4, (ii) unless accompanied with a permanent reduction of the Revolving Loan Commitments, payments of the Revolving Loans, (iii) payments in respect of the Specified Unsecured Prepetition Debt and Extended Prepetition Debt, and (iv) voluntary principal payments in respect of the Loans and other Borrowed Money (unless, in the case of revolving Indebtedness, accompanied by a permanent reduction in commitments)), plus (c) the aggregate amount of net Federal, state, local and foreign income taxes and franchise and similar taxes paid in cash during such period, plus (d) cash Distributions (other than Distributions financed directly with proceeds of Delayed Draw Term Loans) made, plus (e) cash costs of surety bonds to the extent not deducted from Consolidated Net Income; provided that, notwithstanding anything contained herein to the contrary, solely for purposes of calculating Fixed Charges, cash interest expense and principal payments in respect of Borrowed Money expensed or made, as the case may be, on the last day of a calendar quarter shall be deemed to have been made on the last day of the Fiscal Quarter ending on or around such calendar quarter end.

FLSA:  the Fair Labor Standards Act of 1938.

Forbearance Period:  shall have the meaning set forth in the Fifth Amendment.

Foreign Lender:  any Lender that is not a U.S. Person.

Foreign Plan:  any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.

Foreign Subsidiary:  (a) Select Agendas, Corp. and (b) Premier School Agendas, Ltd, so long as each Subsidiary ~~<that >~~is a "controlled foreign corporation" under Section 957 of the Code.

Full Payment:  with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding or which would accrue but for the Insolvency Proceeding (in each case, whether or not allowed in the proceeding); and (b) if such Obligations are inchoate or contingent in nature, the Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral).  No Loans shall be deemed to have been paid in full unless all Commitments related to such Loans have terminated.

GAAP:  generally accepted accounting principles in effect in the United States from time to time.

Governmental Approvals:  all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority:  any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority (including any supra-national bodies such as the European Union or European Central Bank).

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Guarantee and Collateral Agreement:  the Guarantee and Collateral Agreement, dated as of the Closing Date among Borrower, Agent and each Subsidiary Guarantor, as the same may be amended, supplemented or otherwise modified from time to time.

Guarantors:  Each Subsidiary Guarantor and each other Person that guarantees payment or performance of Obligations.

Guaranty:  the guaranty set forth in the Guarantee and Collateral Agreement and each other guaranty agreement executed by a Guarantor in favor of Agent.

Hedging Agreement:  any "swap agreement" as defined in Section 101(53B)(A) of the Bankruptcy Code.

HL Engagement Letter:  that certain engagement letter dated as of August 15, 2019 between Houlihan Lokey Capital Inc. and Borrower, as in effect as of the Fifth Amendment Effective Date.

Immaterial Subsidiary:  ~~<on any date, any >~~(a) Frey Scientific, LLC and (b) Sax Arts & Crafts, LLC; so long as (i) each such Subsidiary of Borrower ~~<that >~~has had less than 2.5% of Consolidated Total Assets and less than 2.5% of annual consolidated revenues of Borrower and its Subsidiaries as reflected on the most recent financial statements delivered pursuant to Section 10.1.2 prior to such date~~<; provided that>~~ and (~~<a>~~ii) the aggregate assets and aggregate annual consolidated revenues of all Immaterial Subsidiaries shall at no time exceed 5.0% of Consolidated Total Assets or 5.0% of annual consolidated revenues of Borrower and its Subsidiaries, respectively~~<, and (b)>~~; provided Borrower will designate in writing to Agent from time to time the Subsidiaries which will cease to be treated as "Immaterial Subsidiaries" in order to comply with the foregoing limitations.

Impacted Loans: as defined in Section 3.7.1.

Indebtedness:  as applied to any Person, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person upon which interest charges are customarily paid; (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person; (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable incurred in the Ordinary Course of Business); (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (g) all guarantees or Contingent Obligations of or by such Person of Indebtedness of others; (h) all Capital Lease Obligations of such Person; (i) net obligations of such Person under any Hedging Agreements, valued at the Agreement Value thereof; (j) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Stock of such Person or any other Person or any warrants, rights or options to acquire such Disqualified Stock, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (k) all obligations,

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contingent or otherwise, of such Person as an account party in respect of letters of credit, bank guarantees or similar instruments; and (l) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances.  The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof.

Indemnified Taxes:  (a) Taxes, other than Excluded Taxes, imposed on or relating to any payment of an Obligation; and (b) to the extent not otherwise described in clause (a), Other Taxes.

Indemnitees:  Agent Indemnitees, Lender Indemnitees and TCW Indemnitees.

Insolvency Proceeding:  any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Intellectual Property:  all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Intellectual Property Claim:  any claim or assertion (whether in writing, by suit or otherwise) that Borrower's or a Subsidiary's ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person's Intellectual Property.

Intellectual Property Notices:  each notice of grant of security interest in trademarks, notice of grant of security interest in patents and notice of grant of security interest in copyrights, substantially in the forms attached as exhibits to the Guarantee and Collateral Agreement, required to be executed and delivered by an Obligor under the terms of the Guarantee and Collateral Agreement.

Intercreditor Agreement:  the Intercreditor Agreement of even date herewith, among Obligors, the Revolving Loan Agent and Agent, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, relating to the Revolving Loan Agreement and this Agreement, and any other intercreditor agreement, on substantially the same terms and otherwise reasonably satisfactory to Agent, entered into in connection with a refinancing of the Revolving Loan Agreement and to the extent such refinancing is permitted under this Agreement and the Intercreditor Agreement.

Interest Period:  as to any LIBOR Rate Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Rate Loan and ending on the date one (1), two (2), three (3) or six (6) months thereafter, as selected by Borrower pursuant to Section 3.2

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hereof; provided, that:  (a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day; (b) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period, as applicable, and (c) Borrower shall not elect an Interest Period which will end after the Maturity Date.

Inventory:  as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in Borrower's business (but excluding Equipment).

Investment:  an Acquisition; an acquisition of record or beneficial ownership of any Equity Interests of a Person; or a loan, advance or capital contribution to or other investment in a Person.

Investment Banker:  shall have the meaning set forth in Section 10.1.17 hereof.

IP Assignment:  a collateral assignment or security agreement pursuant to which an Obligor grants a Lien on its Intellectual Property to Agent, as security for its Obligations.

IRS:  the United States Internal Revenue Service.

~~<Junior Capital Proceeds:Proceeds received by Borrower, in cash, from either (x) the issuance by Borrower of Equity Interests (other than Disqualified Stock) or (y) the incurrence of Subordinated Debt.>~~

~~<Junior Capital Raise Satisfaction Event:Borrower has received, after the Third Amendment Effective Date, an aggregate amount of at least $25,000,000 in Junior Capital Proceeds, and at least $25,000,000 of which has either (x) been immediately applied as a prepayment to the remaining installments of principal of the Term Loan in the inverse order of maturity (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment), (y) been deposited into escrow with a third party escrow agent subject to an escrow agreement >in form and substance reasonably satisfactory to Agent <and/or been set aside in a separate and segregated Deposit Account that is subject to a Deposit Account Control Agreement in favor of Agent and over which Agent has, subject to the Intercreditor Agreement, exclusive control, in either case, which proceeds shall only be released to repay the Specified Unsecured Prepetition Debt on the final maturity date thereof, or (z) been applied as a prepayment >of the Specified Unsecured Prepetition Debt <prior to the final maturity date thereof so long as, and only to the extent that, both immediately before and immediately after giving effect thereto the Payment Conditions are satisfied.>~~

Lender Indemnitees:  Lenders and their officers, directors, employees, Affiliates, agents and attorneys.

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Lenders:  as defined in the preamble to this Agreement and any other Person who hereafter becomes a "Lender" pursuant to an Assignment and Acceptance, including any Lending Office of the foregoing.

Lending Office:  the office (including any domestic or foreign Affiliate or branch) designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by written notice to Agent and Borrower.

LIBOR:  with respect to each day during each Interest Period pertaining to a LIBOR Rate Loan, the greater of (a) 1.00% per annum and (b) the rate per annum appearing on Bloomberg L.P.'s (the "Service") Page BBAM1/(Official BBA USD Dollar Libor Fixings) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) two (2) Business Days prior to the beginning of such Interest Period, in an amount approximately equal to the principal amount of the LIBOR Rate Loan to which such Interest Period is to apply and for a period of time comparable to such Interest Period, which determination shall be conclusive absent manifest error.  If such rate is not available at such time for any reason, then "LIBOR" for such Interest Period shall be the rate per annum determined by Agent to be the rate per annum equal to the offered quotation rate to first class banks in the London interbank market for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable LIBOR Rate Loan of 3 major London banks for which LIBOR is then being determined with maturities comparable to such Interest Period as of approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, which determination shall be conclusive absent manifest error.  Notwithstanding anything herein to the contrary, if "LIBOR" shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

LIBOR Rate:  for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Agent (rounded upwards if necessary, to the next 1/100 of 1.00%) by dividing (a) LIBOR for such Interest Period by (b) 100% minus the Reserve Percentage.  The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

LIBOR Rate Loans:  the Loans which accrue interest by reference to the LIBOR Rate, in accordance with the terms of this Agreement.

LIBOR Screen Rate: the LIBOR Rate quote on the applicable screen page the Administrative Agent designates to determine the LIBOR Rate (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

LIBOR Successor Rate: as defined in Section 3.7.

LIBOR Successor Rate Conforming Changes: with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Prime Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the discretion of the Agent, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or,

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if the Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Agent determines is reasonably necessary in connection with the administration of this Agreement).

License:  any written license or written agreement under which an Obligor or any of its Subsidiaries is granted the right or otherwise is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business, that requires a guaranteed minimum payment of Royalties in excess of $500,000 per year.

Licensor:  any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien:  a Person's interest in Property securing an obligation owed to, or a claim by, such Person, including any lien, security interest, pledge, hypothecation, assignment, trust, reservation, encroachment, easement, right-of-way, covenant, condition, restriction, leases, or other title exception or encumbrance.

Lien Waiver:  an agreement, in form and substance reasonably satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent's Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor's Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent's Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

Loan Documents:  this Agreement, the Security Documents, the Intercreditor Agreement, each Compliance Certificate, the Fee Letter, the Fifth Amendment Fee Letter, each Related Real Estate Document, Borrower Materials, any intercreditor or subordination agreement with respect to the Extended Prepetition Debt, any promissory notes issued pursuant to this Agreement and any other note, document, instrument or agreement now or hereafter delivered by an obligor or other Person to Agent or a Lender in connection with any transactions relating hereto.

Loan Year:  each 12 month period commencing on the Closing Date and on each anniversary of the Closing Date.

Loans:  the Term Loan and any Protective Advances.

Margin Stock:  as defined in Regulation U of the Board of Governors.

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Material Adverse Effect:  the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, assets, liabilities, operations or financial condition of Borrower, individually or the Obligors, taken as a whole, on the value of any material Collateral, on the enforceability of any Loan Documents, or on the validity or priority of Agent's Liens on any Collateral; (b) materially impairs the ability of an Obligor to perform its obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise materially impairs the ability of Agent or any Lender to enforce or collect any Obligations or to realize upon any Collateral.

Material Contract:  (x) any agreement or arrangement to which Borrower or a Subsidiary is party (other than the Loan Documents) (a) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; ~~<or >~~(b) that relates to the Specified Unsecured Prepetition Debt or Extended Prepetition Debt or (c) that relates to Subordinated Debt, or to Indebtedness in an aggregate amount of $2,500,000 or more~~<.>~~ or (y)(i)  distribution, marketing, vendor or supply agreements to which any Obligor is a party requiring the payment of more than $5,000,000 on an annualized basis, (ii) customer agreements to which any Obligor is a party requiring the payment of more than $5,000,000 on an annualized basis or (iii) any other agreement, commitment or arrangement to which any Obligor is a party requiring the payment of more than $5,000,000 on an annualized basis.

Maturity Date:  ~~<April 7>~~November 12, ~~<2022>~~2020.

Moody's:  Moody's Investors Service, Inc., and its successors.

Mortgage:  a mortgage or deed of trust in which an Obligor grants a Lien on its Real Estate to Agent, as security for the repayment of the Obligations.

Multiemployer Plan:  any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

Net Proceeds:

(a)with respect to any Asset Disposition by any Obligor or any of its Subsidiaries of any assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Obligor or Subsidiary in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) the Obligations and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Asset Disposition, (ii) reasonable fees, commissions and expenses related thereto and required to be paid by such Obligor or such Subsidiary in connection with such Asset Disposition, (iii) taxes paid or payable to any taxing authorities by such Obligor or such Subsidiary in connection with such Asset Disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Obligor or any of its Subsidiaries, and are properly attributable to such transaction; and (iv) all amounts that are set aside as a reserve (A) for adjustments in

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respect of the purchase price of such assets, (B) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP, and (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within thirty (30) days after, the date of such Asset Disposition;

(b)with respect to the issuance or incurrence of any Indebtedness by any Obligor or any of its Subsidiaries, or the issuance by any Obligor or any of its Subsidiaries of any Equity Interests (other than proceeds received upon the exercise of  awards of Equity Interests of the Borrower issued to directors or employees of Borrower), the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Obligor or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions and expenses related thereto and required to be paid by such Obligor or such Subsidiary in connection with such issuance or incurrence, (ii) taxes paid or payable to any taxing authorities by such Obligor or such Subsidiary in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Obligor or any of its Subsidiaries, and are properly attributable to such transaction; and

(c)with respect to any Extraordinary Receipts received by any Obligor or any of its Subsidiaries, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Obligor or Subsidiary in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than the Obligations) and which is required to be, and is, repaid in connection with such Extraordinary Receipt; (ii) reasonable fees, commissions and expenses related thereto and required to be paid by such Obligor or such Subsidiary in connection with such Extraordinary Receipt; and (iii) taxes paid or payable to any taxing authorities by such Obligor or such Subsidiary in connection with such Extraordinary Receipt, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash proceeds, actually paid or payable to a Person that is not an Affiliate of any Obligor or any of its Subsidiaries, and are properly attributable to such transaction.

Net Senior Leverage Ratio:  on any date, the ratio of (a) Senior Debt on such date minus Unrestricted Cash, to (b) EBITDA for the period of four consecutive Fiscal Quarters most recently ended on or prior to such date.

Non-Default PIK Interest: shall have the meaning set forth in the definition of "Applicable Margin".

Notice of Borrowing:  a written notification substantially in the form of Exhibit F.

Obligations:  all (a) principal of and premium, if any, on the Loans, (b) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under Loan Documents, including interest that accrues following the commencement of an Insolvency Proceeding or which would accrue but for the commencement of such Insolvency Proceeding (whether or not allowed in such proceeding), and (c) other Indebtedness, obligations

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and liabilities of any kind owing by Obligors pursuant to the Loan Documents, including obligations under the Secured Guarantee (as defined in the Guarantee and Collateral Agreement), whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

Obligor:  Borrower, each Guarantor, or each other Person that is liable for payment of any Obligations or that has granted a Lien in favor of Agent on its assets to secure any Obligations.

OFAC:  Office of Foreign Assets Control of the U.S. Treasury Department.

Ordinary Course of Business:  the ordinary course of business of Borrower or Subsidiary, undertaken in good faith and consistent with Applicable Law and past practices.

Organic Documents:  with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA:  the Occupational Safety and Hazard Act of 1970.

Other Connection Taxes:  Taxes imposed on a Recipient due to a present or former connection between it and the taxing jurisdiction (other than connections arising from the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document).

Other Taxes:  all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.9).

Outside Date:  January 31, 2020; provided, that, solely to the extent that, prior to January 31, 2020, a Specified Unsecured Prepetition Debt Satisfaction Event has occurred, the Outside Date shall mean March 31, 2020.

Participant:  as defined in Section 13.2.

Patriot Act:  the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Account:  the account specified on the signature pages hereof into which all payments by or on behalf of Borrower to Agent under this Agreement and the other Loan

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Documents shall be made, or such other account as Agent shall from time to time specify by notice to Borrower.

Payment Conditions:  with respect to the applicable ~~<specified activity on any date of determination>~~initial partial payment of Extended Prepetition Debt, (a) no Default or Event of Default exists (other than the Specified Defaults (as defined in the Fifth Amendment)) or would result from the specified activity~~<;>~~, (b) ~~<Specified >~~at least one Business Day prior to the date of such payment, Agent has received an Acceptable Term Sheet, (c) Availability on the date of such ~~<determination>~~payment, before and after giving pro forma effect to such ~~<specified activity>~~payment, is greater than or equal to $~~<18,750,000; (c) the average daily amount of Specified Availability for the 60-day period immediately preceding such specified activity shall have been greater than or equal to $18,750,000, calculated on a pro forma basis assuming such specified activity occurred on the first day of such 60-day period; (d) immediately after giving effect to the specified activity, Borrower shall be in compliance on a pro forma basis with the financial covenants set forth in Section 10.3 hereof, recomputed for the most recently ended month for which financial statements are required to be delivered pursuant to Section 10.1.2 hereof; (e) immediately after giving effect to the specified activity, the Net Senior Leverage Ratio calculated on a pro forma basis for the four (4) consecutive Fiscal Quarters ending immediately prior to such specified activity, recomputed for the most recently ended month for which financial statements are required to be delivered pursuant to Section 10.1.2 hereof, shall not exceed the lesser of (i) 3.50 to 1.00 (or, at any time after receipt of the financial statements delivered pursuant to clause (a) of Section 10.1.2 with respect to the Fiscal Year ending December 30, 2017>, solely to the extent that <EBITDA for the period of twelve (12) consecutive months most recently ended on or >prior to the date of such <funding is at least $50,000,000, 3.75 to 1.00), and (ii) 0.25 less than the maximum Net Senior Leverage Ratio permitted pursuant to Section 10.3.2 for such Fiscal Quarter; and (f>~~15,000,000 and (d) Borrower shall have delivered a certificate to Agent certifying as to clauses (a)~~< through (e) above and setting forth projections prepared in good faith demonstrating that Specified Availability shall be greater than or equal to $18,750,000 for the greater of (i) the 90-day period following such specified activity and (ii) the period following such specified activity up to and including August 31 of such year (or the following year if such specified activity occurs after August 31 of such year).>~~, (b) and (c).

Payment Item:  each check, draft or other item of payment payable to Borrower, including those constituting proceeds of any Collateral.

Payment Notification:  a written notification substantially in the form of Exhibit G.

PBGC:  the Pension Benefit Guaranty Corporation.

Pension Plan:  any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which such Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five (5) plan years.

Perfection Certificate:  as defined in the Guarantee and Collateral Agreement.

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~~<Permitted Acquisition:  any Acquisition as long as (a) no Default or Event of Default exists or is caused thereby; (b) the Acquisition is consensual and such Acquisition and all transactions related thereto shall be consummated in accordance with Applicable Law; (c) the assets, business or Person being acquired is useful or engaged in the same or a similar line of business as Borrower and its Subsidiaries and is located or organized within the United States; (d) the assets, business or Person being acquired has EBITDA for the 12 month period most recently ended of no less than negative $3,000,000; provided that EBITDA for purposes of this clause (d) shall be calculated after giving pro forma effect to such Acquisition (including pro forma adjustments arising out of events which are directly attributable to such Acquisition, are factually supportable, and are expected to have a continuing impact, in each case to be mutually and reasonably agreed upon by Borrower and Agent); (e) no Indebtedness or Liens are assumed or incurred, other than Permitted Indebtedness and Permitted Liens; provided that no Liens shall be permitted on acquired Inventory or Accounts at the time of such Acquisition; (f) the Payment Conditions are satisfied; (g) if, as a result of such Acquisition, a new Subsidiary is formed or acquired, Obligors shall comply with all applicable provisions of Section 10.1.14; (h) Obligors shall take such actions as may be required or reasonably requested to ensure that Agent, for the ratable benefit of the Lenders, has a perfected security interest, to the extent contemplated >in the Guarantee and Collateral Agreement <and with the priority contemplated in the Intercreditor Agreement, in any assets acquired in such Acquisition and required to become Collateral pursuant to Section 10.1.14 or any other Loan Document; and (i) Borrower uses commercially reasonable efforts to deliver to Agent, at least ten (10) >Business Days <prior to the Acquisition (but in any event >shall deliver to Agent <within five (5) >Business Days prior to <the Acquisition), copies of all material agreements relating thereto and >a certificate, in form and substance satisfactory to Agent, <stating that the Acquisition is a "Permitted Acquisition" and demonstrating compliance with the foregoing requirements.>~~

Permitted Asset Disposition:  as long as no Default or Event of Default (other than the Specified Defaults) exists and all Net Proceeds are remitted to Agent to the extent required by Section 2.3 or the other provisions of the Loan Documents and subject to the terms of the Intercreditor Agreement, an Asset Disposition that is

(a)dispositions or abandonments of damaged, worn-out, obsolete, unmerchantable or surplus Equipment, in each case in the Ordinary Course of Business;

(b)dispositions of Inventory in the Ordinary Course of Business;

(c)dispositions of Cash Equivalents in the Ordinary Course of Business;

(d)dispositions between and among Borrower and its Subsidiaries; provided that ~~<if the transferor in such a transaction is an Obligor, then either (x) >~~the transferee must be an Obligor~~<, (y) the aggregate amount of all dispositions made pursuant to this clause (d)(y) shall not exceed $2,500,000 in the aggregate during the term of this Agreement, or (z) the portion of any such Disposition made for less than fair market value and any non-cash consideration received in exchange for such Disposition shall in each case constitute an Investment in such Subsidiary and must be otherwise permitted hereunder;>~~;

(e)dispositions solely among Subsidiaries that are not Obligors;

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(f)the sale of services, or the termination of any contracts, in each case in the Ordinary Course of Business;

(g)the granting of Liens permitted by Section 10.2.2;

(h)the sale or discount, in each case without recourse, of accounts receivable arising in the Ordinary Course of Business and not included in the most recently delivered Borrowing Base Certificate delivered hereunder, but only in connection with the compromise or collection thereof;

(i)any involuntary loss, damage or destruction of property, or any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition or use of property;

(j)the leasing or subleasing of assets of Borrower or its Subsidiaries in the Ordinary Course of Business;

(k)the sale or issuance of Equity Interests (other than Disqualified Stock) of Borrower not resulting in a Change of Control, so long as (i) such disposition is made at fair market value, (ii) in any such disposition, ~~<at least 90>~~100% of the purchase price is paid in cash and (iii) the Net Cash Proceeds thereto are applied against the Loan in accordance with Section 2.3.3.

(l)(i) the lapse of registered patents, trademarks, copyrights and other Intellectual Property of Borrower and its Subsidiaries to the extent not economically desirable in the conduct of their business or (ii) the abandonment of patents, trademarks, copyrights, or other Intellectual Property in the Ordinary Course of Business so long as (in each case under clauses (i) and (ii)), (x) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (y) such lapse is not materially adverse to the interests of the Secured Parties hereunder;

(m)the making of Distributions that are expressly permitted to be made pursuant to Section 10.2.4 of this Agreement;

(n)dispositions constituting Investments to the extent permitted under Section 10.2.5;

(o)dispositions constituting the licensing or cross-licensing, in any case, on a non-exclusive basis, of Intellectual Property rights in the Ordinary Course of Business;

(p)[reserved];

(q)[reserved];

~~<(p) sale leaseback transactions with respect to property having a fair market value not to exceed $5,000,000 in the aggregate during the term of this Agreement;>~~

~~(q) <a Specified Asset Disposition >so long as (i) <the Payment Conditions are satisfied, (ii) the Net Senior Leverage Ratio calculated immediately after such disposition is not~~

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~~greater than the Net Senior Leverage Ratio calculated immediately prior to such disposition, and (iii) any proceeds of such disposition constituting Term Priority Collateral are used to prepay the Loans;>~~

(r)as otherwise approved in writing by Agent and the Required Lenders; and

(s)~~<Asset Dispositions in each Fiscal Year during the term of this Agreement in an amount of up to $250,000, but not to exceed $750,000 in the aggregate during the term of this Agreement>~~[reserved];

provided that in any Asset Disposition permitted under clauses (a) through (v) (other than under clauses (d), (e), (i), (l), (m), (n)~~<,>~~ and (o~~<) and (p>~~)) above, Borrower receives fair market value (as determined by Borrower in good faith) and ~~<at least 75>~~100% of the proceeds consist of cash or Cash Equivalents.

Permitted Contingent Obligations:  Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date and set forth in Schedule 10.2.1, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions permitted hereunder; (f) arising under the Loan Documents or the Revolving Loan Facility; or (g) in an aggregate amount of $~~<2,500,000>~~1,000,000 or less at any time.

Permitted Indebtedness:  as defined in Section 10.2.1.

Permitted Initial Payment:  a payment in respect of Extended Prepetition Debt to the extent permitted under Section 10.2.8(b)(x).

Permitted Lien:  as defined in Section 10.2.2.

Permitted Purchase Money Debt:  Purchase Money Debt of Borrower and its Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount together with all Capital Lease Obligations does not exceed $~~<2,000,000>~~1,000,000 at any time and its incurrence does not violate Section 10.2.3.

Permitted Surety Bonds:  unsecured guarantees and reimbursement obligations incurred in the Ordinary Course of Business with respect to surety and appeal bond, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations.

Person:  any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

PIK Interest: ~~shall have the meaning set forth in the definition of <"Applicable Margin">~~Non-Default PIK Interest and Default PIK Interest.

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~~<PIK Interest Rate:  the applicable rate per annum corresponding to the applicable Net Senior Leverage Ratio, all as set forth in the following table:>~~

~~Net Senior Leverage Ratio~~	~~PIK Interest Rate~~
~~> 5.00x~~	~~2.00%~~
~~> 4.25x, but < 5.00x~~	~~1.00%~~
~~<4.25x~~	~~0.00%~~

~~<The >~~PIK Interest Rate~~< shall be adjusted quarterly, >to the extent applicable<, as of the first Business Day of the month following the date on which financial statements are required to be delivered pursuant to Section 10.1.2 hereof (including with respect to the last Fiscal Quarter of each Fiscal Year) after the end of each related Fiscal Quarter based on the Net Senior Leverage Ratio as of the last day of such Fiscal Quarter.  Notwithstanding the foregoing, during the >period commencing on <the Third Amendment Effective Date and ending on the first Business Day of the month following the date on which financial statements for the Fiscal Quarter ending March 30, 2019 have been delivered >in accordance with Section 10.1.2(<b) hereof, the PIK Interest Rate shall be 1.00%.>~~:  2.00% per annum.

Plan:  any employee benefit plan (as defined in Section 3(3) of ERISA) established by an Obligor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.

Plan of Reorganization:  the Debtors' Second Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, as filed with the Bankruptcy Court on May 23, 2013.

Platform:  as defined in Section 14.3.3.

Prime Rate:  for any period, the greatest of (a) 3.00% per annum, (b) the Federal Funds Rate plus 0.50% per annum, (c) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of one (1) month and shall be determined on a daily basis) plus 1.00% per annum, and (d) the rate last quoted by The Wall Street Journal as the "Prime Rate" in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the "bank prime loan" rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Agent) or any similar release by the Federal Reserve Board (as determined by Agent).  Each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.

Prime Rate Loans:  shall mean the Loans which accrue interest by reference to the Prime Rate, in accordance with the terms of this Agreement.

Properly Contested:  with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or such Obligor's liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment during such contest could not have a Material Adverse Effect, nor result in forfeiture or sale of any material assets of such Obligor; (e) no Lien, other than any Permitted Lien,

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is imposed on assets of such Obligor, unless bonded and stayed to the reasonable satisfaction of Agent in its discretion; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property:  any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Proposal Letter:  the proposal letter, dated as of March 3, 2017, between Agent and Borrower.

Protective Advances:  shall have the meaning set forth in Clause (e) of Section 2.1.1 hereof.

Purchase Money Debt:  (a) Indebtedness (other than the Obligations) for payment of any of the purchase price of the acquisition, construction or improvement of any fixed or capital assets; (b) Indebtedness (other than the Obligations) incurred within ninety (90) days before or after the acquisition or completion of such construction or improvement of any fixed assets or capital assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.

Purchase Money Lien:  a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Indebtedness and constituting a Capital Lease or a purchase money security interest under the UCC.

Qualified Investment Banker Engagement:  the engagement and retention by the Obligors of an investment banker satisfactory to Agent, at Obligors' sole cost and expense and on terms and conditions satisfactory to Agent, for purposes of preparing, marketing, and consummating an Acceptable Transaction, the consummation of each of which shall be subject to the terms and provisions of this Agreement and the other Loan Documents. For the avoidance of doubt, the engagement of Houlihan Lokey Capital, Inc. by the Obligors in accordance with the terms of the HL Engagement Letter as in effect as of the Fifth Amendment Effective Date constitutes a Qualified Investment Banker Engagement.

Quality of Earnings Report:  shall have the meaning set forth in Section 6.1(o) hereof.

RCRA:  the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Real Estate:  all right, title and interest (whether as owner, lessor or lessee) in any land and/or any buildings, structures, parking areas or other improvements thereon together with any related real Property interests related thereto.

Reasonable Credit Judgment:  Agent's commercially reasonable credit judgment (from the perspective of a secured, term loan lender) exercised, in good faith.

Recipient:  Agent, any Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.

Refinancing Conditions:  the following conditions for Refinancing Debt:  (a) it is in an aggregate principal amount that, together with the undrawn commitments therefor, does not exceed

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the sum of the principal amount of the Indebtedness and the undrawn commitments therefor, in each case being extended, renewed or refinanced (solely for purposes of this definition, "Refinanced Debt") plus accrued interest (including any interest paid in kind), fees and premiums (if any) thereon and reasonable fees and expenses associated with the refinancing; (b) the Refinanced Debt shall be repaid, defeased or satisfied and discharged on a dollar-for-dollar basis (or such lesser basis that results in repayment in full of such Refinanced Debt), and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, substantially concurrently with such refinancing; (c) it has a final maturity no sooner than, a weighted average life no less than, and an interest rate no greater than, the Refinanced Debt; (d) if it is secured, the terms and conditions relating to collateral for such Indebtedness, taken as a whole, shall be no more favorable to the investors providing such Indebtedness than the terms and conditions with respect to the collateral for the Refinanced Debt (and the Liens on any collateral securing such Indebtedness shall have the same (or lesser) priority as the Refinanced Debt relative to the Liens on the Collateral securing the Obligations) and if such Refinancing Debt is secured by the Collateral, it shall be subject to the Intercreditor Agreement; (e) it is subordinated to the Obligations at least to the same extent as the Indebtedness being extended, renewed or refinanced; (f) such Refinancing Debt shall be otherwise on terms and conditions (other than interest, fees, premiums, funding discounts, optional prepayment provisions, guarantees, collateral and subordination) that are, taken as a whole, in the reasonable good faith determination of Borrower, not materially less favorable to Borrower than those applicable to the Refinanced Debt; (g) no additional Lien is granted to secure it; (h) no additional Person is obligated on such Indebtedness; and (i) upon giving effect to it, no Default or Event of Default exists.

Refinancing Debt:  Borrowed Money or any commitment to extend credit that is the result of an extension, renewal or refinancing of Indebtedness permitted under Section 10.2.1(b), or (d~~<) or (f>~~) or any commitment to extend credit in connection with the foregoing; provided, however, that under no circumstances shall Specified Unsecured Prepetition Debt (including Extended Prepetition Debt) constitute Refinancing Debt.

Register:  shall have the meaning set forth in Section 2.2.2 hereof.

Related Real Estate Documents:  with respect to any Real Estate subject to a Mortgage, the following, in form and substance satisfactory to Agent and received by Agent for review at least fifteen (15) days prior to the effective date of the Mortgage:  (a) a mortgagee title policy (or binder therefor) covering Agent's interest under the Mortgage, by an insurer acceptable to Agent which must be fully paid on such effective date and which will be in an amount satisfactory to Agent; (b) a survey of the Real Estate, in form and substance reasonably satisfactory to Agent, certified by a licensed surveyor acceptable to Agent; (c) a life-of-loan flood hazard determination and, if the Real Estate is located in a special flood hazard area, an acknowledged notice to Borrower and flood insurance by an insurer acceptable to Agent; (d) if requested by Agent, an appraisal complying with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, by a third-party appraiser acceptable to Agent, and in form and substance satisfactory to Required Lenders; (e) upon the reasonable request of Agent, Phase I environmental assessments ("Phase Is"), prepared by environmental engineers reasonably acceptable to Agent, (f) such other reports, certificates, studies or data as Agent may reasonably require, all in form and substance satisfactory to Required Lenders; and (g) such other documents, instruments or agreements as Agent may reasonably require with respect to any environmental risks regarding the Real Estate.

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Relevant Governmental Body: the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York for the purpose of recommending a benchmark rate to replace the LIBOR Rate in loan agreements similar to this Agreement.

Replacement Lender:  shall have the meaning set forth in Section 3.9 hereof.

Report:  as defined in Section 12.2.3.

Reportable Event:  any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

Required Lenders:  Lenders holding at least 51% of the sum of the outstanding principal balance of the Term Loan.

Reserve Percentage:  on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor thereto) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities") of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

Restricted Investment:  any Investment by Borrower or any Subsidiary, other than

(a)Investments existing on the Closing Date and set forth on Schedule 10.2.5;

(b)Investments in Cash Equivalents made in the Ordinary Course of Business;

(c)Investments in Borrower or any Subsidiary that is an Obligor, provided that (i) any such Investments in the form of loans and advances made by an Obligor shall be permitted so long as no Default or Event of Default exists or would result therefrom and shall be evidenced by a promissory note pledged to Agent (or its agent, designee or bailee) for the ratable benefit of the Lenders pursuant to the Guarantee and Collateral Agreement~~<,>~~ and (ii) any such Investments in the form of Equity Interests held by an Obligor shall be pledged pursuant to the Guarantee and Collateral Agreement (subject to any limitations applicable to voting stock of a Foreign Subsidiary ~~<referred to>~~set forth therein)~~< and (iii) the aggregate amount of such Investments made from the Closing Date by Obligors in Subsidiaries that are not Obligors shall not exceed $2,500,000>~~;

(d)Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the Ordinary Course of Business;

(e)~~<loans made by Borrower and its Subsidiaries in the Ordinary Course of Business in accordance with their usual practice to their respective employees so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-down or write-offs of such loans and advances) shall not exceed $1,000,000;>~~[reserved];

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(f)Hedging Agreements entered into by Borrower and its Subsidiaries that are entered into in the Ordinary Course of Business and not for speculative purposes;

(g)to the extent constituting an Investment, Capital Expenditures not prohibited hereunder;

(h)~~<Investments consisting of the non-cash portion of the sales price received for Permitted Asset Dispositions>~~[reserved];

(i)lease, utility and other deposits or advances in the Ordinary Course of Business;

(j)cash earnest money deposits made in connection with ~~<Permitted Acquisitions or other >~~acquisitions of assets permitted hereunder;

(k)Investments in the Ordinary Course of Business consisting of endorsements for collection or deposit;

(l)Investments of any Person existing at the time such Person becomes a Subsidiary, or consolidates, amalgamates or merges with Borrower or a Subsidiary ~~<(including in connection with a Permitted Acquisition) >~~(but excluding Investments in Subsidiaries which must be otherwise permitted by this definition of "Restricted Investments") so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation, amalgamation or merger and such Person becoming a Subsidiary or such consolidation, amalgamation or merger, applicable, is otherwise permitted under this Agreement;

(m)~~<Investments of Net Proceeds of a Permitted Asset Disposition in accordance with the reinvestment rights set forth in Section 2.3.1>~~[reserved];

(n)Extensions of trade credit in the Ordinary Course of Business;

(o)~~<Investments constituting Permitted Acquisitions; provided that the aggregate consideration paid in Permitted Acquisitions to acquire a Person that will not be an Obligor following the acquisition thereof, or to acquire property or assets that will not be owned by an Obligor (each, a "Non-Obligor Permitted Acquisition") shall not exceed, at the time of any such acquisition, together with the aggregate consideration paid in all Non-Obligor Permitted Acquisitions effected prior to such time, $1,000,000;>~~[reserved];

(p)to the extent constituting Investments, Permitted Contingent Obligations; and

~~<(q) other Investments not included in the preceding clauses; provided that (x) the aggregate amount of such Investments together with the aggregate consideration paid in all Non-Obligor Permitted Acquisitions effected prior to such time, shall not exceed $5,000,000 and (y) Investments permitted pursuant to this clause (q) shall not include Acquisitions and Permitted Acquisitions (other than Non-Obligor Permitted Acquisitions) otherwise permitted hereunder, which shall only be permitted in compliance with clause (o) above.>~~

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(q)[reserved];

provided, however, notwithstanding anything to the contrary in this definition, (i) neither the Borrower nor any other Obligor may make any Investment in any Subsidiary that is not an Obligor and (ii) neither the Borrower nor any other Obligor may consummate any Acquisition.

Restrictive Agreement:  an agreement (other than a Loan Document) that conditions or restricts the right of Borrower, any Subsidiary or any other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Indebtedness.

Revolving Loan Agent: the "Agent" as defined in the Revolving Loan Agreement.

Revolving Loan Agreement:  that certain Loan Agreement dated as of the Revolving Loan Agreement Closing Date by and among Revolving Loan Agent, the Revolving Loan Lenders and the Obligors, as amended, restated or otherwise modified from time to time to the extent not prohibited by the Intercreditor Agreement, including without limitation, as amended by the Closing Date Revolving Loan Agreement Amendment.

Revolving Loan Agreement Closing Date:  June 11, 2013.

Revolving Loan Commitments: "Commitments" as defined in the Revolving Loan Agreement.

Revolving Loan Documents:  "ABL Documents" as defined in the Intercreditor Agreement.

Revolving Loan Facility:  (i) the Revolving Loan Agreement and (ii) any refinancing thereof as long as each Refinancing Condition is satisfied, in each case to the extent permitted by this Agreement and the Intercreditor Agreement.

Revolving Loan Lenders:  the financial institutions from time to time party to the Revolving Loan Agreement as lenders.

Revolving Loan Obligations:  "Obligations" (or any such similar term) (as defined in the Revolving Loan Agreement).

Revolving Loans:  shall mean "Loans" as defined in the Revolving Loan Agreement.

Royalties:  all royalties, fees, expense reimbursement and other amounts payable by an Obligor under a License.

S&P:  Standard & Poor's Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

Sanction:  any international economic sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, Her Majesty's Treasury or other relevant sanctions authority.

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Scheduled Term Loan Installment Payments:  shall have the meaning set forth in Section 2.1.2 hereof.

Second Amendment Effective Date:  September 29, 2018.

Secured Parties:  Agent and Lenders.

Securities Account Control Agreement:  the Securities Account control agreements to be executed by the relevant Obligor and each institution maintaining a Securities Account for Borrower or an Obligor, in favor of Agent, as security for the Obligations, in the form required and to the extent required under Section 8.5.

Security Documents:  the Guarantee and Collateral Agreement, each Security Agreement Supplement (as defined in the Guarantee and Collateral Agreement), Mortgages, IP Assignments, Deposit Account Control Agreements, Securities Account Control Agreements and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Senior Debt:  as of any date of determination, Borrowed Money of Borrower and its Subsidiaries as of such date, other than Subordinated Debt; provided that for the avoidance of doubt, Senior Debt shall include (x) Indebtedness under the Revolving Loan Facility and (y) any Indebtedness the final maturity date of which is earlier than the Maturity Date other than Specified Unsecured Prepetition Debt; provided, further that reimbursement obligations with respect to Permitted Surety Bonds shall not constitute Senior Debt; provided further, that for purposes of determining Senior Debt, as of any date of determination, Indebtedness under the Revolving Loan Agreement shall be deemed to be the average daily amount of such Indebtedness for the 365-day period immediately preceding such date; provided further, that for purposes of determining Senior Debt with respect to any testing period that includes the month that any portion of the Specified Unsecured Prepetition Debt is paid, if such payment is financed with proceeds of Revolving Loans, average indebtedness under the Revolving Loan Agreement will be calculated after giving pro forma effect (as if such payment (and the incurrence of Revolving Loans in connection therewith) was made of the first day of such testing period) to the amount of such payment of the Specified Unsecured Prepetition Debt (and the incurrence of Revolving Loans in connection therewith).

Senior Officer:  the president, chief executive officer, chief accounting officer, chief operating officer or chief financial officer of Borrower or, if the context requires, an Obligor.

SOFR: with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) and, in each case, that has been selected or recommended by the Relevant Governmental Body.

SOFR-Based Rate: SOFR or Term SOFR.

Solvent:  as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below)

~~<->~~38~~<->~~

is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not "insolvent" within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates.  "Fair salable value" means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Specified Availability:  shall mean "Availability" (as defined in the Revolving Loan Agreement as in effect on the Fifth Amendment Effective Date and as amended or modified with the consent of Agent), calculated without giving effect to the "Availability Block" (as defined in the Revolving Loan Agreement as in effect on the Fifth Amendment Effective Date).

Specified ~~<Asset Dispositions>~~Covenants:  the ~~<Asset Dispositions>~~covenants set forth ~~<on Schedule 1.1(c)>~~in Section 10.1.19.

Specified ~~<Availability>~~Transaction:  shall have the meaning ~~<provided for in the Revolving Loan Agreement>~~set forth in Section 10.1.19(a).

~~<Specified Default:  the failure of any Obligor to comply with the terms of Section 8.2.5, 8.5 or 10.1.1, the failure of Borrower to deliver financial statements when required pursuant to Section 10.1.2, or the occurrence of any Default specified in Sections 11.1(a), 11.1(i) or 11.1(j).>~~

Specified Unsecured Prepetition Debt:  any payment or distribution in respect of the Allowed General Unsecured Claims or Allowed Trade Unsecured Claims (as such terms are defined in the Plan of Reorganization) that is made in accordance with Sections IV.E, IV.F and V.I of the Plan of Reorganization in an aggregate amount not to exceed the sum of (x) $24,500,000 and (y) the amount of accrued and unpaid interest thereon.

Specified Unsecured Prepetition Debt Satisfaction Event:  (a) Borrower has obtained an amendment, supplement, agreement or other modification relating to the Specified Unsecured Prepetition Debt, in form and substance satisfactory to Agent and the Required Lenders, pursuant to which at least $23,000,000 of the Specified Unsecured Prepetition Debt is converted to Extended Prepetition Debt, (b) such Extended Prepetition Debt is secured (if at all) by a "silent third" Lien on the Term Priority Collateral pursuant to documentation in form and substance satisfactory to Agent following the Third Lien Effective Date and (c) such Extended Prepetition Debt and Lien are subject to a subordination agreement in form and substance satisfactory to Agent.

Subordinated Debt:  (a) Extended Prepetition Debt to the extent secured by a Lien permitted under Section 10.2.2(t) and (b) any other Indebtedness incurred by an Obligor that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on

~~<->~~39~~<->~~

terms (including maturity, interest, fees, repayment, covenants and subordination) reasonably satisfactory to Agent.

Subsidiary:  with respect to any Person (herein referred to as the "parent"), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held; or (b) that is, at the time any determination is made, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower or of an Obligor, as the context may require.

Subsidiary Guarantors:  each Subsidiary of Borrower listed on Schedule 1.1(d) and each other Subsidiary of Borrower that shall be required to execute and deliver or become party to a Guaranty pursuant to Section 10.1.14.

Taxes:  all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

TCW Indemnitees:  TCW and its officers, directors, employees, Affiliates, agents and attorneys.

TCW:  TCW Asset Management Company LLC and its officers, directors, employees, Affiliates, agents and attorneys.

Term A Loan:  shall have the meaning set forth in Clause (a) of Section 2.1.1 hereof.

Term A Loan Commitment Percentage:  as to any Lender, (i) on the Closing Date, the percentage set forth opposite such Lender's name on Schedule 1.1(a) hereto under the column "Term A Loan Commitment Percentage" (if such Lender's name is not so set forth thereon, then, on the Closing Date, such percentage for such Lender shall be deemed to be zero) and (ii) on any date following the Closing Date, the percentage equal to the principal amount of the Term A Loan held by such Lender on such date divided by the aggregate principal amount of Term A Loan on such date.

Term Loan:  shall have the meaning set forth in Clause (b) of Section 2.1.1 hereof.

Term Loan Commitment Percentage:  as to any Lender, the percentage equal to the principal amount of the Term Loan held by such Lender on such date divided by the aggregate principal amount of Term Loan on such date.

Term Priority Collateral:  shall have the meaning given to such term in the Intercreditor Agreement.

Term Priority Collateral Account:  the "Term Priority Collateral Account" as defined in the Intercreditor Agreement.

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Term SOFR: the forward-looking term rate for any period that is approximately (as determined by the Agent) as long as any of the Interest Period options set forth in the definition of "Interest Period" and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an  information service as selected by the Agent from time to time in its reasonable discretion.

Third Amendment:  that certain Third Amendment to Loan Agreement, with an effective date as of the Third Amendment Effective Date, among Borrower, the Guarantors party thereto, Agent and the Lenders party thereto.

Third Amendment Effective Date:  December 29, 2018.

Third Lien Agent: the Person designated as agent or administrative agent and collateral agent pursuant to the Third Lien Intercreditor Agreement and the Third Lien Documents and its permitted successors and assigns, or any other Person designated as agent or administrative agent and collateral agent pursuant to the Third Lien Intercreditor Agreement and the Third Lien Documents.

Third Lien Documents: the Third Lien Security Agreement, the Third Lien Intercreditor Agreement and the Extended Prepetition Debt Letter Agreements and any subordination agreements executed in connection therewith with the consent of the Agent.

Third Lien Effective Date: the date on which each of the following conditions has been satisfied or waived by the Agent and Required Lenders: (w) Agent has received an Acceptable Term Sheet, (x) at least $17,600,000 of the Specified Unsecured Prepetition Debt has been converted to Extended Prepetition Debt before the Outside Date, (y) such Liens are evidenced by documentation in form and substance satisfactory to Agent and (z) as such Extended Prepetition Debt and Liens are subject to a subordination agreement in form and substance satisfactory to Agent.

Third Lien Intercreditor Agreement: the Third Lien Intercreditor Agreement, dated as of the Third Lien Effective Date, among Obligors, Revolving Loan Agent, Agent and Third Lien Agent.

Third Lien Security Agreement: the "Security Agreement", dated as of the Third Lien Effective Date, by and among Third Lien Agent, and the Obligors party thereto.

Transactions:  collectively, (a) the execution, delivery and performance by Obligors of this Agreement and the other Loan Documents to which they are a party, the borrowing of Loans and the use of the proceeds thereof and (b) the consummation of the Revolving Loan Facility Amendment, in each case on or before the Closing Date.

Transferee:  any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

Transferring Subsidiary:  as defined in Section 10.2.9.

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UCC:  the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

Unadjusted EBITDA:  with respect to Borrower and its Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of Borrower and its Subsidiaries for such period, plus the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (a) through (e) of this definition reduced such Consolidated Net Income (and were not excluded therefrom or added thereto) for the respective period for which Unadjusted EBITDA is being determined):

(e)provision for taxes based on income, profits or capital of Borrower and its Subsidiaries for such period, including, without limitation, state, franchise and similar taxes;

(f)interest expense (and to the extent not included in interest expense, (i) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or disqualified stock and (ii) costs of surety bonds in connection with financing activities) of Borrower and its Subsidiaries for such period;

(g)depreciation and amortization expenses of Borrower and its Subsidiaries for such period including the amortization of intangible assets, deferred financing fees and capitalized software expenditures and amortization of unrecognized prior service costs;

(h)any non-cash impairment charges arising from the wind down of the Agendas business; and

(i)the amount of actual professional fees, expenses and retainers of the Lenders of the type set forth in the line item of the Budget titled "Restructuring-related professional fees" for such period;

provided, that, notwithstanding anything to the contrary contained herein, for each of the calendar months set forth below, Unadjusted EBITDA shall be deemed to be the amount set forth below opposite such month:

Calendar Month	Unadjusted EBITDA
November 2018	($4,689,400.48)
December 2018	($16,884,528.52)
January 2019	($4,969,092.72)
February 2019	($5,361,086.42)
March 2019	($3,010,561.79)

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April 2019	$209,373.32
May 2019	$3,530,548.33
June 2019	$5,979,042.09
July 2019	$14,166,053.21
August 2019	$15,154,923.94
September 2019	($193,217.08)
October 2019	($972,567.00)

Unfunded Pension Liability:  the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to the Code, ERISA or the Pension Protection Act of 2006 for the applicable plan year.

Unrestricted Cash:  cash or Cash Equivalents of Borrower or any Subsidiaries that would not appear as "restricted" on a consolidated balance sheet of Borrower or any Subsidiaries and are not subject to Liens other than Liens arising by operation of law and Liens securing the Obligations and the Revolving Loan Obligations, not to exceed $5,000,000; provided that Unrestricted Cash shall be deemed to be $0 unless, for the thirty (30) days preceding and the thirty (30) days following any date of determination, there have not been, and there will not be, any borrowings of Revolving Loans and Borrower has had such cash or Cash Equivalents for the preceding 30-day period.

Upstream Payment:

(a)any Subsidiary of Borrower may declare and pay dividends or make other distributions to Borrower or any other Obligor~~< and any Subsidiary of Borrower that is not an Obligor may declare and pay dividends or make other distributions to any other Subsidiary of Borrower that is not an Obligor>~~;

(b)[reserved];

(c)[reserved]; and

(d)[reserved].

~~<(b) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Borrower may repurchase its Equity Interests owned by directors or employees of Borrower or any Subsidiary or make payments to directors or employees of Borrower or any Subsidiary upon termination of employment or position as a director in connection with the exercise of stock options, stock appreciation rights or similar equity incentives~~

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~~or equity based incentives pursuant to management incentive plans or in connection with the death or disability of such directors or employees in an aggregate amount not to exceed $2,000,000 in any Fiscal Year;>~~

~~<(c) so long as both immediately before and immediately after giving effect thereto the Payment Conditions are satisfied, any other Distribution to the extent financed with proceeds from Delayed Draw Term Loans; and >~~

~~(d) <commencing with the Fiscal Year ending December 29, 2018, on any date following the date on which Agent has received a prepayment pursuant to Section 2.3.4 hereof arising from Excess Cash Flow for the immediately preceding Fiscal Year, any other Distribution >so long as <both immediately before and immediately after giving effect thereto (i) >the Payment Conditions are satisfied and (<ii) the amount of all such Distributions in any Fiscal Year does not exceed 50% of Excess Cash Flow for the immediately preceding Fiscal Year.>~~

U.S. Person:  any Person (a) (i) that is not disregarded as separate from its owner for U.S. federal income tax purposes and (ii) that is a "United States Person" as defined in Section 7701(a)(30) of the Code; or (b) (i) that is disregarded as separate from its owner for U.S. federal income tax purposes and (ii) whose regarded owner for U.S. federal income tax purposes is a "United States Person" as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate:  as defined in Section 5.2.2(b)(iii).

Variance Report:  a detailed weekly variance report, in form and substance satisfactory to Agent, prepared by the Obligors' management and certified by the chief financial officer of Borrower, provided to Agent in accordance with Section 10.1.2(l), that includes, among other things: (a) with respect to Obligors and their Subsidiaries for the four-week period ended on the immediately preceding Friday: (i) the actual cash receipts, (ii) the actual cash disbursements, (iii) the actual net cash flow, (iv) the actual bookings and billings, (v) the actual professional fees, expenses and retainers incurred and (vi) the actual outstanding Revolving Loans and the actual Specified Availability and (b) a reconciliation of Obligors' and their Subsidiaries' actual performance for the two week period ending on the immediately preceding Friday (or the four-week period ending on the immediately preceding Friday with respect to the disbursements and professional fees, expenses and retainers described in Sections 10.3.5(d) and (e) and bookings and billings) with the Obligors' and their Subsidiaries' projected performance pursuant to the thirteen-week forecast under the previous week's Budget, including a detailed calculation of the percentage variances (on a line item by line item basis) between Obligors' and their Subsidiaries' actual and projected cash receipts, cash disbursements, net cash flow, bookings and billings and professional fees, expenses and retainers incurred.

Wholly-Owned Subsidiary:  as to any Person, any other Person all of the Equity Interest of which (other than directors' qualifying shares required by law) is owned by such Person directly and/or through other Wholly-Owned Subsidiaries.

Write-Down and Conversion Powers: the write-down and conversion powers of the applicable EEA Resolution Authority from time to time under the Bail-In Legislation for the

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applicable EEA Member Country, which powers are described in the EU Bail-In Legislation Schedule.

1.2Accounting Terms

.  Under the Loan Documents (except as otherwise specified therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrower delivered to Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrower's certified public accountants concur in such change, the change is disclosed to Agent, and all relevant provisions of the Loan Documents are amended in a manner satisfactory to Required Lenders to take into account the effects of the change; provided that, notwithstanding the foregoing, GAAP shall include the application of FASB ASC 606 with retroactive effect as of December 31, 2017 for purposes of the computation of any financial covenant contained herein and for all other purposes of the Loan Documents, with effect on the Second Amendment Effective Date.

1.3Uniform Commercial Code

.  As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time:  "Account," "Account Debtor," "Chattel Paper," "Commercial Tort Claim," "Deposit Account," "Document," "Equipment," "General Intangibles," "Goods," "Instrument," "Inventory," "Investment Property," "Letter-of-Credit Right," "Securities Account" and "Supporting Obligation."

1.4Certain Matters of Construction

.  The terms "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.  Any pronoun used shall be deemed to cover all genders.  In the computation of periods of time from a specified date to a later specified date, "from" means "from and including," and "to" and "until" each mean "to but excluding." The terms "including" and "include" shall mean "including, without limitation" and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision.  Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document.  All references to (a) laws include all related regulations, interpretations, supplements, amendments and successor provisions; (b) unless otherwise specified herein as referring to a document, instrument or agreement as in effect on the Closing Date, any document, instrument or agreement includes any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) unless otherwise indicated, time of day mean time of day at Agent's notice address under Section 14.3.1; or (g) discretion of Agent or any Lender shall mean the sole and absolute discretion of such Person.  All references to Loans, Obligations and other amounts herein shall be denominated in Dollars, unless expressly provided otherwise, and all determinations (including calculations of financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time.  All terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result

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or effect) to value any Indebtedness or other liabilities of Borrower or any Subsidiary at "fair value", as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, and (iii) without giving effect to Accounting Standards Update No. 2016-02 issued by the Financial Accounting Standards Board.  Borrower shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent or any Lender under any Loan Documents.  No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision.  Reference to Borrower's "knowledge" or similar concept means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter.

1.5Divisions

.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction's laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person,  (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time and (c) in the event that an Obligor or any Subsidiary of an Obligor or any Subsidiary thereof that is a limited liability company divides itself into two or more limited liability companies, any limited liability companies formed as a result of such division shall be required to comply with the obligations set forth in Section 10.1.14 and the other applicable further assurances obligations set forth in the Loan Documents (in each case as if such resulting limited liability company were an Obligor or a Subsidiary of an Obligor or a Subsidiary thereof, as applicable), and to become Borrower or Guarantor, if required by the terms of this Agreement

SECTION 2.  LOANS, PAYMENTS

2.1Term Loan.

2.1.1Term Loan Amounts.

(a)On the terms and subject to the conditions set forth herein, the Lenders hereby agree to make to Borrower on the Closing Date a term loan in an original principal amount equal to $110,000,000 (the "Term A Loan").  Each Lender's obligation to fund the Term A Loan shall be limited to such Lender's Term Loan Commitment Percentage of the Term A Loan, and no Lender shall have any obligation to fund any portion of the Term A Loan required to be funded by any other Lender, but not so funded, and no Lender shall be relieved of its obligation to fund the Term A Loan because another Lender has failed to fund.  Borrower shall not have any right to reborrow any portion of the Term A Loan which is repaid or prepaid from time to time.  The Commitments of the Lenders to make the Term A Loan shall expire concurrently with the making of the Term A Loan on the Closing Date.

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(b)On the terms and subject to the conditions set forth herein, at the election of, and on Business Days during the Delayed Draw Term Loan Commitment Period identified by, Borrower (such date, a "Delayed Draw Term Loan Draw Date"), so long as, in each case, each of the Delayed Draw Funding Conditions shall have been satisfied, the Lenders hereby agree to make to Borrower on each Delayed Draw Term Loan Draw Date a delayed draw term loan up to an aggregate original principal amount for all Delayed Draw Term Loans equal to the Delayed Draw Term Loan Amount at such time (a "Delayed Draw Term Loan"; and, when funded, together with the Term A Loan, the "Term Loan").  Each Lender's obligation to fund a Delayed Draw Term Loan shall be limited to such Lender's Delayed Draw Term Loan Commitment Percentage of such Delayed Draw Term Loan, and no Lender shall have any obligation to fund any portion of any Delayed Draw Term Loan required to be funded by any other Lender, but not so funded, and no Lender shall be relieved of its obligation to fund any Delayed Draw Term Loan because another Lender has failed to fund.  When funded, each Delayed Draw Term Loan shall become part of, and have all of the terms and conditions applicable to (including without limitation in respect of pricing, repayments and maturity), the Term Loan for all purposes hereunder and under the other Loan Documents and shall be secured by the Collateral in all respects.  Each Delayed Draw Term Loan shall be in a minimum principal amount of $5,000,000 (unless otherwise agreed by Agent in its discretion) and in integral multiples of $1,000,000 in excess of that amount.  Borrower shall not have any right to reborrow any portion of the Delayed Draw Term Loan which is repaid or prepaid from time to time.  On each Delayed Draw Term Loan Draw Date, the Commitments of the Lenders to make Delayed Draw Term Loans shall be permanently reduced on a dollar-for-dollar basis in an amount equal to the Delayed Draw Term Loan made on such Delayed Draw Term Loan Draw Date, and the Delayed Draw Term Loan Commitments of all Lenders shall expire on the Delayed Draw Term Loan Commitment Termination Date.

(c)Borrower shall deliver to Agent a Notice of Borrowing, not later than 10:00 a.m. (Chicago time) at least one Business Day prior to the Closing Date or a Delayed Draw Term Loan Draw Date, as applicable.  Such Notice of Borrowing shall be irrevocable and shall specify (x) the principal amount of the proposed Loan, (y) whether the proposed Loan is requested to be a Prime Rate Loan or a LIBOR Rate Loan and, in the case of a LIBOR Rate Loan, the initial Interest Period with respect thereto, and (z) wire instructions for the account to which funds to Borrower should be deposited.  Agent and the Lenders may act without liability upon the basis of written notice believed by Agent in good faith to be from Borrower.  Borrower hereby waives the right to dispute Agent's record of the terms of any such Notice of Borrowing absent manifest error.  Agent and each Lender shall be entitled to rely conclusively on Borrower's authority to request a Loan until Agent receives written notice to the contrary.  Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

(d)The Loans under this Agreement shall be made by the Lenders, to the account specified by Agent, no later than 3:00 p.m. (Chicago time) on the borrowing date of the proposed Loan, simultaneously and proportionately to their Commitment, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender's obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.  Promptly upon receipt of all funds requested in the Notice of Borrowing, Agent will

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make the proceeds of such Loans available to Borrower by causing an amount, in immediately available funds, equal to the proceeds of the Loans received by Agent to the account provided by the Borrowing Agent in the Notice of Borrowing for such purpose.

(e)Agent is hereby authorized by the Obligors and Lenders, at any time in Agent's sole discretion, regardless of (i) the existence of a Default or an Event of Default, (ii) whether any of the other applicable conditions precedent have not been satisfied or the Commitments have been terminated for any reason, or (iii) any other contrary provision of this Agreement, to make the Loans to Borrower on behalf of Lenders which Agent, in its reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (c) to pay any other amount chargeable to the Obligors pursuant to the terms of this Agreement (the "Protective Advances").  Lenders holding the Loans shall be obligated to fund such Protective Advances and effect a settlement with Agent therefor upon demand of Agent in accordance with their respective pro rata share of the outstanding Loans.  To the extent any Protective Advances are not actually funded by the other Lenders as provided for in this clause (e) of Section 2.1.1, any such Protective Advances funded by Agent shall be deemed to be the Loans made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding the Loans.

2.1.2Scheduled Term Loan Payments.  The principal amount of the Term Loan shall be paid in installments (all such installment payments, collectively, the "Scheduled Term Loan Installment Payments") on the dates shown below in an amount equal to the product of (i) the percentage set forth in Column B below shown opposite each date as set forth in Column A below times (ii) the sum of (x) the original principal amount of the Term A Loan plus (y) commencing the last Business Day of the first full calendar quarter after the first Delayed Draw Term Loan Draw Date, the original principal amount of the Delayed Draw Term Loans as of such date, as adjusted in accordance with Section 2.3.5 hereof:

Column A	Column B
Date of Payment	Percentage of Original Principal Amount of Term Loan to be Paid
June 30, 2017	0.625%
September 30, 2017	0.625%
December 31, 2017	0.625%
March 31, 2018	0.625%
June 30, 2018	0.625%
September 30, 2018	0.625%
December 31, 2018	0.625%
March 31, 2019	0.625%
June 30, 2019	1.250%
September 30, 2019	1.250%
December 31, 2019	1.250%
March 31, 2020	1.250%
~~June 30, 2020~~	~~1.250%~~
~~September 30, 2020~~	~~1.250%~~

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~~December 31, 2020~~	~~1.250%~~
~~March 31, 2021~~	~~1.250%~~
~~June 30, 2021~~	~~1.250%~~
~~September 30, 2021~~	~~1.250%~~
~~December 31, 2021~~	~~1.250%~~
~~March 31, 2022~~	~~1.250%~~
Maturity Date	The remaining principal balance of the Term Loan

Notwithstanding the foregoing, the outstanding principal amount of the Term Loan, together with all accrued and unpaid interest thereon and all other Obligations accrued and unpaid, shall be due and payable on the Maturity Date.  Notwithstanding the foregoing, the Loans shall be subject to earlier repayment upon (x) acceleration upon the occurrence of an Event of Default under this Agreement or (y) termination of this Agreement.

2.1.3Optional Prepayments.  Borrower may from time to time, subject to the Fee Letter, by 11:00 a.m. (Chicago time) with at least one (1) Business Day's written notice to Agent specifying the date and amount of such prepayment, prepay the Term Loan in whole or in part; provided, that any such partial prepayment shall be in an amount equal to $500,000 or a higher integral multiple of $100,000; provided, further that any notice of optional prepayment pursuant to this clause (c) that is based on the consummation of a Change of Control or a payment in full of the Obligations in connection with another transaction may be conditioned on the closing of such other transaction.  All such prepayments shall be applied in accordance with Section 2.3.5 hereof.

2.1.4Optional Delayed Draw Term Loan Commitment Reductions.  Borrower may from time to time by 11:00 a.m. (Chicago time) with at least one (1) Business Day's written notice to Agent specifying the date and amount of such reduction, reduce the Delayed Draw Term Loan Amount in whole or in part upon ten (10) days prior written notice to the Agent; provided, that any such partial reduction shall be in an amount equal to $5,000,000 or a higher integral multiple of $1,000,000.  Upon each reduction of the Delayed Draw Term Loan Amount in accordance with this Section 2.1.4, the Delayed Draw Term Loan Commitment for each Lender shall automatically and concurrently be reduced by the same amount of such Delayed Draw Term Loan Amount reduction on a pro rata basis in accordance with each such Lender's Delayed Draw Term Loan Commitment Percentage.

2.2General Provisions Regarding Payment; Register.

2.2.1All payments to be made by Borrower under any Loan Document, including payments of principal and interest and all fees, expenses, indemnities and reimbursements, shall be made without set off or counterclaim, in lawful money of the United States of America and in immediately available funds.  If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next

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succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.  Borrower shall make all payments in immediately available funds to the Payment Account before 1:00 p.m. (Chicago time) on the date when due; provided that all payments received by Agent after 1:00 p.m. (Chicago time) on any Business Day may (in Agent's discretion) be credited as if received on the next succeeding Business Day.  Any optional or mandatory prepayment of the Term Loan shall be accompanied by timely delivery to Agent of an appropriately completed Payment Notification, as provided in Section 2.3.5 hereof.  In the absence of receipt by Agent of an appropriately completed Payment Notification on or prior to such prepayment, Borrower and each Lender hereby fully authorizes and directs Agent, notwithstanding any contrary application provisions contained herein, to apply payments and/or prepayments received from Borrower against the outstanding Term Loan in accordance with the provisions of Section 2.3.5 hereof; provided, that if Agent at any time determines that payments received by Agent were in respect of a mandatory prepayment event, Agent shall apply such payments in accordance with the provisions of Section 2.3.5 hereof, and shall be fully authorized by Borrower and each Lender to make any corresponding Register reversals in respect thereof.  Notwithstanding anything to the contrary contained herein, any Payment Notification may state that such Payment Notification is conditioned upon the effectiveness of a payment in full of the Obligations or the consummation of a Change in Control in connection with another transaction and may be conditioned on the closing of such other transaction.

2.2.2Agent, acting as a non-fiduciary agent of the Obligors, shall maintain at its address a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder.  The entries in the Register shall be conclusive, in the absence of manifest error, and each Obligor, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Loans recorded therein for the purposes of this Agreement.  The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

2.3Mandatory Prepayments; Voluntary Commitment Reductions and Prepayments.

2.3.1Subject to Sections 10.2.6 and 10.2.9 hereof, the provisions of the Intercreditor Agreement, the Fee Letter and the Fifth Amendment Fee Letter, upon the receipt by any Obligor of Net Proceeds of any Asset Disposition consisting of Term Priority Collateral (excluding Net Proceeds from Asset Dispositions which qualify as Permitted Asset Dispositions under clauses (a), (b), (c), (d), (e), (f), (g), (j), (k), (l), (m), (n), (o) or (s) of the definition of Permitted Asset Dispositions), Borrower shall prepay the Loans in an amount equal to the Net Proceeds of such Asset Disposition promptly, but in no event more than three (3) Business Days following the receipt thereof, and until the date of payment, such proceeds shall be held in trust for Agent.  ~~<Notwithstanding the foregoing, (A) so long as no Default or Event of Default has occurred and is continuing, on the date any Obligor or any of its Subsidiaries receives Net Proceeds of any such Asset Disposition, such Net Proceeds may, at the option of Borrower, be applied to invest in property or assets used or useful in the business of any Obligor, provided that (x) Agent has a Lien on such property or assets, (y) Borrower delivers to Agent within ten (10) days after the date of receipt of such Net Proceeds a certificate stating that such Net Proceeds shall be used to~~

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~~acquire property or assets used or useful in the business of any Obligor within one hundred eighty (180) days after the date of receipt of such Net Proceeds (which certificate shall set forth an estimate of the Net Proceeds to be so expended), and (B) pending any such reinvestment or payment of expenses described in clause (A) above, such Net Proceeds shall be deposited in an account pledged solely to Agent.  >~~Such prepayments shall be applied to the Loans in accordance with Section 2.3.5 hereof.  The foregoing shall not be deemed to be implied consent to any Asset Disposition otherwise prohibited by the terms and conditions hereof.

2.3.2Subject to the provisions of the Intercreditor Agreement, the Fee Letter and the Fifth Amendment Fee Letter, upon the receipt by any Obligor of any Extraordinary Receipts~~< which constitute >Term Priority Collateral <in an aggregate amount equal to or in excess of $500,000 in any Fiscal Year>~~, Borrower shall prepay the Loans in an amount equal to the amount of such Extraordinary Receipts promptly, but in no event more than one (1) Business Day following the receipt thereof, and until the date of payment, such proceeds shall be held in trust for Agent.  Such prepayments shall be applied to the Loans in the manner described in Section 2.3.5 hereof.  ~~<Notwithstanding the foregoing, (A) so long as no Default or Event of Default has occurred and is continuing, on the date any Obligor or any of its Subsidiaries receives Extraordinary Receipts which constitute Term Priority Collateral consisting of insurance proceeds from one or more policies covering, or proceeds from any judgment, settlement, condemnation or other cause of action in respect of, the loss, damage, taking or theft of any property or assets, such Extraordinary Receipts may, at the option of Borrower, be applied to repair, refurbish or replace such property or assets or acquire replacement property or assets for the property or assets so lost, damaged or stolen or other property or assets used or useful in the business of any Obligor for the property or assets so disposed, provided that (x) Agent has a Lien on such replacement (or repaired or restored) property or assets, (y) Borrower delivers to Agent within ten (10) days after the date of receipt of such Extraordinary Receipts a certificate stating that such Extraordinary Receipts shall be used to repair or refurbish such property or assets or to acquire such replacement property or assets for the property or assets so lost, damaged or stolen or such other property or assets used or useful in the business of any Obligor within one hundred eighty (180) days after the date of receipt of such Extraordinary Receipts (which certificate shall set forth an estimate of the Extraordinary Receipts to be so expended), and (B) pending any such reinvestment or payment of expenses described in clause (A) above, such Extraordinary Receipts shall be deposited in an account pledged solely to Agent.>~~

2.3.3Subject to Section 10.2.1 hereof, the provisions of the Intercreditor Agreement, the Fee Letter and the Fifth Amendment Fee Letter, upon the receipt by any Obligor of the Net Proceeds from the issuance or sale of any Indebtedness or any Equity Interests (other than (i) Permitted Indebtedness, (ii) Net Proceeds from the issuance of Equity Interests (other than Disqualified Stock) to directors or employees of any Obligor, (iii) Net Proceeds of the issuance of Equity Interests to any Obligor~~<,>~~ and (iv) Net Proceeds from the issuance of Equity Interests in order to finance Capital Expenditures~~< and Permitted Acquisitions which are actually consummated within 180 days of the receipt of such Net Proceeds, and (v) Junior Capital Proceeds received after the Third Amendment Effective Date that has either (x) been deposited into escrow with a third party escrow agent subject to an escrow agreement in form and substance reasonably satisfactory to Agent and/or been set aside in a separate and segregated Deposit Account that is subject to a Deposit Account Control Agreement in favor of Agent and over which Agent has, subject to the Intercreditor Agreement, exclusive control, in either case, which proceeds shall only~~

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~~be released to repay the Specified Unsecured Prepetition Debt on the final maturity date thereof, or (y) been applied as a prepayment of the Specified Unsecured Prepetition Debt prior to the final maturity date thereof so long as, and only to the extent that, both immediately before and immediately after giving effect thereto the Payment Conditions are satisfied>~~), Borrower shall prepay the Loans in an amount equal to 100% of such Net Proceeds promptly, but in no event more than one (1) Business Day following the receipt thereof, and until the date of payment, such proceeds shall be held in trust for Agent.  Such prepayments shall be applied to the Loans in accordance with Section 2.3.5 hereof.  The foregoing shall not be deemed to be implied consent to any issuance or sale of any Indebtedness or any Equity Interests otherwise prohibited by the terms and conditions hereof.

2.3.4Subject to the provisions of the Intercreditor Agreement, the Fee Letter and the Fifth Amendment Fee Letter, on or before the fifth (5th) Business Day following the date on which audited financial statements are required to be delivered pursuant to clause (a) of Section 10.1.2 hereof (the "Excess Cash Flow Due Date"), beginning with respect to the Fiscal Year ending December 30, 2017 and for each Fiscal year thereafter, Borrower shall prepay the Loans in an amount equal to an amount equal to 50% of Excess Cash Flow for such Fiscal Year minus voluntary prepayments of the Term Loans to the extent made during the applicable Fiscal Year of measurement (such amount not to be less than zero); provided, that in the case of the Fiscal Year ended December 30, 2017, Borrower shall only be obligated to prepay the Loans in an amount equal to 50% of the Excess Cash Flow as calculated for the full 2017 Fiscal Year and prorated for the period commencing with the Closing Date and ending on December 30, 2017; provided further that, in the event Borrower is unable to make any mandatory prepayment described in this Section 2.3.4 on any Excess Cash Flow Due Date due the failure to satisfy the conditions in Section 10.2.8(b) of the Revolving Loan Agreement (as in effect on the date hereof) on such date, then Borrower shall not be obligated to make such prepayment until, and shall make such prepayment on, the first date thereafter on which, before and after giving pro forma effect to such prepayment, Specified Availability (as defined in the Revolving Loan Agreement on the date hereof) is greater than or equal to 15% of the Revolving Loan Commitments at such time.  Such prepayments shall be applied to the Loans in accordance with Section 2.3.5 hereof.

2.3.5Any prepayment of a LIBOR Rate Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 3.2.4 hereof.  All prepayments of the Loans shall be applied first to that portion of the Loans comprised of Prime Rate Loans and then to that portion of the Loans comprised of LIBOR Rate Loans, in direct order of Interest Period maturities.  Subject to the provisions of the Intercreditor Agreement, the Fee Letter and the Fifth Amendment Fee Letter, all prepayments under Section 2.1.3 hereof and this Section 2.3 shall be applied to the remaining installments of principal of the Term Loan  in the inverse order of maturity (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).

2.3.6Borrowing Agent shall deliver to Agent an appropriately completed Payment Notification by 10:00 a.m. (Chicago time) at least one Business Day prior to the date of payment of each mandatory prepayment pursuant to this Section 2.3 and each optional prepayment pursuant to Section 2.1(c) and Agent shall promptly notify each Lender of such notice.

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2.4Allocation of Payments After Event of Default

.  Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by Agent on account of the Obligations, or in respect of the Collateral may, at Agent's discretion, and shall, at the direction of the Required Lenders, be paid over or delivered as follows:

FIRST, to the payment of all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys' fees) of Agent in connection with enforcing its rights and the rights of Lenders under this Agreement and the Loan Documents, and any Protective Advances funded by Agent with respect to the Collateral under or pursuant to the terms of this Agreement;

SECOND, to payment of any fees owed to Agent;

THIRD, to the payment of all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys' fees) of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement;

FOURTH, to the payment of all Obligations arising under this Agreement and the Loan Documents consisting of accrued fees and interest;

FIFTH, to the payment of the outstanding principal amount of the Obligations;

SIXTH, to all other Obligations arising under this Agreement, under the Loan Documents or otherwise which shall have become due and payable and not repaid pursuant to clauses "FIRST" through "FIFTH" above; and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (ii) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that then outstanding Loans held by such Lender bears to the aggregate then outstanding Loans) of amounts available to be applied pursuant to clauses "FOURTH", "FIFTH", "SIXTH" and "SEVENTH" above.

2.5Use of Proceeds.

2.5.1Borrower shall apply the proceeds of (i) the Term A Loan to (x) repay in full the Indebtedness owing to Existing Agent and Existing Lenders under the Existing Loan Documents, (y) pay fees and expenses relating to the Transactions, and (z) provide for its working capital needs and other general corporate purposes, and (ii) the Delayed Draw Term Loans to finance (x) ~~<Permitted >~~Acquisitions permitted hereunder, (y) Upstream Payments, and (z) prepayments of Indebtedness, in each case, solely to the extent permitted pursuant to the terms and conditions hereof.

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2.5.2Without limiting the generality of Section 2.4.1 above, neither the Obligors nor any other Person which may in the future become party to this Agreement or the Loan Documents as an Obligor, intends to use nor shall they use any portion of the proceeds of the Term Loan, directly or indirectly, for any purpose in violation in any material respect of Applicable Law.

SECTION 3.  INTEREST AND FEES.

3.1Interest.

3.1.1From and following the Closing Date, depending upon Borrower's election from time to time, subject to the terms hereof, to have portions of the Loans accrue interest determined by reference to the Prime Rate or the LIBOR Rate, the Loans and the other Obligations shall bear interest at the applicable rates set forth below:

(a)If a Prime Rate Loan, or any other Obligation other than a LIBOR Rate Loan, then at the sum of the Prime Rate plus the Applicable Margin for Prime Rate Loans.

(b)If a LIBOR Rate Loan, then at the sum of the LIBOR Rate plus the Applicable Margin for LIBOR Rate Loans.

3.1.2All interest and fees under this Agreement and each Loan Document shall be calculated on the basis of a 360-day year for the actual number of days elapsed.  The date of funding of a Prime Rate Loan and the first day of an Interest Period with respect to a LIBOR Rate Loan shall be included in the calculation of interest.  The date of payment of a Prime Rate Loan and the last day of an Interest Period with respect to a LIBOR Rate Loan shall be excluded from the calculation of interest.  If a Loan is repaid on the same day that it is made, one (1) days' interest shall be charged.  Interest on all Prime Rate Loans is payable ~~<(>~~in cash ~~<or PIK Interest, as applicable) >~~in arrears on the last Business Day of each calendar quarter and on the maturity of such Loans, whether by acceleration or otherwise; provided, however, such portion of interest on Prime Rate Loans constituting PIK Interest shall be payable in kind in arrears on the last Business Day of each calendar month and on the maturity of such Loans.  Interest on LIBOR Rate Loans shall be payable ~~<(>~~in cash ~~<or PIK Interest, as applicable) >~~on the last day of the applicable Interest Period~~<,>~~ (unless the Interest Period is greater than three (3) months, in which case interest will be payable on the last day of each three (3) month interval~~<.  In addition, >interest on LIBOR Rate Loans <is due>~~) and on the maturity of such Loans, whether by acceleration or otherwise; provided, however, such portion of interest on LIBOR Rate Loans constituting PIK Interest shall be payable in kind in arrears on the last Business Day of each calendar month and on the maturity of such Loans.  For the avoidance of doubt, any PIK Interest shall be compounded on each interest payment date and added to the outstanding principal amount of the Term Loan and, once paid, shall be treated as principal amount of the Term Loan for all purposes of this Agreement. Following any such increase in the principal amount of the Term Loan, interest will accrue on such increased amount.

3.1.3At the election of Agent or Required Lenders, after the occurrence of an Event of Default and for so long as it continues, the Loans and other Obligations shall bear interest at the Default Rate.  Furthermore, at the election of Agent or Required Lenders during any period in which any Event of Default is continuing (x) as the Interest Periods for LIBOR Rate Loans then

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in effect expire, such Loans shall be converted into Prime Rate Loans and (y) the LIBOR election will not be available to Borrower

3.2LIBOR Provisions.

3.2.1Subject to the provisions of Section 3.1.3 hereof, Borrower may request that the Term Loan be made as LIBOR Rate Loans, that outstanding portions of the Term Loan be converted to LIBOR Rate Loans and that all or any portion of a LIBOR Rate Loan be continued as a LIBOR Rate Loan upon expiration of the applicable Interest Period.  Any such request will be made by submitting a Notice of Borrowing to Agent.  Upon the expiration of an Interest Period, in the absence of a new Notice of Borrowing submitted to Agent not less than by 11:00 a.m. (Chicago time) three (3) Business Days prior to the end of such Interest Period, the LIBOR Rate Loan then maturing shall be automatically converted to a LIBOR Rate Loan with a one month Interest Period.  There may be no more than six (6) LIBOR Rate Loans outstanding at any one time.  The Loans which are not requested as LIBOR Rate Loans in accordance with this Section 3.2.1 shall be Prime Rate Loans.  Agent will promptly notify Lenders, by written notice, of each Notice of Borrowing received by Agent prior to the first day of the Interest Period of the LIBOR Rate Loan requested thereby.

3.2.2In the event, prior to commencement of any Interest Period relating to a LIBOR Rate Loan, Agent shall determine in good faith or be notified in good faith and in writing by Required Lenders that adequate and reasonable methods do not exist for ascertaining LIBOR, Agent shall promptly provide notice of such determination to Borrower and Lenders (which shall be conclusive and binding on Borrower and Lenders).  In such event (a) any request for a LIBOR Rate Loan or for a conversion to or continuation of a LIBOR Rate Loan shall be automatically withdrawn and shall be deemed a request for a Prime Rate Loan, (b) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Prime Rate Loan, and (c) the obligations of Lenders to make LIBOR Rate Loans shall be suspended until Agent or Required Lenders determine that the circumstances giving rise to such suspension no longer exist, in which event Agent shall so notify Borrower and Lenders.

3.2.3Notwithstanding any other provisions hereof, if any law, rule, regulation, treaty or directive or interpretation or application thereof shall make it unlawful for any Lender to make, fund or maintain LIBOR Rate Loans, such Lender shall promptly give notice of such circumstances to Agent, Borrower and the other Lenders.  In such an event, (a) the commitment of such Lender to make LIBOR Rate Loans or convert Prime Rate Loans to LIBOR Rate Loans shall be immediately suspended and (b) such Lender's outstanding LIBOR Rate Loans shall be converted automatically to Prime Rate Loans on the last day of the Interest Period thereof or at such earlier time as may be required by law.

3.2.4Upon (i) any failure of Borrower in making any borrowing of, conversion into or continuation of any LIBOR Rate Loan following Borrower's delivery to Agent of any applicable Notice of Borrowing (in each case other than any such failure that arises as a result of a Lender failing to fund such LIBOR Rate Loan or as a result of a notice delivered pursuant to Section 3.7 hereof) or (ii) any payment of a LIBOR Rate Loan on any day that is not the last day of the Interest Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Borrower shall pay Agent, for the benefit of

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all Lenders that funded or were prepared and required to fund any such LIBOR Rate Loan, an amount equal to the amount of any losses, expenses and liabilities (including, without limitation, any loss (including interest paid) in connection with the re-employment of such funds but excluding any loss of interest rate margin that would have been earned on the repaid amounts) that any Lender may sustain as a result of such default or such payment.  For purposes of calculating amounts payable to a Lender under this paragraph, each Lender shall be deemed to have actually funded its relevant LIBOR Rate Loan through the purchase of a deposit bearing interest at LIBOR in an amount equal to the amount of that LIBOR Rate Loan and having a maturity and repricing characteristics comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Rate Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection.

3.3Non-Use Fee

.  Borrower shall pay to Agent, for the account of each Lender (other than a Defaulting Lender) with a Delayed Draw Term Loan Commitment, a non-use fee, for the period from the Closing Date to the Delayed Draw Term Loan Commitment Termination Date, in an amount equal to a rate per annum of 1.00% of such Lender's Delayed Draw Term Loan Commitment Percentage of the remaining Delayed Draw Term Loan Commitment of all Lenders as of such date.  Such non-use fee shall be payable in arrears on the last Business Day of each calendar quarter and on the Maturity Date for any period then ending for which such non-use fee shall not have previously been paid.  The non-use fee shall be computed for the actual number of days elapsed on the basis of a year of three hundred sixty (360) days.

3.4Fee Letter and Fifth Amendment Fee Letter

.  Borrower shall pay the amounts required to be paid in the Fee Letter and Fifth Amendment Fee Letter in the manner and at the times required by the Fee Letter and Fifth Amendment Fee Letter.

3.5Maximum Charges

.  In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under Applicable Law.  In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under Applicable Law:  (i) the interest rates hereunder will be reduced to the maximum rate permitted under Applicable Law; (ii) such excess amount shall be first applied to any unpaid principal balance owed by Borrower; and (iii) if then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.6Increased Costs

.  In the event that any Change in Law or compliance by any Lender (for purposes of this Section 3.6, the term "Lender" shall include Agent, any Lender and any corporation or bank controlling Agent or any Lender and the office or branch where Agent or any Lender makes or maintains any LIBOR Rate Loans) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a)Subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement or any LIBOR Rate Loan, or change the basis of taxation of payments to Agent or such Lender in respect thereof (except for Indemnified Taxes or Other Taxes and the imposition of, or any change in the rate of, any Excluded Taxes payable by Agent or such Lender);

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(b)Impose, modify or deem applicable any reserve, special deposit, assessment, compulsory loan, insurance charge or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c)Impose on Agent or any Lender or the London interbank LIBOR market any other condition, loss or expense (other than Taxes) affecting this Agreement or any Loan Document or any Loans made by any Lender;

and the result of any of the foregoing is to increase the cost to Agent or any Lender of making, converting to, continuing, renewing or maintaining its Loans hereunder by an amount that Agent or such Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Loans by an amount that Agent or such Lender deems to be material, then, in any case Borrower shall promptly pay Agent or such Lender, upon its demand, such additional amount as will compensate Agent or such Lender for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the LIBOR Rate, as the case may be.  Agent or such Lender shall certify the amount of such additional cost or reduced amount to Borrower, and such certification shall be conclusive absent manifest error.  Failure or delay on the part of Agent or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of the right of Agent or any Lender to demand such compensation; provided that Borrower shall not be required to compensate Agent or any Lender pursuant to this Section for any reductions in return incurred more than one hundred twenty (120) days prior to the date that Agent or such Lender notifies Borrower of such law, rule, regulation or guideline giving rise to such reductions and of the intention of Agent or such Lender to claim compensation therefor; provided further that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the one hundred twenty (120)-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.7Basis for Determining Interest Rate Inadequate or Unfair

.  ~~<In the event that:>~~

~~(a) <Agent shall have determined that >reasonable means do not exist for <ascertaining >the LIBOR Rate <applicable pursuant to Section 3.2 hereof for any >Interest Period<; or>~~

3.7.1If in connection with any request for a LIBOR Rate Loan or a conversion to or continuation thereof, (i) Agent determines that (A) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such LIBOR Rate Loan, or (B) (x) adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan or in connection with an existing or proposed Prime Rate Loan and (y) the circumstances described in Section 3.7.1 do not apply (in each case with respect to this clause (i), "Impacted Loans"), or (ii) Agent or the Required Lenders determine that for any reason the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such LIBOR Rate Loan, Agent will promptly so notify Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain

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LIBOR Rate Loans shall be suspended, (to the extent of the affected LIBOR Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the LIBOR Rate component of the Prime Rate, the utilization of the LIBOR Rate component in determining the Prime Rate shall be suspended, in each case until Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.7.1, until Agent upon instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Rate Loans (to the extent of the affected LIBOR Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Prime Rate Loans in the amount specified therein.

3.7.2Notwithstanding the foregoing, if Agent has made the determination described in clause (i) of Section 3.7.1, Agent, in consultation with the Borrower, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (i) Agent revokes the notice delivered with respect to the Impacted Loans under clause (i) of the first sentence of Section 3.7.1, (ii) Agent or the Required Lenders notify Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (iii) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides Agent and the Borrower written notice thereof.

3.7.3Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if Agent determines (which determination shall be conclusive absent manifest error), or Borrower or Required Lenders notify Agent (with, in the case of the Required Lenders, a copy to Borrower) that Borrower or Required Lenders (as applicable) have determined, that:

(a)adequate and reasonable means do not exist for ascertaining the LIBOR Rate for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(b)~~<Agent shall have determined that >Dollar deposits <in the relevant amount and for the relevant maturity are not available >in the London interbank <LIBOR market, with respect to an outstanding >LIBOR Rate Loan, a proposed LIBOR Rate Loan<, or a proposed conversion of a >Prime Rate Loan <into a >LIBOR Rate Loan<; or>~~the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over Agent has made a public statement identifying a specific date after which the LIBOR Rate or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator that is satisfactory to Agent, that will continue to provide the LIBOR Rate after such specific date (such specific date, the "Scheduled Unavailability Date"); or

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~~<(c) Agent shall have determined that (or any Lender shall have notified Agent that) the making, maintenance or funding of any LIBOR Rate Loan has been made impracticable or unlawful by compliance by Agent or such Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of law); or>~~

~~(d) <The >Required Lenders <shall have notified Agent that the LIBOR Rate will >not adequately and fairly reflect the cost to <the Lenders of the establishment or maintenance of any LIBOR Rate Loan,>~~

~~<then Agent shall give Borrower prompt written notice of such notice or determination.  If such notice is given, (i) any such requested LIBOR Rate Loan shall be made as a Prime Rate Loan, unless Borrower shall notify Agent in writing (including by electronic transmission) no later than 10:00 a.m. (Chicago time) >two (2) Business Days <prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of LIBOR Rate Loan, (ii) any Prime Rate Loan or LIBOR Rate Loan which was to have been converted to an affected type of LIBOR Rate Loan shall be continued as or converted into a Prime Rate Loan, or, if Borrower shall notify Agent, no later than 10:00 a.m. (Chicago time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Rate Loan, and (iii) any outstanding affected LIBOR Rate Loans shall be converted into a Prime Rate Loan, or, if Borrower shall notify Agent, no later than 10:00 a.m. (Chicago time)  two (2) Business Days prior to the last Business Day of then current Interest Period applicable to such affected LIBOR Rate Loan, shall be converted into an unaffected type of LIBOR Rate Loan, on the last Business Day of then current Interest Period for such affected LIBOR Rate Loans (or sooner, if any Lender cannot continue to lawfully maintain such affected LIBOR Rate Loan).  Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of LIBOR Rate Loan or maintain outstanding affected LIBOR Rate Loans and Borrower shall not have the right to convert a Prime Rate Loan or an unaffected type of LIBOR Rate Loan into an affected type of LIBOR Rate Loan.>~~

(c)syndicated loans currently being executed, or that include language similar to that contained in this Section 3.7, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the LIBOR Rate, then, reasonably promptly after such determination by Agent or receipt by Agent of such notice, as applicable, Agent and Borrower may amend this Agreement to replace the LIBOR Rate with (x) one or more SOFR-Based Rates or (y) another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by Agent from time to time in its reasonable discretion and may be periodically updated (the "Adjustment;" and any such proposed rate, a "LIBOR Successor Rate"), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after Agent shall have posted such proposed amendment to all Lenders and Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to Agent written notice that

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such Required Lenders (A) in the case of an amendment to replace the LIBOR Rate with a rate described in clause (x), object to the Adjustment; or (B) in the case of an amendment to replace the LIBOR Rate with a rate described in clause (y), object to such amendment; provided that for the avoidance of doubt, in the case of clause (A), the Required Lenders shall not be entitled to object to any SOFR-Based Rate contained in any such amendment. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by Agent.

If no LIBOR Successor Rate has been determined and the circumstances under clause (a) above exist or the Scheduled Unavailability Date has occurred (as applicable), Agent will promptly so notify Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain LIBOR Rate Loans shall be suspended, (to the extent of the affected LIBOR Rate Loans or Interest Periods), and (y) the LIBOR Rate component shall no longer be utilized in determining the Prime Rate.  Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Rate Loans (to the extent of the affected LIBOR Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Prime Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

In connection with the implementation of a LIBOR Successor Rate, Agent will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

3.8Capital Adequacy.

3.8.1In the event that Agent or any Lender shall have determined that any Change in Law, any change in any guideline regarding capital adequacy or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any Lender (for purposes of this Section 3.8, the term "Lender" shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender and the office or branch where Agent or any Lender (as so defined) makes or maintains any LIBOR Rate Loans) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent's or any Lender's capital as a consequence of its obligations hereunder to a level below that which Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent's and such Lender's policies with respect to capital adequacy) by an amount deemed by Agent or any Lender to be material, then, from time to time, Borrower shall pay upon demand to Agent or such Lender such additional amount or amounts as will compensate Agent or such Lender for such reduction.  In determining such amount or amounts, Agent or such Lender may use any reasonable averaging or attribution methods.  The

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protection of this Section 3.8 shall be available to Agent and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, rule, regulation, guideline or condition.

3.8.2A certificate of Agent or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent or such Lender with respect to Section 3.8.1 hereof when delivered to Borrower shall be conclusive absent manifest error.  Failure or delay on the part of Agent or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of the right of Agent or any Lender to demand such compensation; provided that Borrower shall not be required to compensate Agent or any Lender pursuant to this Section for any reductions in return incurred more than three hundred sixty (360) days prior to the date that Agent or such Lender notifies Borrower of such law, rule, regulation or guideline giving rise to such reductions and of the intention of Agent or such Lender to claim compensation therefor; provided further that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the 360-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.9Replacement of Lenders

.  If any Lender (an "Affected Lender") (a) makes demand upon Borrower for (or if Borrower is otherwise required to pay) amounts pursuant to Section 3.6, Section 3.8 or Section 5 hereof, (b) is unable to make or maintain LIBOR Rate Loans as a result of a condition described in Section 3.2.2 hereof, (c) is a Defaulting Lender, (d) denies any consent requested by Agent pursuant to Section 14.1 hereof, or (e) gives a notice described in Section 3.7(c) hereof, Borrower may, by notice in writing to Agent and such Affected Lender (i) request the Affected Lender to cooperate with Borrower in obtaining a replacement Lender satisfactory to Agent and Borrower (the "Replacement Lender"); (ii) request the non-Affected Lenders to acquire and assume all of the Affected Lender's Loans and its Delayed Draw Term Loan Commitment as provided herein, but none of such Lenders shall be under any obligation to do so; or (iii) propose a Replacement Lender subject to approval by Agent in its good faith business judgment.  If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender's Loans and its Delayed Draw Term Loan Commitment, then such Affected Lender shall assign, in accordance with Section 13.3 hereof, all of its Loans and its Delayed Draw Term Loan Commitment and other rights and obligations under this Agreement and the Loan Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender.

3.10Designation of a Different Lending Office

.  If any Lender requests compensation under Sections 3.6 or 3.8 hereof, or requires Borrower to pay any Indemnified Taxes, Other Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5 hereof, then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Sections 3.6, Section 3.8, or Section 5 hereof, as the case may be, in the future, and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Borrower hereby agrees to pay all reasonable and

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documented costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.11Reimbursement Obligations

.  Borrower shall pay all Extraordinary Expenses promptly upon request.  Borrower shall also reimburse Agent for all costs of field exams and quality of earnings reports that Agent is entitled to conduct or perform pursuant to Section 10.1.1 (including internally allocated costs thereof), shall reimburse Agent for all expenses in connection with an observer under Section 10.1.16 and shall reimburse Agent for all reasonable and documented, out-of-pocket costs and expenses (including all legal, accounting, third party service provider, consulting and other fees and expenses) incurred by it in connection with (a) negotiation and preparation of the Proposal Letter and any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent's Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; (c) the ~~<engagement of the >~~services ~~<of an independent financial advisor in accordance with clause (c) of Section 10.1.1>~~provided by Agent Consultant; and (d) ~~<subject to the limits of Section 10.1.1,>~~ any examination, quality of earnings report, each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Agent's personnel or a third party; provided that Borrower's obligation to reimburse legal fees pursuant to this sentence shall be limited to fees, charges and disbursements of one counsel for Agent and Lenders (which shall be selected by Agent) and to the extent necessary, one special or local counsel in each appropriate jurisdiction (absent a conflict of interest, in which case the Lenders may engage and be reimbursed for additional counsel).  All legal, accounting and consulting fees shall be charged to Borrower by Agent's professionals at their full hourly rates, regardless of any alternative fee arrangements that Agent, any Lender or any of their Affiliates may have with such professionals that otherwise might apply to this or any other transaction.  Borrower acknowledges that counsel may provide Agent with a benefit (such as a discount, credit or accommodation for other matters) based on counsel's overall relationship with Agent, including fees paid hereunder.  All amounts payable by Borrower under this Section 3.11 shall be due on demand.

SECTION 4.  [INTENTIONALLY OMITTED].

SECTION 5.  TAXES.

5.1Payments Free of Taxes; Obligation to Withhold; Tax Payment.

(a)All payments of Obligations by Obligors shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If Applicable Law (as determined by Agent in its discretion) requires the deduction or withholding of any Tax from any such payment by Agent or an Obligor, then Agent or such Obligor shall be entitled to make such deduction or withholding based on information and documentation provided pursuant to Section 5.2.

(b)If Agent or any Obligor is required by the Code to withhold or deduct Taxes, including backup withholding and withholding taxes, from any payment, then (i) Agent shall pay the full amount that it determines is to be withheld or deducted to the relevant Governmental Authority pursuant to the Code, and (ii) to the extent the withholding or deduction is made on

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account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c)If Agent or any Obligor is required by any Applicable Law other than the Code to withhold or deduct Taxes from any payment, then (i) Agent or such Obligor, to the extent required by Applicable Law, shall timely pay the full amount to be withheld or deducted to the relevant Governmental Authority, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

5.1.2Payment of Other Taxes.  Without limiting the foregoing, Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at Agent's option, timely reimburse Agent for payment of, any Other Taxes.

5.1.3Tax Indemnification.

(a)Borrower shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section 5.1.3) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Borrower shall indemnify and hold harmless Agent against any amount that a Lender fails for any reason to pay indefeasibly to Agent as required pursuant to this Section 5.1.3.  Borrower shall make payment within ten (10) days after demand for any amount or liability payable under this Section 5.1.3.  A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error.

(b)Each Lender Bank shall indemnify and hold harmless, on a several basis, (i) Agent against any Indemnified Taxes attributable to such Lender (but only to the extent Borrower has not already paid or reimbursed Agent therefor and without limiting Borrower's obligation to do so), (ii) Agent and Obligors, as applicable, against any Taxes attributable to such Lender's failure to maintain a Participant register as required hereunder, and (iii) Agent and Obligors, as applicable, against any Excluded Taxes attributable to such Lender that are payable or paid by Agent or an Obligor in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Each Lender shall make payment within ten (10) days after demand for any amount or liability payable under this Section 5.1.3.  A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error.

5.1.4Evidence of Payments.  If Agent or an Obligor pays any Taxes pursuant to this Section 5.1.4, then upon request, Agent shall deliver to Borrower or Borrower shall deliver to Agent, respectively, a copy of a receipt issued by the appropriate Governmental Authority

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evidencing the payment, a copy of any return required by Applicable Law to report the payment, or other evidence of payment reasonably satisfactory to Agent or Borrower, as applicable.

5.1.5Treatment of Certain Refunds.  Unless required by Applicable Law, at no time shall Agent have any obligation to file for or otherwise pursue on behalf of a Lender, nor have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of a Lender.  If a Recipient determines in its discretion that it has received a refund of any Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 5.1.5, it shall pay Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes imposed in connection with such refund) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower agrees, upon request by the Recipient, to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient if the Recipient is required to repay such refund to the Governmental Authority.  Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Borrower to the extent such payment would place the Recipient in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  In no event shall Agent or any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.

5.1.6Survival.  Each party's obligations under Sections 5.1 and 5.2 shall survive the resignation or replacement of Agent or any assignment of rights by or replacement of a Lender, the termination of the Commitments, and the repayment, satisfaction, discharge or Full Payment of any Obligations.

5.2Lender and Agent Tax Information.

5.2.1Status of Lenders.  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations shall deliver to Borrower and Agent properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by Borrower or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower or Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements and to satisfy any such information reporting requirements.  Notwithstanding the foregoing, such documentation (other than documentation described in Sections 5.2.2(a), (b) and (d)) shall not be required if a Lender reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.

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5.2.2Lender Documentation.  Without limiting the foregoing, if Borrower is a U.S. Person,

(a)Any Lender that is a U.S. Person shall deliver to Borrower and Agent on or prior to the date on which such Lender becomes a Lender hereunder, from time to time thereafter upon reasonable request of Borrower or Agent and pursuant to Section 5.2.4, executed originals of IRS Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(b)Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder, from time to time thereafter upon reasonable request of Borrower or Agent and pursuant to Section 5.2.4, whichever of the following is applicable:

(i)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BENE establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty, and (y) with respect to other payments under the Loan Documents, IRS Form W-8BENE establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

(ii)executed originals of IRS Form W-8ECI;

(iii)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Sections 871(h) or 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code ("U.S. Tax Compliance Certificate"), and (y) executed originals of IRS Form W-8BENE; or

(iv)to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BENE, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(c)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder, from time to time thereafter upon the reasonable request of Borrower or Agent and pursuant to Section 5.2.4,

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executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrower or Agent to determine the withholding or deduction required to be made; and

(d)if payment of an Obligation to a Recipient would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Recipient shall deliver to Borrower and Agent at the time(s) prescribed by Applicable Law and otherwise as reasonably requested by Borrower or Agent or pursuant to Section 5.2.4, such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for them to comply with their obligations under FATCA and to determine that such Recipient has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (d), "FATCA" shall include any amendments made to FATCA after the date hereof.

5.2.3Agent Documentation.  Agent that is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations shall deliver to Borrower properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without or at a reduced rate of withholding.  In addition, Agent, if reasonably requested by Borrower, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower as will enable Borrower to determine whether or not Agent is subject to backup withholding or information reporting requirements and to satisfy any such information reporting requirements.  Without limiting the foregoing, if Borrower is a U.S. Person, Agent that is a U.S. Person shall deliver to Borrower on or prior to the date on which Agent becomes Agent hereunder, from time to time thereafter upon reasonable request of Borrower and pursuant to Section 5.2.4, executed originals of IRS Form W-9, certifying that Agent is exempt from U.S. federal backup withholding Tax.

5.2.4Redelivery of Documentation.  If any form or certification previously delivered by a Recipient pursuant to this Section 5.2 expires or becomes obsolete or inaccurate in any respect, such Recipient shall promptly update the form or certification or notify Borrower and Agent in writing of its inability to do so.

5.3Nature and Extent of Borrower's Liabilities.

5.3.1Waivers.

(a)Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against Borrower.  Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of Obligations as long as it is Borrower.  It is agreed among Borrower, Agent and Lenders that the provisions of this Section 5.3 are of the essence of the transaction contemplated by the Loan

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Documents and that, but for such provisions, Agent and Lenders would decline to make Loans.  Borrower acknowledges that its guaranty pursuant to this Section 5.3 is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b)Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section 5.3.  If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against Borrower or other Person, whether because of any Applicable Laws pertaining to "election of remedies" or otherwise, Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that Borrower might otherwise have had.  Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against Borrower shall not impair its obligation to pay the full amount of the Obligations.  Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for Obligations, even though that election of remedies destroys Borrower's rights of subrogation against any other Person.  Agent may bid Obligations, in whole or part, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Obligations.  The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.3, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

5.3.2Subordination.  Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of its Obligations.

SECTION 6.  CONDITIONS PRECEDENT

6.1Conditions Precedent to Initial Loans

.  In addition to the conditions set forth in Section 7.2, Lenders shall not be required to fund any Loan, until the date ("Closing Date") that each of the following conditions has been satisfied:

(a)This Agreement, the Guarantee and Collateral Agreement, the Perfection Certificate, the Intercreditor Agreement and each other Loan Document required by the terms hereof to be delivered on the Closing Date shall have been duly executed and copies of executed counterparts of each such Loan Document shall have been delivered to Agent by each of the signatories thereto.

(b)Agent shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral, as well as UCC and Lien searches and other

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evidence reasonably satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens.

(c)Agent shall have received a life-of-loan flood hazard determination for all Real Estate owned by an Obligor and, if such Real Estate is located in a special flood hazard area, an acknowledged notice to the applicable Borrower and flood insurance by an insurer acceptable to Agent.

(d)Agent shall have received (i) originals of stock/unit certificates representing 100% (or 65%, as applicable) of the certificated Equity Interests of each Subsidiary that is directly owned by an Obligor, together with stock powers executed in blank and (ii) Issuer Control Agreements for the Equity Interests of each Subsidiary with uncertificated Equity Interests that is directly owned by an Obligor.

(e)Agent shall have received duly executed agreements establishing each Dominion Account and related lockbox, set forth on Schedule 8.5, in form and substance, and with financial institutions, satisfactory to Agent and duly executed Deposit Account Control Agreements, in form and substance, reasonably satisfactory to Agent.

(f)Agent shall have received certificates, in form and substance satisfactory to it, from a knowledgeable Senior Officer of Borrower certifying that, after giving effect to the initial Loans and transactions hereunder, (i) Borrower, individually, is, and Borrower and each of its Subsidiaries on a consolidated basis are, Solvent; (ii) no Default or Event of Default exists; and (iii) the representations and warranties set forth in Section 9 are true and correct.

(g)Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor's Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents.  Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(h)Agent shall have received a written opinion of Godfrey & Kahn, S.C., as well as any local counsel to Borrower for each jurisdiction in which an Obligor is organized, in each case, in form and substance reasonably satisfactory to Agent.

(i)Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor's jurisdiction of organization.  Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor's jurisdiction of organization.

(j)Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by Borrower, all in compliance with the Loan Documents.

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(k)Since December 31, 2016, there has been no circumstance, event or condition that has or could reasonably be expected to have a Material Adverse Effect.

(l)No action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that (i) could reasonably be expected to have a Material Adverse Effect; or (ii) could reasonably be expected to materially and adversely affect the Transactions.

(m)Agent shall have received, in form and substance satisfactory to Agent, (i) a pro forma balance sheet of Borrower and its Subsidiaries dated as of the Closing Date, (ii) financial projections of Borrower and its Subsidiaries, evidencing Borrower's ability to comply with the financial covenant set forth in the Loan Documents, and (iii) interim financial statements for Borrower and its Subsidiaries as of a date not more than forty-five (45) days prior to the Closing Date.

(n)Agent shall have received reasonably satisfactory evidence that Borrower has received all governmental and third party consents and approvals as may be appropriate in connection with the Transactions.

(o)Agent shall have completed its customary business, financial, legal, tax, environmental and collateral due diligence, with results reasonably satisfactory to Agent and its counsel.  Such due diligence shall include, without limitation, the following:  (i) face to face meetings with management, (ii) review of the Obligors' books, systems and records, (iii) an updated quality of earnings review of the Obligors' financials by a third party firm reasonably acceptable to Agent with results reasonably satisfactory to Agent (the "Quality of Earnings Report"), (iv) Borrower's detailed five year business plan with the first two (2) years prepared on a quarterly basis, (v) background checks on key management, and (vi) review of ERISA, regulatory, environmental, intellectual property, litigation, accounting, tax, licensing, certification and permit matters and labor matters, in each case, with results reasonably satisfactory to Agent in its reasonable discretion.

(p)Borrower shall have paid all fees and expenses to be paid to Agent and Lenders on the Closing Date.

(q)After giving effect on a pro forma basis to the funding of the Term A Loan and any funding of loans and issuance of letters of credit under the Revolving Loan Agreement on the Closing Date, the consummation of the Transactions and the payment by Borrower of all fees and expenses incurred in connection with the Transactions, as well as any payables stretched beyond their customary payment practices, (i) Availability shall be at least $20,000,000 and (ii) the average daily amount of Revolving Loans for the 365-day period immediately preceding such date shall be not greater than $35,000,000.

(r)Agent shall have received evidence, in form and substance reasonably satisfactory to Agent, that EBITDA of Borrower and its Subsidiaries (using methodology substantially consistent with the determination of EBITDA in the Quality of Earnings Report, but excluding from the determination of EBITDA the add-back for public company costs and expenses

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in an amount equal to $1,698,000), for the twelve (12) Fiscal Month period ending on or about February 25, 2017 was equal to or greater than $49,500,000.

(s)After giving pro forma effect to the Loans made hereunder on the Closing Date and the Revolving Loans made by Revolving Loan Lenders on the Closing Date, the Net Senior Leverage Ratio for Borrower and its Subsidiaries, on a consolidated basis, for the four (4) consecutive Fiscal Quarters ending on or about December 31, 2016 shall be less than or equal to 3.35 to 1.00.

(t)Agent shall have received true, correct and complete copies of the Closing Date Revolving Loan Agreement Amendment and the other Revolving Loan Documents, all of which shall be in form and substance reasonably satisfactory to Agent, duly authorized, executed and delivered by the parties thereto and in effect on the Closing Date, and the transactions contemplated by the Revolving Loan Documents shall be consummated simultaneously with the making of the initial Loans hereunder.

(u)Agent shall have received a payoff letter from Existing Agent, in form and substance reasonably satisfactory to Agent, providing that, among other things, all of the Indebtedness of the Obligors under the Existing Loan Documents will be paid and satisfied in full upon Existing Agent's receipt of the amount set forth therein.

(v)Agent shall have received written instructions from Borrower directing the application of proceeds of the Term A Loan made pursuant to this Agreement.

(w)Agent shall have received an executed Notice of Borrowing.

(x)No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant.

(y)The representations and warranties of each Obligor in the Loan Documents shall be true and correct on the date of, and upon giving effect to, the funding of Term A Loan (except for representations and warranties that expressly relate to an earlier date).

(z)A duly executed W-9 (or such other applicable IRS tax form) of the Borrower.

SECTION 7.  COLLATERAL

7.1Cash Collateral

.  Cash Collateral may be invested, at Agent's discretion~~< (and with the consent of Borrower, as long as no Event of Default exists)>~~, but Agent shall have no duty to do so, regardless of any agreement or course of dealing with Borrower, and shall have no responsibility for any investment or loss.  As security for its Obligations, Borrower hereby grants to Agent a security interest in and Lien upon all Cash Collateral held from time to time and all proceeds thereof, whether held in a Cash Collateral Account or otherwise.  Agent may apply Cash Collateral to the payment of such Obligations as they become due, in such order as Agent may elect.  The Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent, and neither Borrower nor any other Person (subject to the terms of the

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Intercreditor Agreement) shall have any right to any Cash Collateral, until Full Payment of the Obligations.

7.2Real Estate Collateral

.  The Obligations shall also be secured by Mortgages upon all Real Estate owned by Obligors set forth on Schedule 8.6.1, which such Mortgages shall be delivered, along with the Related Real Estate Documents, within thirty (30) days of the ~~<Closing>~~Fifth Amendment Effective Date (which period may be extended with the reasonable consent of Agent).  The Mortgages shall be duly recorded, at Borrower's expense, in each office where such recording is required to constitute a fully perfected Lien on the Real Estate covered thereby.  If Borrower acquires Real Estate~~< hereafter having a fair market value in excess of $2,000,000>~~, Borrower shall, within thirty (30) days (or such longer period as Agent may reasonably consent) of such acquisition, execute, deliver and record a Mortgage sufficient to create a first-priority fully perfected Lien in favor of Agent on such Real Estate and shall deliver all Related Real Estate Documents.

7.3Other Collateral.

7.3.1Commercial Tort Claims.  Borrower shall promptly notify Agent in writing if Borrower has a Commercial Tort Claim~~< (other than, as long as no Event of Default exists, a Commercial Tort Claim for less than $500,000)>~~, shall promptly amend Schedule 9.1.16 to include such claim, and shall take such actions as Agent deems appropriate to subject such claim to a duly perfected, first priority Lien in favor of Agent.

7.3.2Certain After-Acquired Collateral.  Borrower shall promptly notify Agent in writing if, after the Closing Date, Borrower obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Intellectual Property, Investment Property or Letter-of-Credit Rights ~~<with a value in excess of $500,000 for any such item of Collateral >~~and, upon Agent's reasonable request, shall promptly take such actions as Agent deems appropriate to effect Agent's duly perfected, first priority Lien upon such Collateral, including obtaining any appropriate possession or control agreement or Lien Waiver.  Notwithstanding anything herein to the contrary, Borrower shall not take any action to perfect or record any security interest in any part of the Collateral under the laws of any jurisdiction outside of the United States of America.  If any Collateral is in the possession of a third party, at Agent's request, Borrower shall use commercially reasonable efforts to obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.

7.4Limitations

.  The Lien on Collateral granted under any Loan Document is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Obligors relating to any Collateral.

7.5Further Assurances

.  All Liens granted to Agent under the Loan Documents are for the benefit of Secured Parties.  Promptly upon Agent's reasonable request, Obligors shall deliver such instruments and agreements, and shall take such actions, as Agent reasonably deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement.  Each Obligor authorizes Agent to file any financing statement that describes the Collateral as "all assets" or "all personal property" of such Obligor, or

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words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.

SECTION 8.  COLLATERAL ADMINISTRATION

8.1Borrowing Base Certificates

.  Concurrent with its delivery to the Revolving Loan Agent, Borrower shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate prepared as of the close of business of the previous ~~<month>~~week.

8.2Administration of Accounts.

8.2.1Records and Schedules of Accounts.  Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form reasonably satisfactory to Agent, on such periodic basis as Agent may request.  Borrower shall also promptly provide to Agent, upon Agent's request, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account's Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may reasonably request.

8.2.2Taxes.  If an Account of Borrower includes a charge for any Taxes, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of Borrower, and all documented charges, expenses and fees Agent may incur in doing the foregoing shall be at the sole expense of Borrower and payable by Borrower to Agent not later than ten (10) Business Days after written demand; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Borrower or with respect to any Collateral.

8.2.3[Intentionally Omitted].

8.2.4Maintenance of Dominion Account.  Obligors shall maintain Dominion Accounts pursuant to lockbox or other arrangements reasonably acceptable to Agent.  Obligors shall obtain a Deposit Account Control Agreement or a Securities Account Control Agreement, in each case in form and substance reasonably satisfactory to Agent, from each lockbox servicer and Dominion Account bank, establishing Agent's control over and fully perfected Lien in the lockbox or Dominion Account, subject only to certain Permitted Liens, including for the avoidance of doubt, the Lien in favor of the Revolving Loan Agent with the priority provided for in the Intercreditor Agreement, requiring the immediate deposit of all remittances received in any lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges.  Prior to a Cash Dominion Trigger Period, Agent shall not deliver a notice of Exclusive Control with respect to any Dominion Account.  During a Cash Dominion Trigger Period, each Obligor hereby irrevocably waives the right to direct the application of funds in a Dominion Account and agrees that, subject to the Intercreditor Agreement, Agent may and, upon the written direction of the Required Lenders given at any time during such Cash Dominion Trigger Period, shall deliver a notice of exclusive control (as described in each Deposit Account Control Agreement) to each ~~<Dominion>~~applicable bank for each

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Dominion Account, and thereafter require immediate transfer of all funds in such account to a Dominion Account maintained with Bank of America or another bank satisfactory to Agent.  Agent and Lenders assume no responsibility to Borrower for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.2.5Proceeds of Collateral.  Borrower shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account).  If Borrower or any Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account.

8.3Administration of Inventory

.  Borrower shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Agent inventory and reconciliation reports in form reasonably satisfactory to Agent, on such periodic basis as Agent may request.  Borrower shall conduct periodic cycle counts consistent with historical practices, and shall, upon Agent's request, provide to Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Agent may request.  Agent may participate in and observe each physical count.

8.4Administration of Equipment.

8.4.1Records and Schedules of Equipment.  Borrower shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Agent, on such periodic basis as Agent may request, a current schedule thereof, in form satisfactory to Agent.  Promptly upon request, Borrower shall deliver to Agent evidence of their ownership or interests in any Equipment.

8.4.2Dispositions of Equipment.  Borrower shall not sell, lease or otherwise dispose of any Equipment, without the prior written consent of Agent, other than a Permitted Asset Disposition.

8.5Administration of Deposit Accounts and Securities Accounts

.  Schedule 8.5 sets forth all Deposit Accounts and Securities Accounts maintained by Obligors, including all Dominion Accounts of Obligors.  Each Obligor shall obtain a Deposit Account Control Agreement or a Securities Account Control Agreement, in each case in form and substance satisfactory to Agent, from each lockbox servicer and each institution maintaining a Deposit Account or Securities Account, as applicable, establishing Agent's control over each such Deposit Account and each such Securities Account (other than (x) an account exclusively used for payroll, payroll taxes or employee benefits, (y) a zero balance disbursement account, or (z) an account containing not more than $150,000 at any time, provided, however that amounts on deposit in all such accounts under this clause (z) do not exceed $1,000,000 at any time).  Each Obligor shall be the sole account holder of each Deposit Account and each Securities Account and shall not allow any other Person (other than Agent, and, solely to the extent provided for in the Intercreditor Agreement and each Deposit Account Control Agreement or Securities Account Control Agreement, Revolving Loan Agent) to have control over a Deposit Account, Securities Account

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or any Property deposited therein.  During a Cash Dominion Trigger Period, each Obligor hereby agrees that, subject to the Intercreditor Agreement, Agent may and, upon the written direction of the Required Lenders given at any time during such Cash Dominion Trigger Period, shall deliver a notice of exclusive control (as described in each Deposit Account Control Agreement) to each institution maintaining a Deposit Account covered by a Deposit Account Control Agreement, and thereafter require immediate transfer of all funds in such account to a Dominion Account maintained with Bank of America or another bank satisfactory to Agent.  Each Obligor shall promptly notify Agent of any opening or closing of a Deposit Account or Securities Account and, with the consent of Agent, will amend Schedule 8.5 to reflect same, which amendment shall be effective notwithstanding any other requirements set forth herein relating to the approval of amendments.

8.6General Provisions.

8.6.1Location of Collateral.  All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by Obligors at the business locations set forth in Schedule 8.6.1, except that Obligors may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; and (b) move Collateral to another location in the United States, upon twenty (20) Business Days prior written notice to Agent.

8.6.2Insurance of Collateral; Condemnation Proceeds.

(a)Each Obligor shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best's Financial Strength Rating of at least A+, unless otherwise approved by Agent in its discretion) reasonably satisfactory to Agent.  Subject to the terms of the Intercreditor Agreement, all proceeds under each policy shall be payable to Agent.  From time to time upon request, Obligors shall deliver to Agent the originals or certified copies of its insurance policies and updated flood plain searches.  Unless Agent shall agree otherwise and except as provided in the Intercreditor Agreement, each policy shall include satisfactory endorsements (i) showing Agent as loss payee (as its interests may appear in accordance with the Intercreditor Agreement); (ii) requiring thirty (30) days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy.  If any Obligor fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Obligors therefor.  Each Obligor agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies.  While no Event of Default exists, Obligors may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Agent.  If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise such claims.

(b)Subject to the terms of the Intercreditor Agreement so long as the Revolving Loan Facility is in effect, any proceeds of insurance (other than proceeds from workers' compensation or D&O insurance) and any awards arising from condemnation of any Collateral (other than ABL Priority Collateral) shall be paid to Agent.  Subject to the Intercreditor Agreement

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so long as the Revolving Loan Facility is in effect, any proceeds or awards that relate to Collateral (other than ABL Priority Collateral) shall be applied to the Loans and then to other Obligations.

8.6.3Protection of Collateral.  All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrower.  Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent's actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrower's sole risk.

8.6.4Defense of Title.  Borrower shall defend its title to Collateral and Agent's Liens therein against all Persons, claims and demands, except Permitted Liens.

8.7Power of Attorney

.  Borrower hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as Borrower's true and lawful attorney (and agent-in-fact) for the purposes provided in this Section.  Agent, or Agent's designee, may, without notice and in either its or Borrower's name, but at the cost and expense of Borrower:

(a)Endorse Borrower's name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent's possession or control; and

(b)During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign Borrower's name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to Borrower, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use Borrower's stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker's acceptance or other instrument for which Borrower is a beneficiary; and (xii) take all other actions as Agent deems appropriate to fulfill Borrower's obligations under the Loan Documents.

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SECTION 9.  REPRESENTATIONS AND WARRANTIES

9.1General Representations and Warranties

.  To induce Agent and Lenders to enter into this Agreement and to make available the Commitments and Loans, each Obligor represents and warrants that:

9.1.1Organization and Qualification.  Each Obligor and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Each Obligor and its Subsidiaries is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.  No Obligor is an EEA Financial Institution.

9.1.2Power and Authority.  Each Obligor is duly authorized to execute, deliver and perform its obligations under the Loan Documents to which it is a party.  The execution, delivery and performance of the Loan Documents to which such Obligor is a party have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, except those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require imposition of a Lien (other than Permitted Liens) on any Obligor's Property.

9.1.3Enforceability.  Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

9.1.4Capital Structure.  Schedule 9.1.4 shows Borrower's legal name and jurisdiction of organization.  Schedule 9.1.4 shows, for each Subsidiary of Borrower, its name, jurisdiction of organization, authorized and issued Equity Interests, holders of its Equity Interests, and agreements binding on such holders with respect to such Equity Interests.  Except as disclosed on Schedule 9.1.4, in the five (5) years preceding the ~~<Closing>~~Fifth Amendment Effective Date, no Obligor nor any of its Subsidiaries has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination.  Each Obligor has good title to its Equity Interests in its Subsidiaries, subject only to Agent's Lien and the Lien in favor of Revolving Loan Agent under the Revolving Loan Documents, and all such Equity Interests are duly issued, fully paid and non-assessable.  There are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Subsidiaries of Borrower.

9.1.5Title to Properties; Priority of Liens.  Each Obligor and its Subsidiaries has, in all material respects, good and marketable title to (or valid leasehold interests in) all of its material Real Estate, and good title to all of its material personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens.  Each Obligor and its Subsidiaries has paid and discharged or is being

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Properly Contested all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens.  All Liens of Agent in the Collateral are duly perfected, first priority Liens, subject only to the Intercreditor Agreement and Permitted Liens that are expressly allowed to have priority over Agent's Liens.

9.1.6[Intentionally Omitted].

9.1.7Financial Statements.  The consolidated and consolidating balance sheets, and related statements of income, cash flow and shareholders' equity, of Borrower and its Subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP, and fairly present the financial positions and results of operations of Borrower and its Subsidiaries at the dates and for the periods indicated.  All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time.  Since December 31, 2016, there has been no change in the condition, financial or otherwise, of Borrower or Subsidiary that could reasonably be expected to have a Material Adverse Effect.  No financial statement delivered to Agent or Lenders at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading.  Borrower individually is, and Borrower and each of its Subsidiaries on a consolidated basis, are Solvent.

9.1.8Surety Obligations.  No Obligor nor any of its Subsidiaries is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

9.1.9Taxes.  Each Obligor and its Subsidiaries has filed all material federal, state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all material Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested.  The provision for Taxes on the books of each Obligor and its Subsidiaries is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

9.1.10Brokers.  There are no brokerage commissions, finder's fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents other than an engagement letter entered into by and between the Borrower and Bank of America, N.A.

9.1.11Intellectual Property.  Each Obligor and its Subsidiaries owns or is licensed to use all Intellectual Property material to its respective business, and neither the use thereof nor the conduct of their respective businesses infringes, misappropriates or otherwise violates the Intellectual Property rights of any other Person, except for any such infringements, misappropriations and other violations that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.  Except as disclosed on Schedule 9.1.11, no Borrower or Subsidiary pays or owes in excess of $250,000 in any Fiscal Year any royalty or other compensation to any Person with respect to any Intellectual Property.  All Intellectual Property registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office owned by any Obligor or Subsidiary is shown on Schedule 9.1.11.

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9.1.12Governmental Approvals.  Each Obligor and its Subsidiaries has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties.  All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Obligors and their Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.13Compliance with Laws.  Each Obligor and its Subsidiaries has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.  There have been no citations, notices or orders of noncompliance issued to any Obligor or any of its Subsidiaries under any Applicable Law that could reasonably be expected to have a Material Adverse Effect.  No Inventory has been produced in violation of the FLSA.

9.1.14Compliance with Environmental Laws.  Except as disclosed on Schedule 9.1.14 or as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) no Obligor's nor any of its Subsidiaries' past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up; (ii) no Obligor nor any of its Subsidiaries has received any Environmental Notice; and (iii) no Obligor nor any of its Subsidiaries has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it.

9.1.15Burdensome Contracts.  No Obligor nor any of its Subsidiaries is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.15.  No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.

9.1.16Litigation.  Except as shown on Schedule 9.1.16, there are no proceedings or investigations pending or, to any Obligor's knowledge, threatened against any Obligor or any of its Subsidiaries, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to any Obligor or any of its Subsidiaries.  Except as shown on such Schedule, no Obligor has a Commercial Tort Claim~~< (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $500,000)>~~.  No Obligor nor any of its Subsidiaries is in default with respect to any order, injunction or judgment of any Governmental Authority, except where such violation or default could not reasonably be expected to result in a Material Adverse Effect.

9.1.17No Defaults.  No event or circumstance has occurred or exists that constitutes a Default or Event of Default.  No Obligor nor any of its Subsidiaries is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract.

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9.1.18ERISA.  Except as disclosed on Schedule 9.1.18:

(a)Except as could not reasonably be expected to result in a Material Adverse Effect, (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws and (ii) each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.  Each Obligor and ERISA Affiliate has met in all material respects all applicable requirements under the Code, ERISA and the Pension Protection Act of 2006 with respect to each Plan, and no application for a waiver of the minimum funding standards or an extension of any amortization period has been made with respect to any Plan.

(b)There are no pending or, to the knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.

(c)Except as could not reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) no Obligor or ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA.

(d)Except as would not reasonably be expected to have a Material Adverse Effect, with respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

9.1.19Trade Relations.  There exists no actual or threatened termination, limitation or modification of any business relationship between any Obligor or its Subsidiaries and any customer or supplier, or any group of customers or suppliers, which would have a Material Adverse Effect.  There exists no condition or circumstance that could reasonably be expected to impair the ability of Borrower or any Subsidiary to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.

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9.1.20Labor Relations.  Except as described on Schedule 9.1.20, no Obligor nor any of its Subsidiaries is party to or bound by any collective bargaining agreement, any management agreement or any material consulting agreement.  Except as could not reasonably be expected to result in a Material Adverse Effect, there are no material grievances, disputes or controversies with any union or other organization of Borrower's or any Subsidiary's employees, or, to Borrower's knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.

9.1.21Payable Practices.  No Obligor nor any of its Subsidiaries has made any material change in its historical accounts payable practices from those in effect on the Closing Date.

9.1.22Not a Regulated Entity.  No Obligor is (a) an "investment company" or a "person directly or indirectly controlled by or acting on behalf of an investment company" within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Indebtedness.

9.1.23Margin Stock.  Neither Borrower nor any Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No proceeds of Loans will be used by Borrower to purchase or carry, or to reduce or refinance any Indebtedness incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

9.1.24OFAC; Anti-Corruption Laws. No Obligor nor any of its Subsidiaries, nor to the knowledge of any Obligor or Subsidiary, any director, officer, employee, agent, affiliate or representative thereof, is or is owned or controlled by any individual or entity that is currently the subject or target of any Sanction or is located, organized or resident in a Designated Jurisdiction. Each Obligor and its Subsidiaries is in compliance with the Patriot Act. Borrower and each Subsidiary has conducted its business in accordance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

9.1.25Revolving Loan Documents.  Agent has received true, correct and complete copies of the Closing Date Revolving Loan Agreement Amendment and the other Revolving Loan Documents.  None of the Revolving Loan Documents has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Agent.

9.1.26Designation as Senior Debt.  All Obligations are designated as "Designated Senior Indebtedness" or "Senior Debt" (or any other defined term having a similar purpose) under, and as defined in, any indenture or other agreement related to Subordinated Debt.

9.1.27Security Documents.  The Guarantee and Collateral Agreement is effective to create in favor of Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral described therein and proceeds thereof, to the extent

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contemplated by the Guarantee and Collateral Agreement.  Subject to Section 10.1.15, all actions have been taken ~~<or will be taken promptly following the Closing Date >~~which are necessary to cause the Guarantee and Collateral Agreement to constitute, to the extent contemplated by the Guarantee and Collateral Agreement and this Agreement, a fully perfected Lien on, and security interest in, all right, title and interest of Obligors in the Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person, except in the case of (a) Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favor of Agent pursuant to any applicable law, or as otherwise permitted by this Agreement and (b) Liens perfected only by possession or control (including possession of any certificate of title) to the extent Agent has not obtained or does not maintain possession or control of such Collateral.

9.2Accuracy of Information, Etc

.  None of the information, report, financial statement, exhibit or schedule (excluding the projections, forecasts or other forward-looking information and financial information referred to below) furnished by or on behalf of Borrower to Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain as of the date the same was or is furnished any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading; provided that, to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection (including the Budget), Borrower represents and warrants only that such materials are based upon good faith estimates and assumptions believed by management to be reasonable at the time made, in light of the circumstances under which they were made and at the time furnished (and based upon accounting principles consistent with the historical audited financial statements of Borrower), and due care in the preparation of such information, report, financial statement, exhibit or schedule (it being understood that forecasts and projections are subject to uncertainties and that there can be no assurance such results will be achieved).

SECTION 10.  COVENANTS AND CONTINUING AGREEMENTS

10.1Affirmative Covenants

.  As long as any Commitments or Obligations are outstanding, each Obligor shall, and shall cause each Subsidiary to:

10.1.1Inspections; Appraisals; Maintenance of Books and Records.

(a)Permit Agent ~~<from time to>~~at any time, ~~<subject (except when a Default or Event of Default exists) to reasonable prior notice and during normal business hours>~~with or without notice, to visit and inspect the Properties of any Obligor or Subsidiary, inspect, audit and make extracts from any Obligor's or Subsidiary's books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Obligor's or Subsidiary's business, financial condition, assets, prospects and results of operations.  Lenders may participate in any such visit or inspection, at their own expense.  Neither Agent nor any Lender shall have any duty to any Obligor to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligor.  Obligors acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Obligors shall not be entitled to rely upon

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them.  ~~<Notwithstanding the foregoing, all examinations, appraisals and reports shall be subject to the limitations set forth in clause (b) below.>~~

(b)Agent shall be permitted to conduct, and shall be reimbursed by Borrower for all reasonable and documented charges, costs and expenses  in connection with (i) ~~<up to one time per Loan Year, >~~business evaluations or other examinations, including examinations of any Obligor's books and records or any other financial matters as Agent deems appropriate; and (ii) ~~<upon the occurrence and during the continuation of a Default or Event of Default, up to one time per Loan Year, >~~engaging the services of a third party firm acceptable to Agent for the purpose of performing a quality of earnings report~~; provided, however, that <if an evaluation or examination is initiated during a Default or Event of Default, all reasonable and documented charges, costs and expenses therefor shall be reimbursed by Borrower without regard to such limits>~~.  Borrower agrees to pay Agent's then standard charges for examination activities, including the standard charges of Agent's internal examination and appraisal groups, as well as the charges of any third party used for such purposes.

~~<(c) Agent may, at any time after March 31, 2019, engage the services of AAG, and AAG shall at all times thereafter be granted by Borrower and its Subsidiaries with full access to, and shall at all times thereafter have the right to audit, check and inspect, in each case, subject to reasonable prior notice and during normal business hours, the books, records, audits, correspondence and all other papers relating to the operation of the business of Borrower and its Subsidiaries.  All of the fees and out-of-pocket costs and expenses of any engagement made, pursuant to this clause (c) shall be paid for when due, in full and without deduction, off-set or counterclaim by Borrower.>~~

(c)(i) All times fully cooperate with AAG and any other consultant or financial advisor engaged by Agent or Agent's counsel (an "Agent Consultant") and provide Agent Consultant complete access at all times to all documentation, books and records, places of business and premises, officers, directors, consultants, employees, advisors and other agents of Obligors and their Subsidiaries and (ii) promptly provide to Agent Consultant all budgets, records, projections, financial information, reports and other information or documentation relating to the Collateral, the financial condition, operations and prospects of Obligors and their Subsidiaries, as requested by Agent, Agent's counsel or Agent Consultant from time to time. Notwithstanding any terms of this Agreement or of any other Loan Document to the contrary, Borrower will reimburse Agent in cash, upon demand, for any and all fees, costs, expenses, and other charges incurred by Agent relating to the engagement of and services provided by any Agent Consultant from time to time.

(d)Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Obligors and Subsidiaries.

10.1.2Financial and Other Information.  Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent and Lenders:

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(a)as soon as available, and in any event within ninety (90) days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders' equity for such Fiscal Year, on consolidated and consolidating bases for Borrower and its Subsidiaries, which consolidated statements shall be audited and certified (without any "going concern" or like qualification or exception or any qualification or exception as to scope of audit) by a firm of independent certified public accountants of recognized standing selected by Borrower and acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to Agent;

(b)as soon as available, and in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year (or, solely, with respect to the Fiscal Quarter ending September 28, 2019, within thirty (30) days after the end of such Fiscal Quarter), unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on consolidated and consolidating bases for Borrower and its Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes;

(c)as soon as available, and in any event within thirty (30) days after the end of each month (but within sixty (60) days after the last month in a Fiscal Year), unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on consolidated and consolidating bases for Borrower and its Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes;

(d)concurrently with delivery of financial statements under clauses (a), (b) and (c) above or the Budgets or Variance Reports under clause (l) below, or more frequently if requested by Agent while a Default or Event of Default exists, a Compliance Certificate executed by a Senior Officer of Borrower;

(e)concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Borrower by its accountants in connection with such financial statements;

(f)not later than thirty (30) days after the end of each Fiscal Year, projections of Borrower's consolidated balance sheets, results of operations, cash flow and Availability for the next Fiscal Year, month by month and for the next three (3) Fiscal Years, year by year;

(g)at Agent's request, a listing of Borrower's trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form reasonably satisfactory to Agent;

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(h)promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that Borrower has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that Borrower files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by Borrower to the public concerning material changes to or developments in the business of Borrower;

(i)promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Foreign Plan;

(j)promptly, and in any event within ~~<five>~~two (~~<5>~~2) Business Days after the execution thereof, copies of any notices (including notices of default), amendments, waivers, consents, and forbearances delivered to, or received from, (x) the Revolving Loan Agent under the Revolving Loan Facility~~<;>~~ and (y) any holders of the Specified Unsecured Prepetition Debt or Extended Prepetition Debt;

(k)such other reports and information (financial or otherwise) as Agent may reasonably request from time to time in connection with any Collateral or Borrower's, or any Subsidiary's or other Obligor's financial condition or business~~<.>~~; and

(l)as soon as available, and in any event on or before Wednesday of each week, (x) an updated proposed Budget for the immediately succeeding thirteen-week period, (y) a Variance Report and (z) a Budget and Variance Certificate, in each case (i) prepared and reviewed by Obligors' management and certified by the Borrower's chief financial officer, (ii) calculated as of the last Business Day immediately preceding week, and (iii) in form and substance satisfactory to Agent.

10.1.3Notices.  Notify Agent and Lenders in writing, promptly after any Senior Officer of Borrower obtains knowledge thereof, of any of the following that affects an Obligor:  (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could reasonably be expected to have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any default under or termination of a Material Contract; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $~~<1,000,000>~~250,000; (f) the assertion of any Intellectual Property Claim, if its resolution would reasonably be expected to have a Material Adverse Effect, (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), for which an adverse resolution could reasonably be expected to have a Material Adverse Effect; (h) any Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor; or receipt of any Environmental Notice; (i) the occurrence of any ERISA Event; (j) the discharge of or any withdrawal or resignation by Borrower's independent accountants; (k) any opening of a new office or place of business, at least thirty (30) days prior to such opening; or (l) any other matter that could reasonably be expected to have a Material Adverse Effect.  Each notice pursuant to this Section 10.1.3 shall be accompanied by a statement of a Senior Officer setting forth details of the occurrence referred to therein and stating what action Borrower or the relevant Subsidiary proposes to take with respect thereto.

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10.1.4Landlord and Storage Agreements.  Upon request, provide Agent with copies of all existing agreements, and promptly after execution thereof provide Agent with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.

10.1.5Compliance with Laws.  Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect.  Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Obligor or Subsidiary, it shall act promptly and diligently to investigate and report to Agent and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, all to the extent required by Environmental Laws, whether or not directed to do so by any Governmental Authority.

10.1.6Taxes and Payment of Obligations.  Pay and discharge (a) all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested; (b) all lawful claims which, if unpaid, would by law become a Lien upon its Property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

10.1.7Insurance.  In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (with a Best Rating of at least A7, unless otherwise approved by Agent) satisfactory to Agent, (a) with respect to the Properties and business of Obligors and Subsidiaries of such type (including product liability, workers' compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) business interruption insurance in an amount not less than $25,000,000, with deductibles and subject to an Insurance Assignment satisfactory to Agent.

10.1.8Licenses.  Keep each License ~~<(other than as determined in its reasonable business judgment);>~~and, at the end of each Fiscal Quarter, notify Agent of any material proposed modification) to, or termination (other than expiration by its terms) of, any such License, or entry into any new License.

10.1.9Maintenance of Existence.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Applicable Laws of the jurisdiction of its organization except in a transaction permitted by Section 10.2.6 or 10.2.9; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

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10.1.10Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and abandonment excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof, in each case, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

10.1.11Material Contracts.  Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by Agent and, upon request of Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Obligor or Subsidiary is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so~~<, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect>~~.

10.1.12Designation as Senior Debt.  Designate all Obligations as "Designated Senior Indebtedness" or "Senior Debt" (or any other defined term having a similar purpose) under, and as defined in, any indenture or other agreement related to Subordinated Debt.

10.1.13Compliance with Terms of Leaseholds.  Make all payments and otherwise perform all obligations in respect of all leases of real property to which any Obligor or Subsidiary is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify Agent of any default by any party with respect to such leases and cooperate with Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

10.1.14Future Subsidiaries.  (a) Promptly notify Agent upon any Person becoming a Subsidiary (including, without limitation, upon the formation of any Subsidiary that is a Delaware Divided LLC) and, if such Person is not an Excluded Subsidiary, cause it to guaranty the Obligations in a manner satisfactory to Agent~~<,>~~ (~~<i>~~x) upon any Person becoming a Subsidiary (other than an Excluded Subsidiary) or (~~<ii>~~y) if any Subsidiary that was an Excluded Subsidiary but, as of the end of the most recently ended ~~<Fiscal Quarter>~~month, has ceased to be an Excluded Subsidiary; and (b) cause (i) the Equity Interests of any such Subsidiary ~~<that is not a Foreign Subsidiary and is not described in clauses (e) or (f) of the definition of Excluded Subsidiary >~~to be pledged to Agent ~~<and 65% of the voting Equity Interests and 100% of the non-voting Equity Interests of any such Subsidiary that is>~~(subject to any limitations applicable to the pledge of voting stock of a Foreign Subsidiary ~~<or any Subsidiary described in clause (f) of the definition of Excluded Subsidiary that, in each case, is not directly or indirectly owned by a Foreign Subsidiary to be pledged to Agent>~~set forth in the Guarantee and Collateral Agreement); and (ii) such Person to execute a Guarantee and Collateral Agreement Supplement in accordance with the Guarantee and Collateral Agreement, and to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall require to evidence and perfect a Lien in favor of Agent (for the benefit of Secured Parties) on all assets of such Person, including delivery of such legal opinions, in form and substance satisfactory to Agent, as it shall deem appropriate.

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10.1.15Anti-Corruption Laws. Conduct its business in compliance with applicable anti-corruption laws and maintain policies and procedures designed to promote and achieve compliance with such laws.

10.1.16Board Observation Rights. ~~<Agent shall have the right to either >~~(a) ~~<appoint>~~Permit a single observer ~~<to the >governing body of Borrower (the "<Board of Directors") who shall be entitled>~~appointed by Agent to attend (or at the option of such observer, monitor by telephone) all meetings of the governing body of Borrower (the "Board of Directors") (other than any portions of any meetings of the Board of Directors that constitute executive sessions or relate to this Agreement or which involve the exchange of privileged attorney-client information or work product), but shall not be entitled to vote, ~~<or >~~(b) ~~<receive>~~provide such observer at least 1 Business Day's prior written notice of each regular meeting of the Board of Directors, (c) provide such prior written notice as is reasonably necessary under the circumstances to enable such observer to attend each special or emergency meeting of the Board of Directors, (d) provide such observer at least 1 Business Day's prior written notice of all proposed actions by the Board of Directors (or committee thereof) and (e) provide such observer all Board of Directors meeting materials, Board of Directors notices and other materials (in each case other than any portions of such reports or materials that contain confidential information (including with respect to executive sessions) that relate to this Agreement or that contain attorney-client privileged information or work product) as and when provided to the members of the Board of Directors .  To the extent Agent elects to appoint an observer in accordance with this Section 10.1.16, Borrower shall reimburse Agent for a reasonable and documented out-of-pocket travel expenses incurred by any such observer in connection with attendance at or participation in meetings~~< to the extent consistent with Borrower's policies of reimbursing directors generally for such expenses>~~.

10.1.17Investment Banker.

(a)(i) Continue to engage at all times an investment banker  pursuant to a Qualified Investment Banker Engagement (the "Investment Banker"), provided, however, in the event that Investment Banker resigns, is suspended, or has its services modified, or is terminated at any time prior to the consummation of an Acceptable Transaction, Obligors shall consummate a new Qualified Investment Banker Engagement within five (5) Business Days after the date on which such Investment Banker resigns, is suspended, or has its services modified, or is terminated, (ii) cause the Investment Banker to promptly provide Agent, Lenders and their respective agents, attorneys, advisors, and consultants (including, without limitation, Agent Consultant), with such information, drafts, and reports (including, without limitation, relating to the Specified Transaction, the Specified Covenants, the Specified Prepetition Debt Satisfaction Event and any other potential strategic alternatives or transactions), (iii) cause the Investment Banker to be available for meetings or discussions (whether in person or telephonically) with Agent, Lenders and their respective agents, attorneys, advisors, and consultants (including, without limitation, Agent Consultant), regarding the Specified Transaction, the Specified Covenants, the Specified Prepetition Debt Satisfaction Event, and such other process for which the Investment Banker was engaged, all as Agent and Lenders may request from time to time (it being understood and agreed that Obligors may participate in such meetings or discussions, provided that any Obligor's failure to elect to do so will not prevent Agent or any Lender (or their respective agents, attorneys, advisors, or consultants (including, without limitation, Agent Consultant)) from proceeding with such meetings or discussions), (iv) cause the Investment Banker to diligently pursue, and take all

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commercially reasonable steps in connection with, the consummation of an Acceptable Transaction and the Specified Prepetition Debt Satisfaction Event and the satisfaction of the Specified Covenants, (v) not interfere with, hinder or delay the performance of Investment Banker's responsibilities and obligations under the Qualified Investment Banker Engagement and this Agreement and (vi) not amend or otherwise modify in any manner the terms of the Investment Banker's engagement with the Obligors in each case without the prior written consent of the Agent.

(b)Except as otherwise agreed to in writing by Agent, all fees, costs and expenses of the Investment Banker shall be solely the responsibility of Obligors, and in no event will Agent or any Lender have any liability or responsibility of any kind with respect to the Investment Banker (including, without limitation, as to the payment of any of the Investment Banker's fees, costs or expenses), and Agent and Lenders will not have any obligation or liability of any kind or nature to Obligors, the Investment Banker or any other Person by reason of any acts or omissions of the Investment Banker.

10.1.18Use of Receipts and Revolving Loans. Solely (x) apply any receipts and proceeds of Revolving Loans to pay such disbursements to the extent set forth in the Budget, in such amounts as specified in the Budget (subject to variances permitted under Section 10.3.5), as and when such amounts are due and payable and (y) submit Borrowing Requests (as defined in the Revolving Loan Agreement) in the amounts necessary to pay such disbursements to the extent set forth in the Budget, in such amounts as specified in the Budget for the two week period following the proposed funding date set forth in the applicable Borrowing Request (subject to variances permitted under Section 10.3.5); provided, however, any amounts described in Section 3.11 shall be due and payable in accordance with Section 3.11 whether or not such amounts are set forth in the Budget.

10.1.19Specified Covenants.

(a)From and after the Fifth Amendment Effective Date, diligently pursue a merger or sale of all or substantially all of the assets of Obligors and their Subsidiaries or the equity interests in Borrower (such merger or sale, the "Specified Transaction"), which Specified Transaction (x) must be consummated on or before the Outside Date, (y) must cause the Full Payment of all of the Obligations upon the initial closing of Specified Transaction and (z) must otherwise be on terms and conditions satisfactory to Agent (such Specified Transaction that satisfies the conditions set forth in subclauses (x), (y) and (z), an "Acceptable Transaction").

(b)Satisfy each of following covenants on or before the applicable dates specified below, each of which may be extended by Agent in writing in its sole direction unless otherwise expressly set forth below:

(i)On or before the date that is 14 days following the Fifth Amendment Effective Date, Obligors shall deliver to Agent a restructuring support agreement in support of an Insolvency Proceeding with respect to each of the Obligors under chapter 11 of the Bankruptcy Code, in form and substance satisfactory to Agent and the Required Lenders, executed by Obligors, Mill Road Capital II, L.P., Zazove Associates, LLC and, if agreed to by Agent, the Revolving Loan Agent, which restructuring support agreement provides for, among other things (x) covenants and milestones in connection

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with the pursuit of the sale of all or substantially all of the assets of Obligors pursuant to section 363 or 1129 of the Bankruptcy Code that would enable the Full Payment of all of the Obligations upon the initial closing of such sale or effective date of the plan of reorganization, as applicable and (y) to the extent a qualified bid for such sale has not been submitted that would enable the Full Payment of all of the Obligations upon the initial closing of such sale or effective date of such plan, at the election of Agent and Required Lenders, covenants and milestones in connection with a plan of reorganization that contemplates the exchange of all or a portion of the Obligations for substantially all of the equity of the reorganized debtors on the effective date of such plan;

(ii)On or before November 15, 2019, the Obligors shall deliver to Agent evidence that a customary dataroom has been established with respect to the Specified Transaction, to which Agent shall be granted irrevocable access and which will include all relevant documents and information within Obligors' possession or control;

(iii)On or before November 25, 2019, the Obligors shall deliver to Agent at least one indication of interest that provides for an Acceptable Transaction and which indication of interest shall otherwise be in form and substance satisfactory to Agent (including, without limitation, with respect to the identity of the prospective purchaser, purchase price, adjustments, holdbacks, escrows, closing conditions and the closing date) (each such indication of interest, an "Acceptable IOI");

(iv)On or before December 15, 2019 (or, solely to the extent that prior to December 15, 2019, a Specified Unsecured Prepetition Debt Satisfaction Event has occurred, on or before February 15, 2020), the Obligors shall deliver to Agent at least one non-binding term sheet that provides for an Acceptable Transaction and which term sheet shall otherwise be in form and substance satisfactory to Agent (including, without limitation, with respect to the identity of the prospective purchaser, purchase price, adjustments, holdbacks, escrows, closing conditions and the closing date) (each such term sheet, an "Acceptable Term Sheet");

(v)On or before January 10, 2020 (or, solely to the extent that prior to January 10, 2020, a Specified Unsecured Prepetition Debt Satisfaction Event has occurred, on or before March 1, 2020), the Obligors shall deliver to Agent either (x) at least one binding commitment letter, based on an Acceptable Term Sheet timely delivered under subclause (iv) above and signed by the prospective purchaser that provided such Acceptable Term Sheet, which commitment letter provides for an Acceptable Transaction and is otherwise in form and substance satisfactory to Agent (including, without limitation, with respect to the identity of the prospective purchaser, purchase price, adjustments, holdbacks, escrows, closing conditions and the closing date) (each such commitment letter, an "Acceptable Commitment Letter") or (y) copies of drafts of documents, based on an Acceptable Term Sheet timely delivered under subclause (iv) above, which draft documents provide for an Acceptable Transaction and each of which shall be in form and substance satisfactory to Agent (including, without limitation, with respect to the identity of the prospective purchaser, purchase price, adjustments, holdbacks, escrows, closing conditions and the closing date) (such documents, the "Acceptable Draft Sale Documentation"); and

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(vi)On or before the Outside Date, Obligors shall have (x) consummated an Acceptable Transaction pursuant to an Acceptable Commitment Letter or Acceptable Draft Sale Documentation timely delivered under subclause (v) above and (y) caused the Full Payment of all of the Obligations.

(c)On Tuesday of each week (or such other day acceptable to Agent), participate in meetings or conference calls with Agent and its attorneys, representatives, consultants (including Agent Consultant), agents or advisors, and will cause senior members of management, the Investment Banker and other advisors and consultants of Obligors, as applicable or as requested by Agent to participate in such calls for the purpose of discussing the status of the financial, collateral, and operational condition, businesses, liabilities, assets, and prospects of the Obligors, any potential Specified Transaction and any potential Specified Unsecured Prepetition Debt Satisfaction Event and provide to Agent, at least one Business Days prior to any such meeting or conference call, copies of any written materials prepared by any Obligor (or any of their attorneys, representatives, consultants, agents, and advisors, including Investment Banker) expected to be presented or discussed at such meeting or on such conference call.

(d)Cause any form of non-disclosure agreement or other confidentiality agreement to be used by Investment Banker, Obligors or any of their attorneys, advisors, consultants, directors, officers, executives or agents and any deviations from such form requested by any prospective purchaser, lender or investor to be substantially in the form of non-disclosure agreement previously provided to Agent's counsel on October 16, 2019.  To the extent that any non-disclosure agreement or other confidentiality agreement entered into by any Obligor (x) restricts third parties from contacting or communicating with Agent or Lenders without the approval of such Obligor (or the board of directors or similar governing body of such Obligor) or (y) restricts or prohibits the acquisition of (or any proposal to acquire) any interest, directly or indirectly, in the Obligations or the Collateral, by assignment or otherwise, without the approval of such Obligor (or the board of directors or similar governing body of such Obligor), then, in each case of the foregoing subclauses (x) and (y), effective upon the expiration or earlier termination of the Forbearance Period, each Obligor (on behalf of itself and its board of directors or similar governing body) hereby irrevocably consents (and each Obligor and its board of directors or similar governing body shall be deemed to have given any required consent) to permit such third parties to contact and communicate with Agent or the Lenders and to permit the acquisition of (or proposal to acquire) any interests in the Obligations or Collateral.

(e)Comply with each of the following (and authorize and cause all of their respective attorneys, advisors, consultants, directors, officers, executives or agents, including the Investment Banker, to):

(i)communicate directly with and make itself available to Agent and its attorneys, representatives, consultants (including Agent Consultant), agents or advisors, at such times as may be requested by Agent or its attorneys, representatives, consultants (including Agent Consultant), agents or advisors;

(ii)promptly (and in any event within two (2) Business Days) provide Agent and its attorneys, representatives, consultants (including Agent Consultant), agents and advisors with notice of (A) any written amendment, supplement, or other

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modification of any kind to any confidentiality agreement, any indication of interest, Acceptable Term Sheet, Acceptable Commitment Letter, Draft Sale Documentation or any other documentation provided to Agent in connection with a Specified Transaction or a Specified Unsecured Prepetition Debt Satisfaction Event, (B) any notice of any kind, whether oral or written, from any potential purchaser that such purchaser does not intend to proceed with the Specified Transaction or any or all of the transactions set forth in any indication of interest, Acceptable Term Sheet, Acceptable Commitment Letter, Draft Sale Documentation or any other documentation provided to Agent in connection with a Specified Transaction or a Specified Unsecured Prepetition Debt Satisfaction Event, or to further negotiate the same and (C) any knowledge of (x) any material change or development relating to the Specified Covenants or a Specified Unsecured Prepetition Debt Satisfaction Event, or (y) any material changes in the financial, collateral or operational condition, businesses, assets, liabilities or prospects of any Obligors or any of its Subsidiaries;

(iii)promptly (and in any event within two (2) Business Days) provide Agent with unredacted copies of all written materials provided to or produced by the Obligors (or their attorneys, advisors, consultants, directors, officers, executives or agents, including the Investment Banker) in connection with any potential Specified Transaction or Specified Unsecured Prepetition Debt Satisfaction Event, including, without limitation, unredacted copies of any and all confidentiality agreements, term sheets, indications of interest, proposal letters, letters of intent, definitive offers, commitment letters and any other written materials indicating a potential Specified Transaction or Specified Unsecured Prepetition Debt Satisfaction Event received by any of the Obligors or any of their attorneys, advisors, consultants, directors, officers, executives or agents, including the Investment Banker , and all such information and reports as Agent may reasonably request from time to time relating to the status and progress of the consummation of a Specified Transaction or Specified Unsecured Prepetition Debt Satisfaction Event;

(iv)continue to actively negotiate in good faith with all viable and active potential purchasers, lenders or investors, as applicable that have provided any indication of interest, Acceptable Term Sheet, Acceptable Commitment Letter, Draft Sale Documentation or any other documentation provided to Agent in connection with a Specified Transaction or a Specified Unsecured Prepetition Debt Satisfaction Event to Obligors or any of their attorneys, advisors, consultants, directors, officers, executives or agents (including Investment, and will promptly notify Agent if any such negotiations cease or are suspended by Obligors or any such prospective purchaser, lender or investor;

(v)make Obligors, Investment Banker and Obligors' management and executives available for presentations to, and interviews, meetings or calls with, each prospective purchaser, lender or investor in connection a Specified Transaction or a Specified Unsecured Prepetition Debt Satisfaction Event; and

(vi)provide Agent and any of its attorneys, representatives, consultants (including Agent Consultant), agents and advisors with unlimited access rights

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and review rights at all times to any data room and any other information made available to prospective purchasers, lenders or investors.

10.1.20Fifth Amendment Post-Closing Matters.  Satisfy each of following covenants on or before the applicable dates specified below, each of which may be extended by Agent in writing in its sole direction unless otherwise expressly set forth below:

(a)On or before the date that is 3 days from the Fifth Amendment Closing Date, Obligors shall deliver to Agent a written opinion of counsel for the Obligors, as well as any local counsel to Obligors for each jurisdiction in which an Obligor is organized, in each case, in form and substance reasonably satisfactory to Agent;

(b)On or before the date that is 5 Business Days from the Fifth Amendment Closing Date, Obligors shall deliver to Agent (x) a certificate, in form and substance satisfactory to Agent, whereby each Obligor certifies that the representations and warranties of each Obligor Sections 4(c), 4(d), 6(d), 7(d), 7(e), 7(f) and 9(a) in the Guarantee and Collateral Agreement are be true and correct on the date of the delivery of such certificate and (y) to the extent necessary in connection with the making of such representations and warranties, amended and restated versions of Schedules 2 and 3 to the Guarantee and Collateral Agreement;

(c)On or before the date that is 7 Business Days from the Fifth Amendment Closing Date, Obligors shall deliver to Agent certificates of insurance for the insurance policies carried by Obligors, each in compliance with the Loan Documents and otherwise in form and substance satisfactory to Agent;

(d)Unless Agent (in consultation with Borrower) determines that pledging 100% of the equity interests of each Foreign Subsidiary would result in a material adverse tax consequences to Obligors in relation to the benefits to Agent and the Lenders of the security afforded thereby, on or before the date that is 10 Business Days from the Fifth Amendment Closing Date, Obligors shall deliver to Agent original stock certificates and accompanying stock powers with respect to 100% of the equity interests of each Foreign Subsidiary; and

(e)On or before the date that is 30 days from the Fifth Amendment Effective Date, Obligors shall deliver to Agent evidence, in form and substance satisfactory to Agent, that each Immaterial Subsidiary has (i) been dissolved or merged with and into an Obligor (with such Obligor as the surviving entity of such merger) or (ii) executed a Guarantee and Collateral Agreement Supplement in accordance with the Guarantee and Collateral Agreement and such other documents, instruments and agreements and taken such other actions as Agent may require to evidence and perfect a Lien in favor of Agent on all assets of such Immaterial Subsidiary.

10.2Negative Covenants

.  As long as any Commitments or Obligations are outstanding (other than unasserted contingent obligations not yet due and payable), Borrower shall not, and shall cause each Subsidiary not to:

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10.2.1Permitted Indebtedness.  Create, incur, guarantee or suffer to exist any Indebtedness, except the following (collectively, "Permitted Indebtedness"):

(a)the Obligations (including Indebtedness in respect of the Delayed Draw Term Loans);

~~<(b) (i) Subordinated Debt incurred by Borrower after the Third Amendment Effective Date that has either (x) been immediately applied as a prepayment to the remaining installments of principal of the Term Loan in the inverse order of maturity (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment), (y) been deposited into escrow with a third party escrow agent subject to an escrow agreement in form and substance reasonably satisfactory to Agent and/or been set aside in a separate and segregated Deposit Account that is subject to a Deposit Account Control Agreement in favor of Agent and over which Agent has, subject to the Intercreditor Agreement, exclusive control, in either case, which proceeds shall only be released to repay the Specified Unsecured Prepetition Debt on the final maturity date thereof, or (z) been applied as a prepayment of the Specified Unsecured Prepetition Debt prior to the final maturity date thereof so long as, and only to the extent that, both immediately before and immediately after giving effect thereto the Payment Conditions are satisfied, and (ii) any additional Subordinated Debt in an aggregate principal amount not to exceed $5,000,000 at any time;>~~

(b)[reserved];

(c)Permitted Purchase Money Debt and Capital Lease Obligations; provided that the aggregate amount of all Indebtedness incurred under this clause (c) does not exceed $~~<2,000,000>~~1,000,000 at any time;

(d)(i) Indebtedness outstanding on the Closing Date, listed on Schedule 10.2.1 and (ii) Indebtedness under the Revolving Loan Facility (including any incremental facility thereunder), in an aggregate principal amount not to exceed the Maximum ABL Principal Obligations (as defined in the Intercreditor Agreement);

(e)Indebtedness with respect to Bank Products (as defined in the Revolving Loan Facility) (or any such similar term) incurred in the Ordinary Course of Business and not for speculative purposes;

~~(f) <(i) unsecured Indebtedness of an Obligor or Subsidiary that is incurred on the date of the consummation of a Permitted Acquisition or other acquisition of assets permitted hereunder solely for the purpose of consummating such Permitted Acquisition or such other acquisition so long as (A) no Event of Default has occurred and is continuing or would result therefrom, (B) such unsecured Indebtedness is not incurred for working capital purposes, (C) such unsecured Indebtedness does not mature prior to the date that is six (6) months after the Maturity Date, (D) such unsecured Indebtedness does not amortize until six (6) months after the Maturity Date, (E) such unsecured Indebtedness does not provide for the payment of interest thereon in cash or Cash Equivalents prior to the date that is six (6) months after the Maturity Date, and (F) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to Agent, (ii) Indebtedness that is in existence prior to the date when a~~

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~~Person becomes a Subsidiary or that is secured by Equipment when acquired by Borrower or a Subsidiary, in each case, as part of a Permitted Acquisition, as long as such Indebtedness was not incurred in contemplation of >such Person becoming a Subsidiary or such <Permitted Acquisition; provided that for both clauses (i) and (ii), after giving effect to such Permitted Acquisition on a pro forma basis, the Net Senior Leverage Ratio is no greater than the Net Senior Leverage Ratio in effect immediately prior to such Permitted Acquisition;>~~

(f)[reserved];

(g)Permitted Contingent Obligations (excluding Permitted Surety Bonds);

(h)Indebtedness under Permitted Surety Bonds that does not exceed the lesser of (i) $20,000,000 in the aggregate at any time and (ii) the amount equal to the sum of (1) the amount of Indebtedness under Permitted Surety Bonds outstanding as of the Fifth Amendment Effective Date and (2) $4,000,000;

(i)[Intentionally omitted];

(j)Specified Unsecured Prepetition Debt and Extended Prepetition Debt, in an aggregate original principal amount (excluding accrued and unpaid interest thereon) not to exceed $24,500,000;

(k)Refinancing Debt as long as each Refinancing Condition is satisfied;

(l)Intercompany Indebtedness of Borrower and its Subsidiaries to the extent permitted by Section 10.2.5; provided that any such Indebtedness that is owed by an Obligor to a Subsidiary that is not an Obligor is subordinated to the Obligations pursuant to an Affiliate Subordination Agreement;

(m)financing of insurance premiums in the Ordinary Course of Business;

(n)Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called "procurement cards" or "P-cards"), or cash management services, netting services, overdraft protection, and other like services, in each case incurred in the Ordinary Course of Business;

~~(o) <unsecured Indebtedness owing to former employees, officers or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase by Borrower of the Equity Interests of Borrower that have been issued to such Persons, >so long as (i) <no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness and (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $500,000; provided that any such Indebtedness shall be treated as a Distribution and only be permitted to the extent permitted pursuant to Section 10.2.4;>~~

(o)[reserved];

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(p)accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case on Indebtedness that otherwise constitutes Indebtedness permitted under this Section 10.2.1;

(q)~~<Indebtedness incurred by Subsidiaries that are not Obligors in an aggregate principal amount not to exceed $2,500,000>~~[reserved];

(r)to the extent constituting Indebtedness, customary purchase price adjustments, earn outs, indemnification obligations, unsecured guarantees thereof and similar items of Borrower or any of its Subsidiaries in connection with ~~<Permitted >~~Acquisitions permitted hereunder, other acquisitions of assets permitted hereunder or Permitted Asset Dispositions;

(s)~~<Borrower and its Subsidiaries may enter into>~~Indebtedness under Hedging Agreements that are entered into in the Ordinary Course of Business and not for speculative purposes; and

(t)~~<Indebtedness that is not included in any of the preceding clauses of this Section 10.2.1, is not secured by a Lien and does not exceed $5,000,000 in the aggregate at any time>~~[reserved].

10.2.2Permitted Liens.  Create or suffer to exist any Lien upon any of its Property, except the following (collectively, "Permitted Liens"):

(a)Liens in favor of Agent for the benefit of the Secured Parties;

(b)Purchase Money Liens securing Permitted Purchase Money Debt;

(c)Liens for Taxes not yet due or being Properly Contested;

(d)statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of Borrower or Subsidiary;

(e)Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of government tenders, bids, contracts (other than Indebtedness), leases (other than Capital Leases), statutory obligations, surety and appeal bonds, performance bonds and other similar obligations, as long as such Liens are at all times junior to Agent's Liens;

(f)Liens arising in the Ordinary Course of Business that are subject to Lien Waivers;

(g)judgment Liens securing judgments not constituting an Event of Default;

(h)zoning restrictions, easements, rights-of-way, restrictions on use of real property, minor defects or irregularities of title and other similar encumbrances that do not secure

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any monetary obligation incurred in the Ordinary Course of Business which do not interfere with the Ordinary Course of Business;

(i)any interest or title or right of a lessor or sub-lessor under any lease or sub-lease entered into in the Ordinary Course of Business and covering only the assets so leased;

(j)normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(k)~~<Liens on assets of an Excluded Subsidiary that secures Permitted Debt of such Excluded Subsidiary>~~[reserved];

(l)Liens securing Revolving Loan Obligations and Refinancing Debt in respect thereof, so long as the holders of such Revolving Loan Obligations or Indebtedness remain subject to the Intercreditor Agreement;

(m)Liens existing as of the Closing Date and shown on Schedule 10.2.2 and any extensions or renewals thereof in connection with any Refinancing Debt with respect to such Indebtedness secured by such Liens;

(n)pledges and deposits made in the Ordinary Course of Business in compliance with workmen's compensation, unemployment insurance and other social security laws and regulations;

(o)any license or sub-license entered into in the Ordinary Course of Business and not interfering with such Obligor's or its Subsidiaries' conduct of its respective business, and the interest of any non-exclusive licensors under license agreements (including, for the avoidance of doubt, relating to Intellectual Property);

(p)Liens arising from precautionary UCC financing statements filed in connection with operating leases;

(q)Liens on cash earnest money deposits made in connection with ~~<Permitted Acquisitions or other >~~acquisitions of assets permitted hereunder;

(r)Liens granted in the Ordinary Course of Business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under Section 10.2.1(o) hereof;

(s)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties not yet delinquent in connection with the importation of goods in the Ordinary Course of Business; ~~<and>~~

(t)Liens on the Term Priority Collateral securing Extended Prepetition Debt granted pursuant to the Third Lien Security Agreement, but only after the Third Lien Effective Date; and

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(u)~~(t)~~ other Liens securing liabilities (other than Borrowed Money) in an aggregate amount not to exceed the lesser of (i) $5,000,000 at any time outstanding and (ii) the amount outstanding as of the Fifth Amendment Effective Date.

Notwithstanding the foregoing, no Obligor shall incur any Liens on any Term Priority Collateral except (i) Permitted Liens described under subclause (b) above, (ii) Permitted Liens that arise by operation of law and are junior to Agent’s Lien on Term Priority Collateral securing the Obligations and (iii) other Permitted Liens that are junior to Agent’s Lien on any Term Priority Collateral securing the Obligations pursuant to the Intercreditor Agreement or another intercreditor agreement satisfactory to Agent containing terms no less favorable to Lenders in all material respects, taken as a whole, as the terms in the Intercreditor Agreement.

10.2.3Revolver Usage.  Permit the aggregate amount of outstanding Revolving Loans (other than "Protective Advances" (as defined in the Revolving Loan Agreement)) to exceed ~~<$0 on >~~(x) ~~<the last Saturday of December of each Fiscal Year and (y)>~~$15,000,000 on each day during ~~<a sixty (60) consecutive day>~~the period that ~~<includes the last Saturday of>~~begins on December ~~<of such Fiscal Year; provided, however, that clauses >(x) and (y) <shall not apply with respect to the Fiscal Years ending December 29, 2018 and>~~22, 2019 through and including December 28, 2019~~<; provided further that>~~ and (~~<1>~~y) ~~<the aggregate amount of outstanding Revolving Loans shall not exceed $0>~~$10,000,000 on each day during ~~<a fourteen (14) consecutive day>~~the period that begins on ~~<or after >~~December ~~<15, 2018 and ends on or before January 31, 2019, and (2) with respect to the Fiscal Year Ending December 28, 2019, (A) if the Junior Capital Raise Satisfaction Event has not occurred on or prior December 28, 2019, the aggregate amount of outstanding Revolving Loans shall not exceed $10,000,000 on (i) the last Saturday of December of such Fiscal Year and (ii) each day during a twenty (20) consecutive day period that includes the last Saturday of December of such Fiscal Year, and (B) if the Junior Capital Raise Satisfaction Event has occurred on or prior December 28, 2019, the aggregate amount of outstanding Revolving Loans shall not exceed $0 on (i) the last Saturday of December of such Fiscal Year and (ii) each day during a thirty-five (35) consecutive day period that includes the last Saturday of December of such Fiscal Year.>~~29, 2019 through and including January 1, 2020.

10.2.4Distributions; Upstream Payments.  Declare or make any Distributions, except Upstream Payments; or create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions under the Loan Documents, under the Revolving Loan Documents, under Applicable Law or in effect on the Closing Date as shown on Schedule 9.1.15.

10.2.5Restricted Investments.  Make any Restricted Investment.

10.2.6Disposition of Assets.  Make any Asset Disposition, except a Permitted Asset Disposition, a disposition of Equipment under Section 8.4.2, or a transfer of Property by a Subsidiary or Obligor to Borrower.

10.2.7Capital Expenditures.  Make Capital Expenditures (a) in excess of $12,500,000 in the aggregate during the four (4) consecutive Fiscal Quarter period ending on March 30, 2019; (b) in excess of $12,500,000 in the aggregate during the four (4) consecutive Fiscal Quarter period ending on June 29, 2019; (c) in excess of $12,500,000 in the aggregate during

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the four (4) consecutive Fiscal Quarter period ending on September 28, 2019; and (d) in excess of $10,000,000 in the aggregate during the four (4) consecutive Fiscal Quarter period ending on December 28, 2019.

10.2.8Restrictions on Payment of Certain Debt.  Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any Indebtedness, except:

(a)other than with respect to any Specified Unsecured Prepetition Debt and Extended Prepetition Debt, regularly scheduled payments of principal, interest and fees, but if such Indebtedness is Subordinated Debt, only to the extent permitted under any subordination agreement relating to such Indebtedness (and a Senior Officer of Borrower shall certify to Agent, not less than five (5) Business Days prior to the date of payment, that all conditions under such agreement have been satisfied);

~~<(b) any prepayment in respect of such Indebtedness so long as the Payment Conditions are satisfied;>~~

(b)(x) upon conversion of any Specified Unsecured Prepetition Debt to Extended Prepetition Debt, an initial payment to the holders of such Extended Prepetition Debt for application to the principal amount of such Extended Prepetition Debt, in an amount not to exceed 10% of the principal amount of such Extended Prepetition Debt outstanding immediately prior to such conversion so long as (i) such payment is made no earlier than December 15, 2019 and (ii) so long the Payment Conditions are satisfied and (y) a progress payment to the holders of Extended Prepetition Debt, for application to the principal amount of such Extended Prepetition Debt, in an amount not to exceed 15% of the principal amount of such Extended Prepetition Debt outstanding immediately prior to such payment (after giving effect to the payment made pursuant to subclause (x)) so long as (i) such payment is made after May 31, 2020 and (ii) the Full Payment of the Obligations shall have occurred prior to the making of such payment;

(c)any prepayments in connection with any refinancing of Indebtedness otherwise permitted hereunder so long as the Refinancing Conditions are satisfied with respect to such Refinancing Debt;

(d)any payments upon conversion of any such Indebtedness into common stock of Borrower made solely in common stock of Borrower, in each case in connection with such conversion; and

(e)payments in respect of the Revolving Loan Obligations.

10.2.9Fundamental Changes.

(a)Merge, combine or consolidate with any Person, or liquidate or wind up or dissolve itself (or suffer any liquidation or dissolution), or sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its Property, business or assets, whether in a single transaction or in a series of related transactions, except for (i) mergers or consolidations of a wholly-owned Subsidiary with another wholly-owned Subsidiary; provided that if any party to any such transaction is Borrower, the surviving entity of such transaction shall be Borrower; and if any party

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to any such transaction is an Obligor that is not Borrower, the surviving entity of such transaction shall be an Obligor; (ii) mergers or consolidations of a wholly-owned Subsidiary into Borrower; and (iii) sales, leases, transfers or other dispositions by a Subsidiary (the "Transferring Subsidiary") of any or all of its assets (upon voluntary liquidation, winding up or dissolution (which shall be permitted so long as such Subsidiary's assets are disposed of in accordance with this clause (iii)) or otherwise) to any other Subsidiary that is an Obligor; provided that ~~<if such Transferring Subsidiary is a Subsidiary Guarantor, such sale, lease, transfer or disposition shall be to an Obligor and >~~if such Transferring Subsidiary is a Subsidiary of Borrower, such sale, lease, transfer or disposition shall be to Borrower~~<; and (iv) Permitted Acquisitions>~~.

(b)~~<Solely in the case of an Obligor, change>~~Change its name or conduct business under any fictitious name; change its tax, charter or other organizational identification number; change its form or state of organization, except in each case under this clause (b) if (I) such Obligor shall have given Agent ten (10) Business Days prior written notice thereof and (II) Agent shall have taken all steps reasonably deemed necessary by Agent to maintain the validity, enforceability, perfection and priority of Agent's security interest in the Collateral of ~~<such>~~the applicable Obligor, and Obligor shall have executed and delivered such documents, instruments and agreements requested by Agent in connection therewith.

10.2.10Subsidiaries.  Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 10.1.14, 10.2.5 and 10.2.9; or permit any existing Subsidiary to issue any additional Equity Interests except directors' qualifying shares.

10.2.11Organic Documents.  Amend, modify or otherwise change any of its Organic Documents, except in connection with a transaction permitted under Section 10.2.9 or the deletion of Section 7 of the Amended and Restated Certificate of Incorporation of the Borrower.

10.2.12Tax Consolidation.  File or consent to the filing of any consolidated income tax return with any Person other than Borrower and Subsidiaries.

10.2.13Accounting Changes.  Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.

10.2.14Restrictive Agreements.  Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date; (b) relating to secured Indebtedness permitted hereunder, as long as the restrictions apply only to collateral for such Indebtedness; (c) constituting customary restrictions on assignment in leases and other contracts; ~~<or >~~(d) the Revolving Loan Documents (together with any refinancings, renewals, replacements or extensions thereof and (e) the Third Lien Documents; provided that the Refinancing Conditions are satisfied and the restrictions contained in the Refinancing Debt are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced).

10.2.15Hedging Agreements.  Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

10.2.16Conduct of Business.  Engage in any business, other than its business as conducted on the Closing Date and any activities incidental thereto.

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10.2.17Affiliate Transactions.  Enter into or be party to any transaction with an Affiliate, except (a) transactions expressly permitted by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered and to the extent included in the Budget, and payment of customary directors' fees and indemnities to the extent included in the Budget; (c) transactions solely among Obligors; (d) transactions with Affiliates consummated prior to the Closing Date, as shown on Schedule 10.2.17; or (e) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms fully disclosed to Agent and no less favorable than would be obtained in a comparable arm's-length transaction with a non-Affiliate.

10.2.18Plans.  Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date or establish any defined benefit plan.

10.2.19Amendments to Debt.

(a)Amend, supplement or otherwise modify any document, instrument or agreement relating to (x) any Extended Prepetition Debt or (y) any other Subordinated Debt, if, in the case of this subclause (y), such modification (i) increases the principal balance of such Indebtedness, or increases any required payment of principal or interest; (ii) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (iii) shortens the final maturity date or otherwise accelerates amortization; (iv) increases the interest rate; (v) increases or adds any fees or charges; (vi) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for Borrower or any Subsidiary, or that is otherwise materially adverse to Borrower, any Subsidiary or Lenders; or (vii) results in the Obligations not constituting "Designated Senior Indebtedness" or "Senior Debt" (or any other defined term having a similar purpose) under, and as defined in, any indenture or other agreement related to such Subordinated Debt, or otherwise not being fully benefited by the subordination provisions thereof.

(b)Amend, supplement or otherwise modify any of the Revolving Loan Documents or ~~<Term>~~Revolving Loan Facility~~<,>~~ (i) if such modification would contravene the provisions of the Intercreditor Agreement~~<.>~~ or (ii) if such modification would increase (or would have the effective of increasing) the "Availability Block" (as defined in the Revolving Loan Agreement (as in effect on the Fifth Amendment Effective Date) or increase or add (or would have the effective of increasing or adding) any similar block on availability under the Revolving Loan Facility.

(c)Amend, supplement or otherwise modify any document, instrument or agreement relating to the Specified Unsecured Prepetition Debt~~<, if such modification shortens the final maturity or decreases the weighted average life thereof.>~~ other than in connection with (i) the conversion of Specified Unsecured Prepetition Debt to Extended Prepetition Debt, (ii) the granting of Liens to the extent permitted under Section 10.2.2(t) and (iii) a Specified Unsecured Prepetition Debt Satisfaction Event.

10.2.20Term Priority Collateral Account.  Deposit any proceeds of Term Priority Collateral in any Deposit Account other than the Term Priority Collateral Account.

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~~<10.3 Financial Covenants.>~~

10.2.21Material Contracts.  Without the prior written consent of Agent, (a) terminate or fail to renew any Material Contract, (b) amend, supplement or otherwise modify any Material Contract if such amendment, supplement or modification would be adverse to the interest of Agent, Lenders, or the applicable Obligor, (c) materially amend the terms of any Material Contract without the written consent of Agent or (d) assign or transfer any Material Contract to any Person that is not an Obligor.

10.3Financial Covenants

.  As long as any Commitments or Obligations are outstanding, each Obligor shall, and shall cause each Subsidiary to:

10.3.1Fixed Charge Coverage Ratio.  Commencing with the Fiscal Quarter ending December 28, 2019, maintain as of the end of each Fiscal Quarter, a Fixed Charge Coverage Ratio of not less than 1.25:1.0 for each four (4) consecutive Fiscal Quarter period then ended.

10.3.2Net Senior Leverage Ratio.  Commencing with the Fiscal Quarter ending March 30, 2019, maintain as of the end of each Fiscal Quarter, a Net Senior Leverage Ratio of not greater than the applicable ratio set forth below for each four (4) consecutive Fiscal Quarter period then ended set forth below:

For the Four (4) Consecutive Fiscal Quarter Periods Ending	~~<If the Junior Capital Raise Satisfaction Event has not occurred on or prior to the end of the applicable Fiscal Quarter:>~~ Applicable Ratio	~~If the Junior Capital Raise Satisfaction Event has occurred on or prior to the end of the applicable Fiscal Quarter: Ratio~~
March 30, 2019	5.70:1.0	~~5.70:1.0~~
June 29, 2019	5.50:1.0	~~5.50:1.0~~
September 28, 2019	4.20:1.0	~~4.00:1.0~~
December 28, 2019	4.40:1.0	~~4.00:1.0~~
~~March 28, 2020~~	~~4.15:1.0~~	~~3.75:1.0~~
~~June 27, 2020~~	~~4.00:1.0~~	~~3.75:1.0~~
~~September 26, 2020~~	~~3.75:1.0~~	~~3.50:1.0~~
~~December 26, 2020~~	~~3.75:1.0~~	~~3.50:1.0~~
~~March 27, 2021~~	~~3.50:1.0~~	~~3.25:1.0~~

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~~June 26, 2021~~	~~3.50:1.0~~	~~3.25:1.0~~
~~September 25, 2021~~	~~3.25:1.0~~	~~3.00:1.0~~
~~<December 25, 2021>~~March 28, 2020 and the last day of each Fiscal Quarter thereafter	~~<3.00>~~4.15:1.0	~~2.75:1.0~~

10.3.3Minimum Unadjusted EBITDA.  Commencing with the ~~<Fiscal Quarter>~~month ending ~~<March 31>~~November 30, 2019, maintain as of the end of each ~~<Fiscal Quarter,>~~month, Unadjusted EBITDA of not less than the applicable amount set forth below for each ~~<four>~~twelve (~~<4>~~12) consecutive ~~<Fiscal Quarter>~~month period then ended set forth below:

~~<Fiscal Quarter>~~Month Ending	~~If the Junior Capital Raise Satisfaction Event has not occurred on or prior to the end of the applicable Fiscal Quarter: Minimum EBITDA~~	~~<If the Junior Capital Raise Satisfaction Event has occurred on or prior to the end of the applicable Fiscal Quarter:>~~ Minimum Unadjusted EBITDA
~~<March>~~November 30, 2019	~~$28,000,000~~	$~~<28,000,000>~~1,650,000
~~<June 29>~~December 31, 2019	~~$28,900,000~~	$~~<28,900,000>~~9,990,000
~~September 28, 2019~~	~~$39,000,000~~	~~$35,000,000~~
~~December 28, 2019~~	~~$42,000,000~~	~~$39,100,000~~
~~<March 28>~~January 31, 2020	~~$43,000,000~~	$~~<40,000,000>~~7,820,000
~~<June 27>~~February 29, 2020	~~$43,000,000~~	$~~<40,000,000>~~4,550,000
~~<September 26>~~March 31, 2020	~~$43,000,000~~	$~~<40,000,000>~~5,710,000
~~December 26, 2020~~	~~$43,000,000~~	~~$40,000,000~~
~~March 27, 2021~~	~~$43,000,000~~	~~$40,000,000~~
~~June 26, 2021~~	~~$43,000,000~~	~~$40,000,000~~

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~~September 25, 2021~~	~~$43,000,000~~	~~$40,000,000~~
~~December 25, 2021 and the last day of each Fiscal Quarter thereafter~~	~~$43,000,000~~	~~$40,000,000~~

10.3.4Minimum Availability.  Maintain at all times, on and after the ~~<Third>~~Fifth Amendment Effective Date, Specified Availability ~~(as defined in the Revolving Loan Agreement <on the Third >Amendment Effective Date)~~ in an amount of not less than ~~<the greater of (x) >~~$12,500,000~~< and (y) 10% of the Commitments >(as defined in the Revolving Loan Agreement <on the Third Amendment Effective Date)>~~.

10.3.5Variance.

(a)Measured as of the last Business Day of each week, not permit the aggregate amount of the actual disbursements of the type set forth in the line items in the Budget titled "Payroll & 401(k)" to exceed one hundred ten percent (110%) of the budgeted amount set forth in such line item in the Budget, for the immediately preceding two week period ending on such date.

(b)Measured as of the last Business Day of each week, not permit the aggregate amount of the actual disbursements of the type set forth in the line items in the Budget titled "Rent" to exceed one hundred ten percent (110%) of the budgeted amount set forth in such line item in the Budget, for the immediately preceding two week period ending on such date.

(c)Measured as of the last Business Day of each week, not permit the aggregate amount of the actual disbursements of the type set forth in the line items in the Budget titled "Taxes" to exceed one hundred ten percent (110%) of the budgeted amount set forth in such line item in the Budget, for the immediately preceding two week period ending on such date.

(d)Measured as of the last Business Day of each week, not permit the aggregate amount of the actual disbursements of the type set forth in the line items in the Budget titled "Commissions", "Severance", "Inventory", "Freight" and "Other Disbursements" to exceed one hundred ten percent (110%) of the budgeted amount set forth in such line items in the Budget, for the immediately preceding four week period ending on such date.

(e)Measured as of the last Business Day of each week, not permit the aggregate amount of the actual professional fees, expenses and retainers of the type set forth in the line item in the Budget titled "Restructuring-related professional fees" incurred to exceed one hundred ten percent (110%) of the budgeted amount set forth in such line item in the Budget, for the immediately preceding four week period ending on such date.

SECTION 11.  EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1Events of Default

.  Each of the following shall be an "Event of Default" if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

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(a)Borrower fails to pay its Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise);

(b)(i) Any representation, warranty or other written statement of an Obligor made in a Budget and Variance Certificate is incorrect or misleading when given or (ii) any other representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c)An Obligor breaches or fail to perform any of the Specified Covenants or any covenant contained in Section 2.5, 8.1, 8.2.4, 8.2.5, 8.5, 8.6.2, 10.1.1, 10.1.2, 10.1.8, 10.1.11, 10.1.16, 10.1.17, 10.1.18, 10.1.19, 10.1.20, 10.2 or 10.3;

(d)An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within thirty (30) days after a Senior Officer of such Obligor has knowledge thereof or receives written notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

(e)A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor or third party denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);

(f)Any breach or default of an Obligor occurs under (i) any Hedging Agreement with a net amount payable in excess of $~~<2,500,000>~~500,000; (ii) (x) any instrument or agreement relating to any Extended Prepetition Debt, or (y) any instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Indebtedness (other than the Obligations) in excess of $~~<2,500,000>~~500,000, if the maturity of or any payment with respect to such Indebtedness may be accelerated or demanded due to such breach, in the case of clause (i) and (ii) after giving effect to any applicable grace periods; ~~<or >~~(iii) any "Event of Default" under and as defined in the Revolving Loan Facility or any refinancing thereof or (iv) any default under the Third Lien Documents;

(g)Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $~~<5,000,000>~~1,000,000 (net of insurance coverage therefor that has not been denied by the insurer), unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise;

(h)A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $~~<2,500,000>~~500,000;

(i)An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; an Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its

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business; there is a cessation of any material part of an Obligor's business for a material period of time; any material Collateral or Property of an Obligor is taken or impaired through condemnation; an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs except as expressly permitted by Section 10.2.9;

(j)An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally (other than, for the avoidance of doubt, in connection with a Specified Unsecured Prepetition Debt Satisfaction Event); a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and:  such Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by such Obligor, the petition is not dismissed within thirty (30) days after filing, or an order for relief is entered in the proceeding;

(k)(A) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan; (B) an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or (C) any event similar to the foregoing occurs or exists with respect to a Foreign Plan, that in each of clauses (A) through (C), has resulted or would reasonably be expected to result in a Material Adverse Effect; or

(l)A Change of Control occurs.

11.2Remedies upon Default

.  If an Event of Default described in Section 11.1(j) occurs with respect to Borrower, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind.  In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a)declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrower to the fullest extent permitted by law;

(b)terminate, reduce or condition any Commitment;

(c)require Obligors to Cash Collateralize their Obligations that are contingent or not yet due and payable; and

(d)exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC.  Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Borrower to assemble Collateral, at Borrower's expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by Borrower, Borrower agrees not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion,

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deems advisable.  Borrower agrees that ten (10) days' notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable and that any sale conducted on the internet or to a licensor of Intellectual Property shall be commercially reasonable.  Agent may conduct sales on any Obligor's premises, without charge, and any sale may be adjourned from time to time in accordance with Applicable Law.  Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.

11.3License

.  For purpose of enabling Agent to exercise rights and remedies under this Agreement and the other Loan Documents at such time as Agent shall lawfully be entitled to exercise such rights and remedies, each Obligor hereby grants to Agent an irrevocable, non-exclusive license, sub-license or other right to use, license or sub-license and otherwise exploit (without payment of royalty or other compensation to any Person) any or all Intellectual Property owned by Obligors; provided, however, that such license (i) shall be subject to those exclusive licenses granted by Obligors in effect on the date hereof and those granted by any Obligor hereafter, to the extent conflicting, (ii) may be exercised, at the option of Agent, only upon the occurrence and during the continuation of an Event of Default, provided, further, that any license, sublicense or other transaction entered into by Agent in accordance herewith shall be binding upon Obligor notwithstanding any subsequent cure of an Event of Default and (iii) shall apply to the use of the trademarks or service marks in connection with goods and services of similar type and quality to those theretofore sold by such Obligor under such trademark or service mark.  The foregoing license or sublicense shall include access to all media in which any of the licensed or sublicensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof, subject to and solely to the extent permitted by any existing licenses or agreements relating thereto.

11.4Setoff

.  At any time during an Event of Default, Agent, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, such Lender or such Affiliate to or for the credit or the account of an Obligor against its Obligations, whether or not Agent, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of Agent, each Lender and each such Affiliate under this Section 11.4 are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5Remedies Cumulative; No Waiver.

11.5.1Cumulative Rights.  All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other.  The rights and remedies of Agent and Lenders under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law,

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at equity or otherwise.  All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.5.2Waivers.  No waiver or course of dealing shall be established by (a) the failure or delay of Agent or any Lender to require strict performance by any Obligor under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein.  Any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 12.  AGENT

12.1Appointment, Authority and Duties of Agent.

12.1.1Appointment and Authority.  Each Secured Party appoints and designates TCW as Agent under all Loan Documents.  Agent may, and each Secured Party authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents.  Any action taken by Agent in accordance with the provisions of the Loan Documents, and the exercise by Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties.  Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including the Intercreditor Agreement and any other intercreditor or subordination agreement, and accept delivery of each Loan Document; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents, Applicable Law or otherwise.  Agent alone shall be authorized to determine eligibility and applicable advance rates under the Borrowing Base, whether to impose or release any reserve, or whether any conditions to funding have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Secured Party or other Person for any error in judgment.

12.1.2Duties.  The title of "Agent" is used solely as a matter of market custom and the duties of Agent are administrative in nature only.  Agent has no duties except those expressly set forth in the Loan Documents, and in no event does Agent have any agency, fiduciary or implied duty to or relationship with any Secured Party or other Person by reason of any Loan Document or related transaction.  The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.

12.1.3Agent Professionals.  Agent may perform its duties through agents and employees.  Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given

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by an Agent Professional.  Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4Instructions of Required Lenders.  The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joining any other party, unless required by Applicable Law.  In determining compliance with a condition for any action hereunder, including satisfaction of any condition in Section 6, Agent may presume that the condition is satisfactory to a Secured Party unless Agent has received notice to the contrary from such Secured Party before Agent takes the action.  Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against Claims that could be incurred by Agent.  Agent may refrain from any act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining.  Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting pursuant to instructions of Required Lenders.  Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 14.1.1.  In no event shall Agent be required to take any action that it determines in its discretion is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to liability.

12.2Agreements Regarding Collateral and Borrower Materials.

12.2.1Lien Releases; Care of Collateral.  Secured Parties authorize Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of a disposition or Lien that Borrower certifies in writing is a Permitted Asset Disposition or Permitted Lien entitled to priority over Agent's Liens (and Agent may rely conclusively on any such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; or (d) subject to Section 14.1, with the consent of Required Lenders.  Secured Parties authorize Agent to subordinate its Liens to any Purchase Money Lien or other Lien entitled to priority hereunder.  Agent has no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Agent's Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.2.2Possession of Collateral.  Agent and Secured Parties appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control.  If any Lender obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent's request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent's instructions.

12.2.3Reports.  Agent shall promptly provide to Lenders, when complete, any examination or report prepared for Agent with respect to any Obligor ("Report").  Reports and other Borrower Materials may be made available to Lenders by providing access to them on the Platform, but Agent shall not be responsible for system failures or access issues that may occur from time to time.  Each Lender agrees (a) that Reports are not intended to be comprehensive

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examinations or reports, and that Agent or any other Person performing an examination or report will inspect only limited information and will rely significantly upon Borrower's books, records and representations; (b) that Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials, including any Report; and (c) to keep all Borrower Materials confidential and strictly for such Lender's internal use, not to distribute any Report or other Borrower Materials (or the contents thereof) to any Person (except to such Lender's Participants, attorneys and accountants), and to use all Borrower Materials solely for administration of the Obligations.  Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any Claims arising as a direct or indirect result of Agent furnishing same to such Lender, via the Platform or otherwise.

12.3Reliance By Agent

.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person.  Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any delay in acting.

12.4Action Upon Default

.  Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from Borrower or Required Lenders specifying the occurrence and nature thereof.  If any Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing.  Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations or assert any rights relating to any Collateral.

12.5Ratable Sharing

.  If any Lender obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its ratable share of such Obligation, such Lender shall forthwith purchase from Secured Parties participations in the affected Obligation as are necessary to share the excess payment or reduction on a pro rata basis or in accordance with Section 5.5.2, as applicable.  If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.  Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the full amount thereof to Agent for application under Section 4.2.2 and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction.  No Lender shall set off against a Dominion Account without Agent's prior consent.

12.6Indemnification

.  EACH SECURED PARTY SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE; PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT); PROVIDED FURTHER THAT NO

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SECURED PARTY SHALL HAVE ANY OBLIGATION TO INDEMNIFY ANY AGENT INDEMNITEE HEREUNDER TO THE EXTENT THAT SUCH CLAIM IS DETERMINED IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH AGENT INDEMNITEE.  In Agent's discretion, it may reserve for any Claims made against an Agent Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties.  If Agent is sued by any receiver, trustee or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys' fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Secured Party to the extent of its pro rata share.

12.7Limitation on Responsibilities of Agent

.  Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent's gross negligence or willful misconduct.  Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents.  Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Liens, Loan Documents or Obligor.  No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor.  No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8Successor Agent and Co-Agents.

12.8.1Resignation; Successor Agent.  Agent may resign at any time by giving at least ~~<thirty (30)>~~3 days' written notice thereof to Lenders and Borrower.  Required Lenders may appoint a successor to replace the resigning Agent, which successor shall be (a) a Lender or an Affiliate of a Lender; or (b) a financial institution reasonably acceptable to Required Lenders~~< and (provided no Default or Event of Default exists) Borrower>~~.  If no successor agent is appointed prior to the effective date of Agent's resignation, then Agent may appoint a successor agent that is a financial institution acceptable to it (which shall be a Lender unless no Lender accepts the role) or in the absence of such appointment, Required Lenders shall on such date assume all rights and duties of Agent hereunder.  Upon acceptance by any successor Agent of its appointment hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act.  On the effective date of its resignation, the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to have all rights and protections under the Loan Documents with respect to actions taken or omitted to be taken by it while Agent, including the indemnification set forth in Sections 12.6 and 14.2, and all rights and

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protections under this Section 12.  Any successor to TCW by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of any Secured Party or Obligor.

12.8.2Co-Collateral Agent.  If appropriate under Applicable Law, Agent may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan Document.  Each right, remedy and protection intended to be available to Agent under the Loan Documents shall also be vested in such agent.  Secured Parties shall execute and deliver any instrument or agreement that Agent may request to effect such appointment.  If any such agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of the agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9Due Diligence and Non-Reliance

.  Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund the Loans hereunder.  Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors.  Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations.  Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making the Loans, and in taking or refraining from any action under any Loan Documents.  Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or its Affiliates.

12.10Remittance of Payments and Collections.

12.10.1Remittances Generally.  All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds.  If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 1:00 p.m. on a Business Day, payment shall be made by Lender not later than 3:00 p.m. on such day, and if request is made after 1:00 p.m., then payment shall be made by 11:00 a.m. on the next Business Day.  Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent.  Any such payment shall be subject to Agent's right of offset for any amounts due from such payee under the Loan Documents.

12.10.2Failure to Pay.  If any Secured Party fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest, from the due date until paid in full, at the rate determined by Agent as customary for interbank compensation for two (2) Business Days and thereafter at the Default Rate for Prime Rate Loans.  In no event shall Borrower be entitled to receive credit for any interest paid by a Secured Party to Agent.

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12.10.3Recovery of Payments.  If Agent pays an amount to a Secured Party in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from the Secured Party.  If Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to Applicable Law or otherwise, then Agent shall not be required to distribute such amount to any Secured Party.  If any amounts received and applied by Agent to Obligations held by a Secured Party are later required to be returned by Agent pursuant to Applicable Law, such Secured Party shall pay to Agent, on demand, its share of the amounts required to be returned.

12.11Individual Capacities

.  As a Lender, TCW shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms "Lenders," "Required Lenders" or any similar term shall include TCW in its capacity as a Lender.  Agent, Lenders and their Affiliates may accept deposits from, lend money to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if they were not Agent or Lenders hereunder, without any duty to account therefor to any Secured Party.  In their individual capacities, Agent, Lenders and their Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.

12.12No Third Party Beneficiaries

.  This Section 12 is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations.  This Section 12 does not confer any rights or benefits upon Borrower or any other Person.  As between Borrower and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

12.13Intercreditor ~~<Agreement>~~and Subordination Agreements

.  Each Lender hereunder (a) consents to the subordination of Liens provided for in the Intercreditor Agreement; (b) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement or any other subordination or intercreditor agreement pertaining to any Subordinated Debt; (c) authorizes and instructs Agent to enter into the Intercreditor Agreement as Term Loan Agent on behalf of such holder of "Term Loan Obligations" (as defined therein); ~~<and >~~(d) authorizes and instructs Agent to enter into any other subordination or intercreditor agreement pertaining to any Subordinated Debt on behalf of itself and the Lenders, (e) acknowledges (or is deemed to acknowledge) that a copy of the Intercreditor Agreement was delivered, or made available, to such Lender.  Each Lender hereby acknowledges that it has received and reviewed the Intercreditor Agreement.

SECTION 13.  BENEFIT OF AGREEMENT; ASSIGNMENTS

13.1Successors and Assigns

.  This Agreement shall be binding upon and inure to the benefit of Borrower, Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) Borrower shall have no right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3.  Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3.  Any

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authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2Participations.

13.2.1Permitted Participants; Effect.  Subject to Section 13.3.3, any Lender may, sell to a financial institution ("Participant") a participating interest in the rights and obligations of such Lender under any Loan Documents.  Despite any sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrower shall be determined as if it had not sold such participating interests, and Borrower and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents.  Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.8 unless Borrower agrees otherwise in writing.

13.2.2Voting Rights.  Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Maturity Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases Borrower, any Guarantor or substantially all Collateral.

13.2.3Participant Register.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register in which it enters the Participant's name, address and interest in Commitments and Loans (and stated interest).  Entries in the register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the register as the owner of the participation for all purposes, notwithstanding any notice to the contrary.  No Lender shall have an obligation to disclose any information in such register except to the extent necessary to establish that a Participant's interest is in registered form under the Code.

13.2.4Benefit of Setoff.  Borrower agrees that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it.  By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.3Assignments.

13.3.1Permitted Assignments.  A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a

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constant, and not a varying, percentage of the transferor Lender's rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender's rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $5,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance.  Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledge or assignee for such Lender as a party hereto.

13.3.2Effect; Effective Date.  Upon delivery to Agent of an executed Assignment Agreement, assignment notice in the form of Exhibit B and a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), and to the extent that the Eligible Assignee is not an existing Lender, an administrative questionnaire satisfactory to Agent and all such documentation and other information with respect to the assignee that is required by regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including the Patriot Act, the Agent shall record the assignment in the Register in accordance with this Section 13.3.4, and as long as the assignment is also in compliance with this Section 13.3.  The assignment shall become effective upon said recordation in the Register.  From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder; provided, that such Eligible Assignee (for the avoidance of doubt, including any Eligible Assignee that is already a Lender hereunder at the time of assignment) shall not be entitled to receive any greater payment under Section 5.8 than that which its assignor would have been entitled to receive had no such assignment occurred, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after such assignment.  Upon consummation of an assignment, the transferor Lender, Agent and Borrower shall make appropriate arrangements for issuance of replacement and/or new notes, if applicable.

13.3.3Certain Assignees.  No assignment or participation may be made to Borrower, an Affiliate of Borrower, Defaulting Lender or a natural person.  Any assignment by a Defaulting Lender shall be effective only upon payment by the Eligible Assignee or Defaulting Lender to Agent of an aggregate amount sufficient, upon distribution (through direct payment, purchases of participations or other compensating actions as Agent deems appropriate), to satisfy all funding and payment liabilities then owing by the Defaulting Lender hereunder.  If an assignment by a Defaulting Lender shall become effective under Applicable Law for any reason without compliance with the foregoing sentence, then the assignee shall be deemed a Defaulting Lender for all purposes until such compliance occurs.

13.3.4Register.  Agent, acting solely for this purpose as an agent of Borrower, shall maintain (a) a copy (or electronic equivalent) of each Assignment and Acceptance delivered to it, and (b) a register for recordation of the names, addresses and Commitments of, and the Loans and interest owing to, each Lender.  Entries in the register shall be conclusive, absent manifest error, and Borrower, Agent and Lenders shall treat each Person recorded in such register as a

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Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary.  The register shall be available for inspection by Borrower or any Lender (with respect to any such Lender's Loans), from time to time upon reasonable notice.

SECTION 14.  MISCELLANEOUS

14.1Consents, Amendments and Waivers.

14.1.1Amendment.  No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, however, that

(a)without the prior written consent of Agent, no modification shall alter any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b)without the prior written consent of each affected Lender, including a Defaulting Lender, no modification shall (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender; (iii) extend the Maturity Date; or (iv) amend this clause (c);

(c)without the prior written consent of all Lenders (except any Defaulting Lender), no modification shall (i) alter Section 2.4 or 14.1.1; (ii) amend the definition of Required Lenders; (iii) release all or substantially all Collateral; (iv) except in connection with a merger, disposition or similar transaction expressly permitted hereby, release any Obligor from liability for any Obligations;

(d)Agent and Borrower may amend any Loan Document (i) to correct administrative errors or omissions, or to effect administrative changes that are not adverse to any Lender, (ii) to correct, amend, cure any ambiguity, inconsistency, defect or correct any typographical error or other manifest error in this Agreement or any other Loan Document, (iii) to comply with local law or advice of local counsel in respect of a Security Document or (iv) to cause a Security Document to be consistent with this Agreement and other Loan Documents.  Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

14.1.2Limitations.  The agreement of Borrower shall not be required for any modification of a Loan Document that deals solely with the rights and duties of Lenders and/or Agent as among themselves.  Only the consent of the parties to any agreement relating to fees shall be required for modification of such agreement.  Any waiver or consent granted by Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.

14.1.3Payment for Consents.  Borrower will not, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender

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with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

14.2Indemnity

.  BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE.  In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.

14.3Notices and Communications.

14.3.1Notice Address.  Subject to Section 5.1.4, all notices and other communications by or to a party hereto shall be in writing and shall be given, if to Borrower, to it at School Specialty, Inc., W6316 Design Drive; Greenville, WI  54942; Attn:  Chief Financial Officer; Telecopy (920) 882-5863, and, if to any other Person,  at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3.  Each communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three (3) Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged.  Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1, 2.2, 2.3 or 3.1 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent.  Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party.  Any notice received by Borrower shall be deemed received by Borrower.

14.3.2Electronic Communications; Voice Mail.  Electronic mail and internet websites may be used only for routine communications, such as delivery of Borrower Materials, administrative matters, distribution of Loan Documents, and matters permitted under Section 2.1, 2.2, 2.3 or 3.1.  Agent and Lenders make no assurances as to the privacy and security of electronic communications.  Electronic and voice mail may not be used as effective notice under the Loan Documents.

14.3.3Platform.  Borrower Materials shall be delivered pursuant to procedures approved by Agent, including electronic delivery (if possible) upon request by Agent to an electronic system maintained by Agent ("Platform").  Borrower shall notify Agent of each posting of Borrower Materials on the Platform and the materials shall be deemed received by Agent only upon its receipt of such notice.  Borrower Materials and other information relating to this credit facility may be made available to Secured Parties on the Platform, and Obligors and Secured Parties acknowledge that "public" information is not segregated from material non-public information on the Platform.  The Platform is provided "as is" and "as available." Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or

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functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM.  Secured Parties acknowledge that Borrower Materials may include material non-public information of Obligors and should not be made available to any personnel who do not wish to receive such information or who may be engaged in investment or other market-related activities with respect to any Obligor's securities.  No Agent Indemnitee shall have any liability to Borrower, Secured Parties or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform or delivery of Borrower Materials and other information through the Platform or over the internet.

14.3.4Non-Conforming Communications.  Agent and Lenders may rely upon any communications purportedly given by or on behalf of Borrower even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation.  Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of Borrower.

14.4Performance of Borrower's Obligations

.  Agent may, in its discretion at any time and from time to time, at Borrower's expense, pay any amount or do any act required of Borrower under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent's Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien.  All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section 14.4 shall be reimbursed to Agent by Borrower, on demand, with interest from the date incurred until paid in full at the Default Rate applicable to Prime Rate Loans.  Any payment made or action taken by Agent under this Section 14.4 shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5Credit Inquiries

.  Agent and Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

14.6Severability

.  Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law.  If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7Cumulative Effect; Conflict of Terms

.  The provisions of the Loan Documents are cumulative.  The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided.  Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein

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is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8Counterparts; Execution

.  Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto.  Delivery of a signature page of any Loan Document by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement.  Any electronic signature, contract formation on an electronic platform and electronic record-keeping shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act.  Upon request by Agent, any electronic signature or delivery shall be promptly followed by a manually executed or paper document.

14.9Entire Agreement

.  Time is of the essence with respect to all Loan Documents and Obligations.  The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

14.10Relationship with Lenders

.  The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender.  Amounts payable hereunder to each Lender shall be a separate and independent debt.  It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes.  Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, joint venture or similar arrangement, nor to constitute control of any Obligor.

14.11No Advisory or Fiduciary Responsibility

.  In connection with all aspects of each transaction contemplated by any Loan Document, Borrower acknowledges and agrees that (a)(i) this credit facility and any arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm's-length commercial transactions between Borrower and its Affiliates, on one hand, and Agent, any Lender, any of their Affiliates or any arranger, on the other hand; (ii) Borrower has consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Borrower is capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower, its Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and have no obligation to disclose any of such interests to Borrower or its Affiliates.  To the fullest extent permitted by Applicable Law, Borrower hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with

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respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

14.12Confidentiality

.  Each of Agent and Lenders shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section 14.12, to any Transferee; (g) with the consent of Borrower; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 14.12 or (ii) is available to Agent, any Lender or any of their Affiliates on a non-confidential basis from a source other than Borrower.  Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information concerning this credit facility for league table, tombstone and advertising purposes, and may use Borrower's logos, trademarks or product photographs in advertising materials.  As used herein, "Information" means information received from an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered.  A Person required to maintain the confidentiality of Information pursuant to this Section 14.12 shall be deemed to have complied if it exercises a degree of care similar to that accorded its own confidential information.  Each of Agent and Lenders acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non-public information in accordance with Applicable Law.

14.13GOVERNING LAW

.  UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.

14.14Consent to Forum; Bail-In of EEA Financial Institutions.

14.14.1Forum.  BORROWER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER NEW YORK, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT.  BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT'S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1.  A final judgment in any proceeding of any such court shall be

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conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law.

14.14.2Other Jurisdictions.  Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law.  Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

14.14.3Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties, each party hereto (including each Secured Party) acknowledges that any liability arising under a Loan Document of any Secured Party that is an EEA Financial Institution, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority, and agrees and consents to, and acknowledges and agrees to be bound by, (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising under any Loan Documents which may be payable to it by any Secured Party that is an EEA Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

14.15Waivers by Borrower

.  To the fullest extent permitted by Applicable Law, Borrower waives (a) the right to trial by jury (which Agent and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which Borrower may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof.  Borrower acknowledges that the foregoing waivers are a material inducement to Agent and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Borrower.  Borrower has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.16Patriot Act Notice

.  Agent and Lenders hereby notify Borrower that pursuant to the Patriot Act, Agent and Lenders are required to obtain, verify and record information that

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identifies Borrower, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act.  Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Borrower's management and owners, such as legal name, address, social security number and date of birth.  Borrower shall, promptly upon request, provide all documentation and other information as Agent or any Lender may request from time to time in order to comply with any obligations under any "know your customer," anti-money laundering or other requirements of Applicable Law.

14.17NO ORAL AGREEMENT

.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.  THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

14.18Intercreditor Agreement Governs

.  As between Agent and the Secured Parties on the one hand and the agent and lenders under the Revolving Loan Facility on the other hand, in the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement with respect to the Collateral, the provisions of the Intercreditor Agreement shall govern.

14.19Acknowledgment Regarding Any Supported QFCs

.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedging Agreement or any other agreement or instrument that is a QFC (such support, "QFC Credit Support", and each such QFC, a "Supported QFC"), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the "U.S. Special Resolution Regimes") in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

14.19.1In the event a Covered Entity that is party to a Supported QFC (each, a "Covered Party") becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United

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States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

14.19.2As used in this Section 14.19, the following terms have the following meanings:

"BHC Act Affiliate" of a party means an "affiliate" (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

"Covered Entity" means any of the following:  (i) a "covered entity" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a "covered bank" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a "covered FSI" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

"Default Right" has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

"QFC" has the meaning assigned to the term "qualified financial contract" in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

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IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWER: SCHOOL SPECIALTY, INC. By: Name: Title: Address Attn: Telecopy:

SUBSIDIARY GUARANTORS: By: Name: Title: Address Attn: Telecopy:

AGENT:

TCW ASSET MANAGEMENT COMPANY LLC,

as Agent

By:

Name:

Title:

Payment Account Designation:

Bank Name:

ABA:

Account Number:

Account Name:

Ref: School Specialty, Inc.

With a copy of any notice hereunder to:

Cortland Capital Market Services LLC

225 W. Washington, 21st Floor

Chicago, Illinois 60606

Attn: Valerie Opperman and Legal Department

Email: tcw@cortlandglobal.com; legal@cortlandglobal.com

Fax: (312) 376-0751

LENDERS:

TCW DIRECT LENDING LLC,

as a Lender

By TCW Asset Management Company LLC

Its Investment Advisor

By:

Name:

Title:

Payment Account Designation:

ABA

Beneficiary Acct #:

Beneficiary Name:

Ref: School Specialty, Inc.

TCW DIRECT LENDING STRATEGIC VENTURES LLC, as a Lender By: Name: Title: Payment Account Designation: ABA #: Beneficiary Acct #: Beneficiary Name: Ref: School Specialty, Inc.

WEST VIRGINIA DIRECT LENDING LLC, as a Lender By: TCW Asset Management Company LLC, its Investment Advisor By: Name: Title: ABA #: Beneficiary Acct #: Beneficiary Name: Ref: School Specialty, Inc.

TCW BRAZOS FUND LLC,

as a Lender

By: TCW Asset Management Company LLC,

its Investment Advisor

By:

Name:

Title:

Payment Account Designation:

ABA #:

Beneficiary Acct #:

Beneficiary Name:

Ref: School Specialty, Inc.

TCW SKYLINE LENDING, L.P.,

as a Lender

By: TCW Asset Management Company LLC,

its Investment Advisor

By:

Name:

Title:

Payment Account Designation:

ABA #

Beneficiary Acct #:

Beneficiary Name:

Ref: School Specialty, Inc.

127

Schedule 1.1(a)
Commitments

Lender	Term A Loan Commitment	Term A Loan Commitment Percentage	Delayed Draw Term Loan Commitment	Delayed Draw Term Loan Commitment Percentage
TCW Direct Lending LLC	$53,984,615.39	49.08%	$14,723,076.93	49.08%
TCW Direct Lending Strategic Ventures LLC	$34,184,615.38	31.08%	$9,323,076.92	31.08%
West Virginia Direct Lending LLC	$5,161,538.46	4.69%	$1,407,692.31	4.69%
TCW Brazos Fund LLC	$11,592,307.69	10.54%	$3,161,538.46	10.54%
TCW Skyline Lending, L.P.	$5,076,923.08	4.62%	$1,384,615.38	4.62%
TOTAL	$110,000,000.00	100.00%	$30,000,000.00	100.00%

11106419 v9 12/2/2019 1:46 PM_7129.023

Signature Page to Loan Agreement (Term Loan)

EXHIBIT C
to
FIFTH AMENDMENT TO LOAN AGREEMENT AND
FORBEARANCE AGREEMENT

Exhibit C

[See attached.]

EXHIBIT C

To

Loan Agreement

COMPLIANCE CERTIFICATE

Date _________, 20__

TCW Asset Management Company, LLC, as Agent
200 Clarendon Street, 51st Floor
Boston, Massachusetts 02116

The undersigned, the chief financial officer of SCHOOL SPECIALTY, INC., a Delaware corporation ("Borrower"), gives this certificate (this "Certificate") to TCW ASSET MANAGEMENT COMPANY, LLC, as agent for the Lenders (in such capacity, "Agent"), in accordance with the requirements of Section 10.1.2(d) of that certain Loan Agreement dated as of April 7, 2017 (as amended, restated, supplemented, or otherwise modified from time to time, the "Loan Agreement"), among Borrower, the other borrowers party thereto, the other guarantors party thereto (the "Guarantors"), the financial institutions party to the Loan Agreement from time to time as lenders (collectively, "Lenders") and TCW ASSET MANAGEMENT COMPANY, LLC, as agent for the Lenders ("Agent").  Unless otherwise defined herein, capitalized terms used herein shall have the meanings attributable thereto in the Loan Agreement.  I have reviewed and am familiar with the contents of this Certificate.

1.[Based upon my review of the [audited][unaudited] balance sheets of Borrower and its Subsidiaries, together with related statements of income, cash flow and [shareholders' equity],1 for the [Fiscal Quarter][Fiscal Year][month] ending ________________, 20 __, copies of which are attached hereto, collectively, as Annex A, I hereby certify that:]2

[(a)The Borrower is in compliance with Sections 10.2.7 and 10.3 of the Loan Agreement;]

[(b)The Capital Expenditures during the four (4) consecutive Fiscal Quarter period ending on _______ equaled $_______.]

[(c)The Fixed Charge Coverage Ratio of the Borrower at the end of four (4) consecutive Fiscal Quarter period ending ____ equaled ___ to 1.0.]

[(d)The Net Senior Leverage Ratio of the Borrower at the end of four (4) consecutive Fiscal Quarter period ending ____ equaled ___ to 1.0.]

1 Shareholders' equity is only required to be delivered with the Fiscal Year financial deliveries required under Section 10.1.2 of the Loan Agreement.

2 To be included if accompanying annual, quarterly or monthly financial statements only.

[(e)Unadjusted EBITDA of the Borrower at the end of twelve (12) consecutive month period ending ____ equaled $_______.]]

2.At all times during the [Fiscal Quarter][Fiscal Year][month][week] ending ________________, 20 __, Specified Availability [was][was not] greater than or equal to $12,500,000

3.[The aggregate amount of outstanding Revolving Loans (other than "Protective Advances" (as defined in the Revolving Loan Agreement)) [was][was not] greater than $15,000,000 on each day during the period that begins on December 22, 2019 through and including December 28, 2019 [and $10,000,000 on each day during the period that begins on December 29, 2019 through and including January 1, 2020].]3

4.No Event of Default exists on the date hereof, other than _______ [if none, so state].

5.[Attached hereto as Annex A, for Borrower and its Subsidiaries for the Fiscal Year ended [_____], are balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders' equity for such Fiscal Year, on consolidated and consolidating bases for Borrower and its Subsidiaries, which consolidated statements are audited and certified (without any "going concern" or like qualification or exception or any qualification or exception as to scope of audit) by [●]4, setting forth in comparative form corresponding figures for the preceding Fiscal Year.  Also attached hereto as Annex A are copies of all management letters and other material reports submitted to Borrower by its accountants in connection with such financial statements.]5

6.[Attached hereto as Annex A, for Borrower and its Subsidiaries, for the Fiscal Quarter ended [_____], are unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on consolidated and consolidating bases for Borrower and its Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes.]6

7.[Attached hereto as Annex A, for Borrower and its Subsidiaries, for the month ended [_____], are unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on

3 To be included in the Compliance Certificate delivered for each of the months ended December 31, 2019 and January 31, 2020.

4 A firm of independent certified public accountants of recognized standing selected by Company and acceptable to Agent.

5 To be included if accompanying annual financial statements only, beginning with the fiscal year ended December 30, 2017.

6 To be included if accompanying quarterly financial statements only.

consolidated and consolidating bases for Borrower and its Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Borrower as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes.]7

8.[Attached hereto as Annex B, and pursuant to Section 10.1.2(f) of the Loan Agreement are projections of Borrower's consolidated balance sheets, results of operations, cash flow and Availability for the next Fiscal Year, month by month and for the next three Fiscal Years, year by year.]

9.Attached hereto as Annex C is a schedule showing reasonably detailed calculations of the Fixed Charge Coverage Ratio.

10.Attached hereto as Annex D is a schedule showing reasonably detailed calculations of the Net Senior Leverage Ratio.

11.Attached hereto as Annex E is a schedule showing reasonably detailed calculations of Unadjusted EBITDA.

12.[Attached hereto as Annex F is a schedule showing reasonably detailed calculations of EBITDA.]8

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

7 To be included if accompanying monthly financial statements only.

8 To be included in the Compliance Certificate delivered for the month ended December 31, 2019.

Borrower has caused this Compliance Certificate to be executed and delivered by its chief financial officer, this ____ day of ________, 20 __.

SCHOOL SPECIALTY, INC., as Borrower

By:

       Name:

       Title:  Chief Financial Officer

EXHIBIT D
to
FIFTH AMENDMENT TO LOAN AGREEMENT AND
FORBEARANCE AGREEMENT

Exhibit H, Exhibit I and Exhibit J

[See attached.]

EXHIBIT I

FORM OF

BUDGET AND VARIANCE CERTIFICATE

______________, 20__

This Budget and Variance Certificate is being delivered in connection with the Loan Agreement (as amended, restated or otherwise modified from time to time, including as amended by that certain Fifth Amendment to Loan Agreement and Forbearance Agreement, the "Loan Agreement") dated as of April 7, 2017 by and among SCHOOL SPECIALTY, INC., a Delaware corporation ("Borrower"), each Person party thereto as a guarantor from time to time (collectively, the "Guarantors", and each a "Guarantor"), the financial institutions from time to time party thereto (each a "Lender" and, collectively, the "Lenders") and TCW ASSET MANAGEMENT COMPANY LLC (in its individual capacity, "TCW"), as Agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Agent").  Capitalized terms used herein without definition have the meanings provided in the Loan Agreement.

The undersigned hereby certifies, on behalf of Borrower, in his capacity as the Chief Financial Officer of Borrower and not in his individual capacity, that:

1. Attached hereto as Exhibit A is an updated proposed Budget for the immediately succeeding thirteen-week period, calculated as of the last Business Day of the immediately preceding week (the "Attached Budget");

2. Attached hereto as Exhibit B is a Variance Report, calculated as of the last Business Day of the immediately preceding week (the "Attached Variance Report");

3. Attached hereto as Exhibit C is a report setting forth detailed explanations for variances in actual results, as set forth in the Attached Variance Report, as compared to the forecasted performance for such period as set forth in the previous week's Budget (the "Variance Explanation");

4. Each of the Attached Budget, the Attached Variance Report and the Variance Explanation has been prepared and reviewed by Obligors' management;

5. The Attached Budget is based upon good faith estimates and assumptions believed by management to be reasonable at the time made, in light of the circumstances under which they were made and at the time furnished (and based upon accounting principles consistent with the historical audited financial statements of Borrower), and due care in the preparation of the Attached Budget (it being understood that forecasts and projections are subject to uncertainties and that there can be no assurance such results will be achieved).

6. Other than Permitted Initial Payments, no payments during the immediately preceding week were made outside of the ordinary course of business (including without limitation payments identified as, or on account of, Specified Unsecured Prepetition Debt or Extended Prepetition Debt); and

7. Specified Availability was not less than $12,500,000 at any time during the immediately preceding week.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Budget and Variance Certificate as of the date first above written.

SCHOOL SPECIALTY, INC.

By:

Name:  Ryan M. Bohr

Title:  Chief Financial Officer

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Signature Page to Budget and Variance Certificate